Preliminary Offering Circular dated

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Home Bistro, Inc.

4014 Chase Avenue, #212

Miami Beach, FL 33140

(631) 964-1111

www.homebistro.com

UP TO 10,000,000 UNITS, EACH UNIT CONSISTING OF ONE (1) SHARE OF COMMON AND ONE (1) WARRANT TO PURCHASE COMMON STOCK

This is a public offering (the “Offering”) of securities of Home Bistro, Inc., a Nevada corporation (the “Company”). We are offering a maximum of $13,000,000 of securities (the “Maximum Offering”) pursuant to this Offering. We are offering up to 10,000,000 units (“Units”), each consisting of one (1) share of common stock, par value $0.001 (“Common Stock’) and one (1) warrant to purchase Common Stock (“Warrant”), at a minimum price of $0.65 per Unit and a maximum price of $1.30 per Unit. This Offering relates to an aggregate of 10,000,000 Units, consisting of an aggregate of 10,000,000 shares of Common Stock and an aggregate of 10,000,000 Warrants, and a maximum of 10,000,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”, and together with the Units, the “Securities”). Each Warrant will entitle the holder to purchase one (1) share of Common Stock, at a minimum exercise price of $1.00 per share and a maximum exercise price of $1.75 to be determined upon qualification, and unless previously exercised, each Warrant shall expire on a date which shall be 60 months following the date of completion of this Offering. The shares of common stock shall be locked up pursuant to the Subscription Agreement for a period of six (6) months from the date of Subscription. This Offering will expire on the first to occur of (a) the sale of all Units offered hereby, (b) twelve months from the day this Offering is qualified, subject to extension for up to one hundred-eighty (180) days in the sole discretion of the Company, or (c) when the Company’s board of directors elects to terminate the Offering (as applicable, the “Termination Date”). We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this offering circular (this “Offering Circular”). If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering or (ii) the Termination Date. The Units are being offered on a “best efforts” basis therefore, we reserve the right, subject to applicable securities laws, to begin applying the proceeds from the Offering towards our business strategy, development expenses, offering expenses and other uses as more specifically set forth in this Offering Circular (See section “Use of Proceeds”). We expect to commence the sale of the Units within two calendar days of the qualification date of the offering statement on which this Offering Circular is a part (the “Offering Statement”) and it will be a continuous offering pursuant to Rule 251(d)(3)(i)(F).

Investing in our Securities involves a high degree of risk. See “Risk Factors” for a discussion of certain risks that you should consider in connection with an investment in our Securities.

Our board of directors used its business judgment in setting the consideration for the Units to be issued under the Offering. The sales price per Unit bears no relationship to our book value or any other measure of our current value or worth.

Title of Each Class of Securities to be Qualified	Amount to be Qualified	Price to public	Underwriting discount and Commissions		Proceeds to Home Bistro Inc. (2)
Units (lower end of range), each consisting of:	10,000,000	$0.65		(1)		$5,858,645
One share of Common Stock	10,000,000	$-		(1)	$
One Warrant	10,000,000	$-		(1)
One share of Common Stock underlying the Warrant	10,000,000	$1.00		(1)		$9,358,645
Total Minimum Offering:		$16,500,000		(1)		$15,858,645

Title of Each Class of Securities to be Qualified	Amount to be Qualified	Price to public	Underwriting discount and Commissions		Proceeds to Home Bistro Inc. (2)
Units (higher end of range), each consisting of:	10,000,000	$1.30		(1)		$12,358,645
One share of Common Stock	10,000,000	$-		(1)	$
One Warrant	10,000,000	$-		(1)
One share of Common Stock underlying the Warrant	10,000,000	$1.75		(1)		$16,858,645
Total Maximum Offering:		$30,500,000		(1)		$30,500,000

(1)	The Company’s Units are being offered on a “best-efforts” basis through Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer (“Dalmore”), whom the Company engaged per the terms of the BD Agreement. Dalmore will provide broker-dealer services in connection with this Offering. We are selling our units through a Tier 2 offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended (the “Securities Act”).

Dalmore will be paid 1% of the aggregate Offering Price of Company Shares sold in this Offering. In addition, the Company will pay Dalmore a $5,000 one time set up fee for out of pocket expenses and a $20,000 consulting fee upon the issuance of a No Objection Letter by FINRA. See “Plan of Distribution” section for more details. We may be required to indemnify participating broker-dealers and possibly other parties with respect to disclosures made in the Offering Circular. (I would not add this. If you get someone involved, you will need to file an amendment anyway, so do it then)

(2)	Net proceeds do not reflect deduction of expenses of this offering, which we will pay from the proceeds, and which we estimate will be approximately $547,350 to cover estimated sales commissions, branding fees, legal, audit and filing costs associated with this offering.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these Units in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

The Company is using the Offering Circular format in its disclosure in this Offering Circular.

The Common Stock is quoted on the OTC Pink Sheets, under the symbol “HBIS.” The Units and the Warrants are not quoted or traded on any national securities exchange.

THE SECURITIES UNDERLYING THIS OFFERING STATEMENT MAY NOT BE SOLD UNTIL QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION. THIS OFFERING CIRCULAR IS NOT AN OFFER TO SELL, NOR SOLICITING AN OFFER TO BUY, ANY SHARES OF OUR COMMON STOCK IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH SALE IS PROHIBITED.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, WHICH WE REFER TO AS THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO (2) BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is March [●], 2021

*          *          *

*          *          *

i

In this Offering Circular, unless the context indicates otherwise, references to “Home Bistro, Inc.”, “we”, the “Company”, “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of Home Bistro, Inc. and its subsidiary.

State Law Exemption and Purchase Restrictions

Our Units are being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our Units offered hereby is offered and sold only to “qualified purchasers” or at a time when our Units are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and (ii) all other investors so long as their investment in our Units do not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse or spousal equivalent, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

Cautionary Statements Regarding Forward-Looking Statements

This Offering Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act’). Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue” negatives thereof or similar expressions. Forward-looking statements speak only as of the date they are made, are based on various underlying assumptions and current expectations about the future and are not guarantees. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievement to be materially different from the results of operations or plans expressed or implied by such forward-looking statements.

These factors include, among others:

●	current or future financial performance;

●	management’s plans and objectives for future operations;

●	uncertainties associated with product research and development

●	uncertainties associated with dependence upon the actions of government regulatory agencies;

●	product plans and performance;

●	management’s assessment of market factors; and

●	statements regarding our strategy and plans.

Actual results could differ materially from the results described in the forward-looking statements due to the risks and uncertainties set forth in this Offering Statement and those described from time to time in our future reports filed with the Securities and Exchange Commission (the “SEC”).

We cannot predict all of the risks and uncertainties. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. These forward-looking statements are found at various places throughout this Offering Statement and include information concerning possible or assumed future results of our operations, including statements about business strategies; future cash flows; financing plans; plans and objectives of management; any other statements regarding future acquisitions, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts. These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Offering Statement. All subsequent written and oral forward-looking statements concerning other matters addressed in this Offering Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this Offering Statement.

Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise.

*          *          *

Offering Circular Summary

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Overview

Home Bistro, Inc. (formerly known as Gratitude Health, Inc.) (the “Company”) was incorporated in the State of Nevada on December 17, 2009. Effective March 23, 2018, the Company changed its name to Gratitude Health, Inc. from Vapir Enterprises Inc. On September 14, 2020, the Company changed its name from Gratitude Health, Inc. to Home Bistro, Inc. We are in the business of providing prepackaged and prepared meals to consumers focused on offering a broad array of the highest quality meal planning, delivery, and preparation services. The Company provides high quality, direct-to-consumer, ready-made gourmet meals and restaurant quality meats and seafood through its Colorado Prime brand. The Company is uniquely positioned to take advantage of the developing market opportunity generated by consumers’ growing demand for prepared meals ordered online and delivered to their homes. The Company’s focus is to provide restaurant quality gourmet meals to customers without the need for shopping, cooking or cleanup. The Company’s primary former operations were in the business of manufacturing, selling, and marketing functional RTD (Ready to Drink) beverages sold under the Company’s trademark (the “RTD Business”). The RTD Business was disposed on September 25, 2020 as discussed below.

On April 7, 2020, the Board of Directors of the Company approved the increase of authorized shares of common stock from 600,000,000 to 1,000,000,000. There are currently 19,422,300 shares of common stock outstanding.

Our fiscal year end is December 31.

Our mailing address is 4014 Chase Avenue, #212, Miami Beach, FL 33140. Our telephone number is (631) 964-1111. Our website is www.homebistro.com. We do not incorporate the information on or accessible through our websites into this Offering Circular, and you should not consider any information on, or that can be accessed through, our websites a part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our securities are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your securities in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

We are a reporting company under Section 12(g).

We are subject to the reporting requirements under the Exchange Act. As a result, shareholders will have access to the information required to be reported by publicly held companies under the Exchange Act and the regulations thereunder. We intend to fully comply with all filing deadlines and rules regarding quarterly and annual reports.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

Our Common Stock is quoted in the OTC Pink Sheets under the symbol “HBIS”. Our Units and Warrants are not quoted or traded on any national securities exchange.

*          *          *

The Offering

Issuer:	Home Bistro, Inc.

Securities offered by the Company:

A maximum of 10,000,000 Units, consisting of an aggregate of 10,000,000 share of Common Stock and 10,000,000 Warrants.

Each Unit consists of one (1) share of Common Stock and one (1) Warrant.

This Offering also relates to the 10,000,000 shares of Common Stock issuable upon the exercise of the Warrants.

(See “Plan of Distribution.”)

Number of shares of Common Stock outstanding before the Offering:	19,422,300 issued and outstanding as of March 31, 2021

Number of shares of Common Stock to be outstanding after the Offering:

29,422,300 shares, if the maximum amount of shares of Common Stock are sold.

39,422,300 shares, if the maximum amount of shares of Units are sold and each of the Warrants issued and outstanding (assuming the maximum amount of Units are sold) are exercised.

Number of Warrants outstanding before the Offering:	11,278,211 warrants and 60,638 Options outstanding as of December 31, 2020

Number of Warrants to be outstanding after the Offering:	10,000,000 warrants, if the maximum amount of Warrants are sold.

Price per Unit:	Minimum of $0.65 per Unit and maximum of $1.30 per Unit.

Trading Market:	Our Common Stock is quoted on the OTC Pink Sheets division under the symbol “HBIS.” Our Units and Warrants are not quoted or traded on any national securities exchange.

Use of proceeds:	If we raise the maximum amount of this Offering, our net proceeds (after our estimated offering expenses) will be $12,358,645. We will use these net proceeds for working capital and other general corporate purposes. However, the final aggregate number shall be determined upon qualification.

Risk factors:	Investing in our Securities involves a high degree of risk, including:

● Immediate and substantial dilution.

● Limited market for our stock.

See “Risk Factors.”

*         *         *

Risk Factors

In the execution of our business strategy, our operations and financial condition are subject to certain risks. A summary of certain material risks is provided below, and you should take such risks into account in evaluating any investment decision involving the Company. This section does not describe all risks applicable to us and is intended only as a summary of certain material factors that could impact our operations in the industries in which we operate. Other sections of this Offering Statement contain additional information concerning these and other risks.

Risks Relating to Our Business Generally

There is substantial doubt about our ability to continue as a going concern.

We had had net losses $1,241,661 and $199,061 for the years ended December 31, 2020 and 2019, respectively. The net cash used in operations was $273,817 and $30,244 for the years ended December 31, 2020 and 2019, respectively. Additionally, the Company had an accumulated deficit of $6,333,389 on December 31, 2020. These conditions, among others, raise substantial doubt about our ability to continue as a going concern for a period of twelve months for the issuance date of this report.

Management cannot provide assurance that we will ultimately achieve sufficient profitable operations or become cash flow positive or raise additional debt and/or equity capital. Management believes that our capital resources are not currently adequate to continue operating and maintaining its business strategy for a period of twelve months from the issuance date of this report. The Company may seek to raise capital through additional debt and/or equity financings and generate sufficient revenues to fund its operations in the future.

The Report of our Independent Registered Public Accountant firm issued in connection with our audited consolidated financial statement for the years ended December 31, 2020 and 2019 express substantial doubt about our ability to continue as a going concern.

Although management believes there is substantial doubt about our ability to continue as a going concern, they do not reflect any adjustments that might result if we are unable to continue our business.

Our business strategy relating to the development and introduction of new products and services exposes us to risks such as limited customer and/or market acceptance and additional expenditures that may not result in additional net revenue.

An important component of our business strategy is to focus on new products and services that enable us to provide immediate value to our customers. Customer and/or market acceptance of these new products and services cannot be predicted with certainty, and if we fail to execute properly on this strategy or to adapt this strategy as market conditions evolve, our ability to grow revenue and our results of operations may be adversely affected. If we fail to successfully implement our business strategy, our financial performance and our growth could be materially and adversely affected.

If we fail to successfully implement our business strategy, our financial performance and our growth could be materially and adversely affected.

Our future financial performance and success are dependent in large part upon our ability to implement our business strategy successfully. Implementation of our strategy will require effective management of our operational, financial and human resources and will place significant demands on those resources. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Offering Statement for more information regarding our business strategy. There are risks involved in pursuing our strategy, including the ability to hire or retain the personnel necessary to manage our strategy effectively.

In addition to the risks set forth above, implementation of our business strategy could be affected by a number of factors beyond our control, such as increased competition, legal developments, government regulation, general economic conditions, increased operating costs or expenses, and changes in industry trends. We may decide to alter or discontinue certain aspects of our business strategy at any time. If we are not able to implement our business strategy successfully, our long-term growth and profitability may be adversely affected. Even if we are able to implement some or all of the initiatives of our business strategy successfully, our operating results may not improve to the extent we anticipate, or at all.

If we fail to successfully improve our customer experience, including the development of new product offerings and the enhancement of our existing product offerings, our ability to retain existing customers and attract new customers, our business, financial condition and operating results, may be materially adversely affected.

Our customers have a wide variety of options for purchasing food, including traditional and online grocery stores and restaurants, and consumer tastes and preferences may change from time to time. Our ability to retain existing customers, attract new customers and increase customer engagement with us will depend in part on our ability to successfully improve our customer experience, including by creating and introducing new product offerings and improving upon and enhancing our existing product offerings. If our new or enhanced product offerings are unsuccessful, including because they fail to generate sufficient revenue or operating profit to justify our investments in them, our business and operating results could be materially adversely affected. Furthermore, new customer demands, tastes or interests, superior competitive offerings or a deterioration in our product quality or our ability to bring new or enhanced product offerings to market quickly and efficiently could negatively affect the attractiveness of our products and the economics of our business and require us to make substantial changes to and additional investments in our product offerings or business model.

Developing and launching new product offerings or enhancements to our existing product offerings involves significant risks and uncertainties, including risks related to the reception of such product offerings by our existing and potential future customers, increases in operational complexity, unanticipated delays or challenges in implementing such offerings or enhancements, increased strain on our operational and internal resources (including an impairment of our ability to accurately forecast demand and related supply), inability to adequately support new offerings or enhancements with sufficient marketing investment and negative publicity in the event such new or enhanced product offerings are perceived to be unsuccessful. In addition, developing and launching new product offerings and enhancements to our existing product offerings may involve significant upfront capital investments and such investments may not prove to be justified. Any of the foregoing risks and challenges could materially adversely affect our ability to attract and retain customers as well as our visibility into expected operating results, and could materially adversely affect our business, financial condition and operating results.

Food safety and food-borne illness incidents or advertising or product mislabeling may materially adversely affect our business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our product offerings.

Selling food for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents (including food tampering or contamination) caused by products we sell, or involving suppliers that supply us with ingredients and other products, could result in the discontinuance of sales of these products or our relationships with such suppliers, or otherwise result in increased operating costs or harm to our reputation. Shipment of adulterated products, even if inadvertent, can result in criminal or civil liability. Such incidents could also expose us to product liability, negligence or other lawsuits, including consumer class action lawsuits. Any claims brought against us may exceed or be outside the scope of our existing or future insurance policy coverage or limits. Any judgment against us that is in excess of our policy limits or not covered by our policies or not subject to insurance would have to be paid from our cash reserves, which would reduce our capital resources.

The occurrence of food-borne illnesses or other food safety incidents could also adversely affect the price and availability of affected ingredients, resulting in higher costs, disruptions in supply and a reduction in our sales. Furthermore, any instances of food contamination, whether or not caused by our products, could subject us or our suppliers to a food recall pursuant to the Food Safety Modernization Act of the FDA, and comparable state laws. The risk of food contamination may be also heightened further due to changes in government funding or a government shutdown. Our meat and poultry suppliers may operate only under inspection by the USDA. While USDA meat and poultry inspections are considered essential services, a government shutdown or lapse in funding may increase the risk that inspectors perform their duties inadequately, fail to report for work, or leave their positions without prompt replacement, potentially compromising food safety. Food recalls could result in significant losses due to their costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing customers and a potential negative impact on our ability to retain existing customers and attract new customers due to negative consumer experiences or as a result of an adverse impact on our brand and reputation.

In addition, food companies have been subject to targeted, large-scale tampering as well as to opportunistic, individual product tampering, and we could be a target for product tampering. Forms of tampering could include the introduction of foreign material, chemical contaminants and pathological organisms into consumer products as well as product substitution. Beginning in July 2019, FDA requirements require companies like us to analyze, prepare and implement “food defense” mitigation strategies specifically to address tampering designed to inflict widespread public health harm. If we do not adequately address the possibility, or any actual instance, of product tampering, we could face possible seizure or recall of our products and the imposition of civil or criminal sanctions, which could materially adversely affect our business, financial condition and operating results.

Our business depends on a strong and trusted brand, and any failure to maintain, protect or enhance our brand, including as a result of events outside our control, could materially adversely affect our business.

We have developed a strong and trusted brand, and we believe our future success depends on our ability to maintain and grow the value of the Home Bistro, Prime Chop and Colorado Prime brands. Maintaining, promoting and positioning our brand and reputation will depend on, among other factors, the success of our food safety, quality assurance, marketing and merchandising efforts and our ability to provide a consistent, high-quality customer experience. Any negative publicity, regardless of its accuracy, could materially adversely affect our business. Brand value is based in large part on perceptions of subjective qualities, and any incident that erodes the loyalty of our customers or suppliers, including adverse publicity or a governmental investigation or litigation, could significantly reduce the value of our brand and significantly damage our business.

We believe that our customers hold us and our products to a high food safety standard. Therefore, real or perceived quality or food safety concerns or failures to comply with applicable food regulations and requirements, whether or not ultimately based on fact and whether or not involving us (such as incidents involving our competitors), could cause negative publicity and lost confidence in our company, brand or products, which could in turn harm our reputation and sales, and could materially adversely affect our business, financial condition and operating results.

In addition, in recent years, there has been a marked increase in the use of social media platforms and other forms of Internet-based communications that provide individuals with access to broad audiences, and the availability of information on social media platforms is virtually immediate, as can be its impact. Many social media platforms immediately publish the content their participants post, often without filters or checks on accuracy of the content posted. Furthermore, other Internet-based or traditional media outlets may in turn reference or republish such social media content to an even broader audience. Information concerning us, regardless of its accuracy, may be posted on such platforms at any time. Information posted may be adverse to our interests or may be inaccurate, each of which may materially harm our brand, reputation, performance, prospects and business, and such harm may be immediate and we may have little or no opportunity to respond or to seek redress or a correction.

The value of our brand also depends on effective customer support to provide a high-quality customer experience, which requires significant personnel expense. If not managed properly, this expense could impact our profitability. Failure to manage or train our own or outsourced customer support representatives properly could compromise our ability to handle customer complaints effectively.

Changes in macroeconomic conditions may adversely affect our business.

Economic difficulties and other macroeconomic conditions could reduce the demand and/or the timing of purchases for certain of our services from customers and potential customers. In addition, changes in economic conditions could create liquidity and credit constraints. We cannot assure you that we would be able to secure additional financing if needed and, if such funds were available, that the terms and conditions would be acceptable to us.

The effects of the outbreak of the novel coronavirus (“COVID-19”) have negatively affected the global economy, the United States economy and the global financial markets, and may disrupt our operations and our clients’ and counterparties’ operations, which could have an adverse effect on our business, financial condition and results of operations.

The effects of the outbreak of the novel coronavirus have negatively affected the global economy, the United States economy and the global financial markets, and may disrupt our operations and our clients’ and counterparties’ operations, which could have an adverse effect on our business, financial condition and results of operations.

The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions and overall economic and financial market instability. The United States now has the world’s most reported COVID-19 cases, and all 50 states and the District of Columbia have reported cases of individuals infected with COVID-19. All states have declared states of emergency. Similar impacts have been experienced in every country in which we do business. Impacts to our business could be widespread and global, and material impacts may be possible, including the following:

●	Our employees contracting COVID-19;

●	Reductions in our operating effectiveness as our employees work from home or disaster-recovery locations;

●	Unavailability of key personnel necessary to conduct our business activities;

●	Unprecedented volatility in global financial markets;

●	Reductions in revenue across our operating businesses;

●	Closure of our offices or the offices of our clients; and

●	De-globalization.

Furthermore, the Company has been following the recommendations of local health authorities to minimize exposure risk for its employees for the past several weeks, including the temporary closures of its offices and having employees work remotely to the extent possible, which has to an extent adversely affected their efficiency. In addition, the cancellation of in-person meetings and conferences has had an adverse impact on the Company’s business and financial condition and has hampered the Company’s ability to meet with customers to promote products, generate revenue and access usual sources of liquidity on reasonable terms, which in turn has negatively impacted the Company’s cash flow and its ability to pay for certain professional services.

The COVID-19 pandemic also has the potential to significantly our supply chain, food manufacturers, distribution centers, or logistics and other service providers. Additionally, our service providers and their operations may be disrupted, temporarily closed or experience worker or meat or other food shortages, which could result in additional disruptions or delays in shipments of our products.

We are still assessing our business operations and system supports and the impact COVID-19 may have on our results and financial condition, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally or in our sectors in particular. To date, the Company has been able to avoid layoffs and furloughs of employees.

As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly.

The further spread of the COVID-19 outbreak may materially disrupt banking and other financial activity generally and in the areas in which we operate. This would likely result in a decline in demand for our products and services, which would negatively impact our liquidity position and our business strategies. Any one or more of these developments could have a material adverse effect on our and our consolidated subsidiaries’ business, operations, consolidated financial condition, and consolidated results of operations.

A failure of our information technology or systems could adversely affect our business.

Our ability to deliver our products and services depends on effectively using information technology. We rely upon our information technology and systems, employees, and third parties for operating and monitoring all major aspects of our business. These technologies and systems and, therefore, our operations could be damaged or interrupted by natural disasters, power loss, network failure, improper operation by our employees, data privacy or security breaches, computer viruses, computer hacking, network penetration or other illegal intrusions or other unexpected events. Any disruption in the operation of our information technology or systems, regardless of the cause, could adversely impact our operations, which may adversely affect our financial condition, results of operations and cash flows.

A cybersecurity incident could result in the loss of confidential data, give rise to remediation and other expenses, expose us to liability under consumer protection laws, common law theories or other laws, subject us to litigation and federal and state governmental inquiries, damage our reputation, and otherwise be disruptive to our business.

The nature of our business involves the receipt, storage and use of personal data about our customers, as well as employees. Additionally, we rely upon third parties that are not directly under our control to store and use portions of that personal data as well. The secure maintenance of this and other confidential information or other proprietary information is critical to our business operations. To protect our information systems from attack, damage and unauthorized use, we have implemented multiple layers of security, including technical safeguards, processes, and our people. Our defenses are monitored and routinely tested internally and by external parties. Despite these efforts, threats from malicious persons and groups, new vulnerabilities, technology failures, and advanced attacks against information systems create risk of cybersecurity incidents. We cannot provide assurance that we or our third-party vendors or other service providers will not be subject to cybersecurity incidents, which may result in unauthorized access by third parties, loss, misappropriation, disclosure or corruption of customer, employee, or our information; or other data subject to privacy laws. Such cybersecurity incidents or delays in responding to or remedying damage caused by such incidents may lead to a disruption in our systems or business, costs to modify, enhance, or remediate our cybersecurity measures, liability under privacy, security and consumer protection laws or litigation under these or other laws, including common law theories, and subject us to enforcement actions, fines, regulatory proceedings or litigation against us, damage to our business reputation, a reduction in participation and sales of our products and services, and legal obligations to notify customers or other affected individuals about an incident, which could cause us to incur substantial costs and negative publicity, any of which could have a material adverse effect on our financial condition and results of operations and harm our business reputation.

As a result, cybersecurity and the continued development and enhancement of our controls, processes and practices remain a priority for us. We may be required to expend significant additional resources in our efforts to modify or enhance our protective measures against evolving threats or to investigate and remediate any cybersecurity vulnerabilities.

Our business is subject to changing privacy and security laws, rules and regulations, including the Payment Card Industry Data Security Standards, the Telephone Consumer Protection Act and other state privacy regulations, which impact our operating costs and for which failure to adhere could negatively impact our business.

Our business is subject to various privacy and data security laws, regulations, and codes of conduct that apply to our various business units (e.g., Payment Card Industry Data Security Standards and Telephone Consumer Protection Act). These laws and regulations may be inconsistent across jurisdictions and are subject to evolving and differing (sometimes conflicting) interpretations. While we are using internal and external resources to monitor compliance with and to continue to modify our data processing practices and policies in order to comply with evolving privacy laws, relevant regulatory authorities could determine that our data handling practices fail to address all the requirements of certain new laws, which could subject us to penalties and/or litigation. Government regulators, privacy advocates and class action attorneys are increasingly scrutinizing how companies collect, process, use, store, share and transmit personal data. This increased scrutiny may result in new interpretations of existing laws as well as new laws, regulations, and industry standards concerning privacy, data protection, and information security proposed and enacted in various jurisdictions, thereby further impacting our business. For example, the California Consumer Privacy Act of 2018 (“CCPA”), went into effect on January 1, 2020, and it applies broadly to information that identifies or is associated with any California household or individual, and compliance with the new law requires that we implement several operational changes, including processes to respond to individuals’ data access and deletion requests. Failure to comply with the CCPA may result in attorney general enforcement action and damage to our reputation. The CCPA also provides for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation. We may also be exposed to litigation, regulatory fines, penalties or other sanctions if the personal, confidential or proprietary information of our customers is mishandled or misused by any of our suppliers, counterparties or other third parties, or if such third-parties do not have appropriate controls in place to protect such personal, confidential or proprietary information. Additionally, the FTC and many state attorneys general are interpreting federal and state consumer protection laws to impose standards for the collection, use, dissemination and security of data. The obligations imposed by the CCPA and other similar laws that may be enacted at the federal and state level may require us to modify our business practices and policies and to incur substantial expenditures in order to comply.

We depend on our management team.

The Company’s future success primarily depends on the efforts of the existing management team, particularly, Zalmi Duchman, our Chief Executive Officer. Loss of the services of Mr. Duchman could materially and adversely affect the Company’s business prospects. We do not carry “key-man” life insurance on the lives of any of our employees or advisors. As sufficient funds become available, the Company intends to hire additional qualified personnel. Significant competition exists for such personnel and, accordingly, our compensation costs may increase significantly. The Company believes it will be able to recruit and retain personnel with the skills required for present needs and future growth, but cannot assure it will be successful in those efforts.

In order to be successful, we must attract, engage, retain and integrate key employees and have adequate succession plans in place, and failure to do so could have an adverse effect on our ability to manage our business.

Our success depends, in large part, on our ability to attract, engage, retain and integrate qualified executives and other key employees throughout all areas of our business. Identifying, developing internally or hiring externally, training and retaining highly skilled managerial and other personnel are critical to our future, and competition for experienced employees can be intense. Failure to successfully hire executives and key employees or the loss of any executives and key employees could have a significant impact on our operations. The loss of services of any key personnel, the inability to retain and attract qualified personnel in the future, or delays in hiring may harm our business and results of operations. Further, changes in our management team may be disruptive to our business, and any failure to successfully integrate key newly hired employees could adversely affect our business and results of operations.

We face competition for staffing, which may increase our labor costs and reduce profitability.

We compete with other food and beverage services providers in recruiting qualified management, including executives with the required skills and experience to operate and grow our business, and staff personnel for the day-to-day operations of our business. These challenges may require us to enhance wages and benefits to recruit and retain qualified management and other professionals. Difficulties in attracting and retaining qualified management and other professionals, or in controlling labor costs, could have a material adverse effect on our profitability.

We are or may become a party to litigation that could potentially force us to pay significant damages and/or harm our reputation.

We could be subject to certain legal proceedings, which potentially involve large claims and significant defense costs (see “Legal Proceedings”). These legal proceedings and any other claims that we may face in the future, whether with or without merit, could result in costly litigation, and divert the time, attention, and resources of our management. The coverage limits of our insurance policies may not be adequate to cover all such claims and some claims may not be covered by insurance. Additionally, insurance coverage with respect to some claims against us or our directors and officers may not be available on terms that would be favorable to us, or the cost of such coverage could increase in the future. Further, although we believe that we have conducted our operations in compliance with applicable statutory and contractual requirements and that we have meritorious defenses to outstanding claims, it is possible that resolution of these legal matters could have a material adverse effect on our results of operations. In addition, legal expenses associated with the defense of these matters may be material to our results of operations in a particular financial reporting period.

Third parties may infringe on our brands, trademarks and other intellectual property rights, which may have an adverse impact on our business.

We currently rely on a combination of trademark and other intellectual property laws and confidentiality procedures to establish and protect our proprietary rights, including our brands. If we fail to successfully enforce our intellectual property rights, the value of our brands, services and products could be diminished and our business may suffer. Our precautions may not prevent misappropriation of our intellectual property.

We may not be able to discover or determine the extent of any unauthorized use or infringement or violation of our intellectual property or proprietary rights. Third parties also may take actions that diminish the value of our proprietary rights or our reputation. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Moreover, the steps we take to protect our intellectual property may not adequately protect our proprietary rights or prevent third parties from continuing to infringe or misappropriate these rights. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or other intellectual property rights, which could materially adversely affect our business, financial condition and operating results.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to obtain and use information that we regard as proprietary. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of resources, the impairment or loss of portions of our intellectual property and could materially adversely affect our business, financial condition and operating results. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. These steps may be inadequate to protect our intellectual property. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to use information that we regard as proprietary to create product offerings that compete with ours

We may be subject to intellectual property rights claims.

Third parties may make claims against us alleging infringement of their intellectual property rights. Any intellectual property claims, regardless of merit, could be time-consuming and expensive to litigate or settle and could significantly divert management’s attention from other business concerns. In addition, if we were unable to successfully defend against such claims, we may have to pay damages, stop selling the service or product or stop using the software, technology or content found to be in violation of a third party’s rights, seek a license for the infringing service, product, software, technology or content or develop alternative non-infringing services, products, software, technology or content. If we cannot license on reasonable terms, develop alternatives or stop using the service, product, software, technology or content for any infringing aspects of our business, we may be forced to limit our service and product offerings. Any of these results could reduce our revenue and our ability to compete effectively, increase our costs or harm our business.

Damage to our reputation could harm our business, including our competitive position and business prospects.

Our ability to attract and retain customers and employees is impacted by our reputation. Harm to our reputation can arise from various sources, including employee misconduct, cyber security breaches, unethical behavior, litigation or regulatory outcomes, which could, among other consequences, increase the size and number of litigation claims and damages asserted or subject us to enforcement actions, fines and penalties and cause us to incur related costs and expenses.

We rely on third parties to provide us with adequate food supply, freight and fulfillment and Internet and networking services, the loss or disruption of any of which could cause our revenue, earnings or reputation to suffer.

We rely on third-party manufacturers to supply all of the food and other products we sell as well as packaging materials. If we are unable to obtain sufficient quantity, quality and variety of food, other products and packaging materials in a timely and low-cost manner from our manufacturers, we will be unable to fulfill our customers’ orders in a timely manner, which may cause us to lose revenue and market share or incur higher costs, as well as damage the value of our brands.

Currently, all of our order fulfillment is handled by one third-party provider. Also, almost all of our direct to consumer customer orders are shipped by one third-party provider and almost all of our orders for retail programs are shipped by another third-party provider. Should these providers be unable to service our needs for even a short duration, our revenue and business could be adversely affected. Additionally, the cost and time associated with replacing these providers on short notice would add to our costs. Any replacement fulfillment provider would also require startup time, which could cause us to lose sales and market share.

Our business also depends on a number of third parties for Internet access and networking, and we have limited control over these third parties. Should our network connections go down, our ability to fulfill orders would be delayed. Further, if our websites or call center become unavailable for a noticeable period of time due to Internet or communication failures, our business could be adversely affected, including harm to our brands and loss of sales.

Therefore, we are dependent on these third parties. The services we require from these parties may be disrupted by a number of factors, including the following:

●	Labor disruptions;

●	Delivery problems;

●	Financial condition or results of operations;

●	Internal inefficiencies;

●	Equipment failure;

●	Severe weather;

●	Fire;

●	Natural or man-made disasters; and

●	With respect to our food suppliers, shortages of ingredients or United States Department of Agriculture (“USDA”) or FDA compliance issues.

Further, if a regional or global health epidemic or pandemic occurs, such as COVID-19, depending upon its location, duration and severity, our business could be severely affected. A regional or global health epidemic or pandemic might also adversely affect our business by disrupting the operations of our call center, creating negative popular sentiment among consumers of delivered food, or by disrupting or delaying our third-party providers’ ability to, among other things (i) supply the products that we sell, as well as packaging materials, (ii) fulfill segment customer orders and (iii) provide internet and networking services.

Our ability to source quality ingredients and other products is critical to our business, and any disruption to our supply or supply chain could materially adversely affect our business.

We depend on frequent deliveries of ingredients and other products from a variety of local, regional, national and international suppliers, and some of our suppliers may depend on a variety of other local, regional, national and international suppliers to fulfill the purchase orders we place with them. The availability of such ingredients and other products at competitive prices depends on many factors beyond our control, including the number and size of farms, ranches and other suppliers that provide crops, livestock and other raw materials that meet our quality and production standards.

We rely on our suppliers, and their supply chains, to meet our quality and production standards and specifications and supply ingredients and other products in a timely and safe manner. We have developed and implemented a series of measures to ensure the safety and quality of our third party-supplied products, including using contract specifications, certificates of identity for some products or ingredients, sample testing by suppliers and sensory based testing. However, no safety and quality measures can eliminate the possibility that suppliers may provide us with defective or out-of-specification products against which regulators may take action or which may subject us to litigation or require a recall. Suppliers may provide us with food that is or may be unsafe, food that is below our quality standards or food that is improperly labeled. In addition to a negative customer experience, we could face possible seizure or recall of our products and the imposition of civil or criminal sanctions if we incorporate a defective or out-of-specification item into one of our deliveries.

Furthermore, there are many factors beyond our control which could cause shortages or interruptions in the supply of our ingredients and other products, including adverse weather, environmental factors, natural disasters, unanticipated demand, labor or distribution problems, changes in law or policy, food safety issues by our suppliers and their supply chains, and the financial health of our suppliers and their supply chains. Production of the agricultural products used in our business may also be materially adversely affected by drought, water scarcity, temperature extremes, scarcity of agricultural labor, changes in government agricultural programs or subsidies, import restrictions, scarcity of suitable agricultural land, crop conditions, crop or animal diseases or crop pests. Failure to take adequate steps to mitigate the likelihood or potential effect of such events, or to effectively manage such events if they occur, may materially adversely affect our business, financial condition and operating results, particularly in circumstances where an ingredient or product is sourced from a single supplier or location.

In addition, unexpected delays in deliveries from suppliers that ship directly to our fulfillment centers or increases in transportation costs (including through increased fuel costs) could materially adversely affect our business, financial condition and operating results. Labor shortages or work stoppages in the transportation industry, long-term disruptions to the national transportation infrastructure, reduction in capacity and industry-specific regulations such as hours-of-service rules that lead to delays or interruptions of deliveries could also materially adversely affect our business, financial condition and operating results.

Changes in food costs and availability could materially adversely affect our business.

The future success of our business depends in part on our ability to anticipate and react to changes in food and supply costs and availability. We are susceptible to increases in food costs as a result of factors beyond our control, such as general economic conditions, market changes, increased competition, general risk of inflation, exchange rate fluctuations, seasonal fluctuations, shortages or interruptions, weather conditions, changes in global climates, global demand, food safety concerns, generalized infectious diseases, changes in law or policy, declines in fertile or arable lands, product recalls and government regulations. In particular, deflation in food prices could reduce the attractiveness of our product offerings relative to competing products and thus impede our ability to maintain or increase overall sales, while food inflation, particularly periods of rapid inflation, could reduce our operating margins as there may be a lag between the time of the price increase and the time at which we are able to increase the price of our product offerings. We generally do not have long-term supply contracts or guaranteed purchase commitments with our food suppliers, and we do not hedge our commodity risks. In limited circumstances, we may enter into strategic purchasing commitment contracts with certain suppliers, but many of these contracts are relatively short in duration and may provide only limited protection from price fluctuations, and the use of these arrangements may limit our ability to benefit from favorable price movements. As a result, we may not be able to anticipate, react to or mitigate against cost fluctuations which could materially adversely affect our business, financial condition and operating results.

Any increase in the prices of the ingredients most critical to our recipes, or scarcity of such ingredients, such as vegetables, poultry, beef, pork and seafood, would adversely affect our operating results. Alternatively, in the event of cost increases or decrease of availability with respect to one or more of our key ingredients, we may choose to temporarily suspend including such ingredients in our recipes, rather than paying the increased cost for the ingredients. Any such changes to our available recipes could materially adversely affect our business, financial condition and operating results.

Any failure to adequately store, maintain and deliver quality perishable foods could materially adversely affect our business, financial condition and operating results.

Our ability to adequately store, maintain and deliver quality perishable foods is critical to our business. We store food products, which are highly perishable, in refrigerated fulfillment centers and ship them to our customers inside boxes that are insulated with thermal or corrugate liners and frozen refrigerants to maintain appropriate temperatures in transit. Keeping our food products at specific temperatures maintains freshness and enhances food safety. In the event of extended power outages, natural disasters or other catastrophic occurrences, failures of the refrigeration systems in our fulfillment centers or third party delivery trucks, failure to use adequate packaging to maintain appropriate temperatures, or other circumstances both within and beyond our control, our inability to store highly perishable inventory at specific temperatures could result in significant product inventory losses as well as increased risk of food-borne illnesses and other food safety risks. Improper handling or storage of food by a customer—without any fault by us—could result in food-borne illnesses, which could nonetheless result in negative publicity and harm to our brand and reputation. Further, we contract with third parties to conduct certain fulfillment processes and operations on our behalf. Any failure by such third party to transport perishable foods within reasonable time could negatively impact the safety, quality and merchantability of our products and the experience of our customers. The occurrence of any of these risks could materially adversely affect our business, financial condition and operating results.

Even inadvertent, non-negligent or unknowing violations of federal, state or local regulatory requirements could expose us to adverse governmental action and materially adversely affect our business, financial condition and operating results.

The Federal Food, Drug, and Cosmetic Act (“FDCA”), which governs the shipment of foods in interstate commerce, generally does not distinguish between intentional and unknowing, non-negligent violations of the law’s requirements. Most state and local laws operate similarly. Consequently, almost any deviation from subjective or objective requirements of the FDCA or state or local law leaves us vulnerable to a variety of civil and criminal penalties. In the future, we may deploy new equipment, update our facilities or occupy new facilities. These activities require us to adjust our operations and regulatory compliance systems to meet rapidly changing conditions. Although we have adopted and implemented systems to prevent the production of unsafe or mislabeled products, any failure of those systems to prevent or anticipate an instance or category of deficiency could result in significant business interruption and financial losses to us. The occurrence of events that are difficult to prevent completely, such as the introduction of pathogenic organisms from the outside environment into our facilities, also may result in the failure of our products to meet legal standards. Under these conditions we could be exposed to civil and criminal regulatory action.

In some instances, we may be responsible or held liable for the activities and compliance of our third party vendors and suppliers, despite limited visibility into their operations. Although we monitor and carefully select our third-party vendors and suppliers, they may fail to adhere to regulatory standards, our safety and quality standards or labor and employment practices, and we may fail to identify deficiencies or violations on a timely basis or at all. In addition, a statute in California called the Transparency in Supply Chains Act of 2010 requires us to audit our suppliers with respect to certain risks related to slavery and human trafficking and to mitigate any such risks in our operations, and any failure to disclose issues or other non-compliance could subject us to action by the California Attorney General.

We cannot assure you that we will always be in full compliance with all applicable laws and regulations or that we will be able to comply with any future laws and regulations. Failure to comply with these laws and regulations could materially adversely affect our business, financial condition and operating results.

Packaging, labeling and advertising requirements are subject to varied interpretation and selective enforcement.

We operate under a novel business model in which we source, process, store and package fully prepared meals and ship them directly to consumers. Most FDA requirements for mandatory food labeling are decades old and were adopted prior to the advent of large-scale, direct-to-consumer food sales and e-commerce platforms. Consequently, we, like our competitors, must make judgments regarding how best to comply with labeling and packaging regulations and industry practices not designed with our specific business model in mind. Government regulators may disagree with these judgments, leaving us open to civil or criminal enforcement action. This could materially adversely affect our business, financial condition and operating results.

We are subject to detailed and complex requirements for how our products may be labeled and advertised, which may also be supplemented by guidance from governmental agencies. Generally speaking, these requirements divide information into mandatory information that we must present to consumers and voluntary information that we may present to consumers. Packaging, labeling, disclosure and advertising regulations may describe what mandatory information must be provided to consumers, where and how that information is to be displayed physically on our materials or elsewhere, the terms, words or phrases in which it must be disclosed, and the penalties for non-compliance.

Voluntary statements made by us or by certain third parties, whether on package labels or labeling, on websites, in print, in radio, on social media channels, or on television, can be subject to FDA regulation, FTC regulation, USDA regulation, state and local regulation, or any combination of the foregoing. These statements may be subject to specific requirements, subjective regulatory evaluation, and legal challenges by plaintiffs. FDA, FTC, USDA and state- and local-level regulations and guidance can be confusing and subject to conflicting interpretations. Guidelines, standards and market practice for, and consumers’ understandings of, certain types of voluntary statements, such as those characterizing the nutritional and other attributes of food products, continue to evolve rapidly, and regulators may attempt to impose civil or criminal penalties against us if they disagree with our approach to using voluntary statements. Furthermore, in recent years the FDA has increased enforcement of its regulations with respect to nutritional, health and other claims related to food products, and plaintiffs have commenced legal actions against a number of companies that market food products positioned as “natural” or “healthy,” asserting false, misleading and deceptive advertising and labeling claims, including claims related to such food being “all natural” or that they lack any genetically modified ingredients. Should we become subject to similar claims or actions, consumers may avoid purchasing products from us or seek alternatives, even if the basis for the claim is unfounded, and the cost of defending against any such claims could be significant. The occurrence of any of the foregoing risks could materially adversely affect our business, financial condition and operating results.

Our industry is highly competitive. If any of our competitors or a new entrant into the market with significant resources has products similar to ours, our business could be significantly affected.

Competition is intense in the meal delivery services industry and the beverage industry and we must remain competitive in the areas of program efficacy, price, taste, customer service and brand recognition. Some of our competitors are significantly larger than we are and have substantially greater resources. Our business could be adversely affected if someone with significant resources decided to imitate our services or products. Any increased competition from new entrants into our segments’ industry or any increased success by existing competition could result in reductions in our sales or prices, or both, which could have an adverse effect on our business and results of operations.

If we do not continue to receive referrals from existing customers, our customer acquisition cost may increase.

We rely on word-of-mouth advertising for a portion of our new customers. If our brands suffer or the number of customers acquired through referrals drops due to other circumstances, our costs associated with acquiring new customers and generating revenue will increase, which will, in turn, have an adverse effect on our profitability.

Changes in customer preferences could negatively impact our operating results.

Our programs feature gourmet online meal delivery service selections, which we believe offer convenience and value to our customers. Our continued success depends, to a large degree, upon the continued popularity of our programs versus various other food services. Changes in customer tastes and preferences away from our ready-to-go food, and any failure to provide innovative responses to these changes, may have a materially adverse impact on our business, financial condition, operating results and cash flows.

Our success is also dependent on our food innovation including maintaining a robust array of food items and improving the quality of existing items. If we do not continually expand our food items or provide customers with items that are desirable in taste and quality, our business could be adversely impacted.

The industry in which we operate is subject to governmental regulation that could increase in severity and hurt results of operations.

The industry in which we operate is subject to federal, state and other governmental regulation. Certain federal and state agencies, such as the FTC, regulate and enforce such laws relating to advertising, disclosures to customers, privacy, customer pricing and billing arrangements and other customer protection matters. A determination by a federal or state agency, or a court, that any of our practices do not meet existing or new laws or regulations could result in liability, adverse publicity and restrictions on our business operations.

Other aspects of the industry in which we operate are also subject to government regulation. For example, the manufacturing, labeling and distribution of food products are subject to strict USDA and FDA requirements and food manufacturers are subject to rigorous inspection and other requirements of the USDA and FDA, and companies operating in foreign markets must comply with those countries’ requirements for proper labeling, controls on hygiene, food preparation and other matters. Additionally, remedies available in any potential administrative or regulatory actions may include product recalls and requiring us to refund amounts paid by all affected customers or pay other damages, which could be substantial.

Laws and regulations directly applicable to communications, operations or commerce over the Internet such as those governing intellectual property, privacy, libel and taxation, are becoming more prevalent and some remain unsettled. If we are required to comply with new laws or regulations or new interpretations of existing laws or regulations, or if we are unable to comply with these laws, regulations or interpretations, our business could be adversely affected.

Future laws or regulations, including laws or regulations affecting our marketing and advertising practices, relations with customers, employees, service providers, or our services and products, may have an adverse impact on us.

Disruptions in our data and information systems could harm our reputation and our ability to run our business.

We rely extensively on data and information systems for our supply chain, order processing, fulfillment operations, financial reporting, human resources and various other operations, processes and transactions. Furthermore, a significant portion of the communications between, and storage of personal data of, our personnel, customers and suppliers depend on information technology. Our data and information systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches (including breaches of our transaction processing or other systems that could result in the compromise of confidential customer data), catastrophic events, data breaches and usage errors by our employees or third-party service providers. Our data and information technology systems may also fail to perform as we anticipate, and we may encounter difficulties in adapting these systems to changing technologies or expanding them to meet the future needs of our business. If our systems are breached, damaged or cease to function properly, we may have to make significant investments to fix or replace them, suffer interruptions in our operations, incur liability to our customers and others or face costly litigation, and our reputation with our customers may be harmed. We also rely on third parties for a majority of our data and information systems, including for third party hosting and payment processing. If these facilities fail, or if they suffer a security breach or interruption or degradation of service, a significant amount of our data could be lost or compromised and our ability to operate our business and deliver our product offerings could be materially impaired. In addition, various third parties, such as our suppliers and payment processors, also rely heavily on information technology systems, and any failure of these systems could also cause loss of sales, transactional or other data and significant interruptions to our business. Any material interruption in the data and information technology systems we rely on, including the data or information technology systems of third parties, could materially adversely affect our business, financial condition and operating results.

Our business is subject to data security risks, including security breaches.

We, or our third-party vendors on our behalf, collect, process, store and transmit substantial amounts of information, including information about our customers. We take steps to protect the security and integrity of the information we collect, process, store or transmit, but there is no guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this information despite such efforts. Security breaches, computer malware, computer hacking attacks and other compromises of information security measures have become more prevalent in the business world and may occur on our systems or those of our vendors in the future. Large Internet companies and websites have from time to time disclosed sophisticated and targeted attacks on portions of their websites, and an increasing number have reported such attacks resulting in breaches of their information security. We and our third-party vendors are at risk of suffering from similar attacks and breaches. Although we take steps to maintain confidential and proprietary information on our information systems, these measures and technology may not adequately prevent security breaches and we rely on our third-party vendors to take appropriate measures to protect the security and integrity of the information on those information systems. Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against us, we may be unable to anticipate or prevent these attacks. In addition, a party who is able to illicitly obtain a customer’s identification and password credentials may be able to access the customer’s account and certain account data.

Any actual or suspected security breach or other compromise of our security measures or those of our third party vendors, whether as a result of hacking efforts, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering or otherwise, could harm our reputation and business, damage our brand and make it harder to retain existing customers or acquire new ones, require us to expend significant capital and other resources to address the breach, and result in a violation of applicable laws, regulations or other legal obligations. Our insurance policies may not be adequate to reimburse us for direct losses caused by any such security breach or indirect losses due to resulting customer attrition.

We rely on email and other messaging services to connect with our existing and potential customers. Our customers may be targeted by parties using fraudulent spoofing and phishing emails to misappropriate passwords, payment information or other personal information or to introduce viruses through Trojan horse programs or otherwise through our customers’ computers, smartphones, tablets or other devices. Despite our efforts to mitigate the effectiveness of such malicious email campaigns through product improvements, spoofing and phishing may damage our brand and increase our costs. Any of these events or circumstances could materially adversely affect our business, financial condition and operating results.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

As a public company, we are required to comply with the rules of the SEC implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. We are required to disclose changes made in our internal controls and procedures on a quarterly basis and to make annual assessments of our internal control over financial reporting pursuant to Section 404. As an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm, and management, may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

To comply with the requirements of being a public company, we have undertaken various actions, and may need to take additional actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. Additionally, when evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate in time to meet the applicable deadline imposed upon us for compliance with the requirements of Section 404. If we identify any material weaknesses in our internal control over financial reporting or are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting once we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be materially adversely affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.

Risks Related to an Investment in Our Units, Our Common Stock, Our Warrants, the Warrant Shares and this Offering

There is currently a limited public market for our Common Stock, a trading market for our Common Stock may never develop, and our common stock prices may be volatile and could decline substantially.

Although our Common Stock is quoted on the OTC Pink Sheets, under the symbol “HBIS”, there has been no material public market for our Common Stock. In these marketplaces, our stockholders may find it difficult to obtain accurate quotations as to the market value of their shares of our Common Stock, and may find few buyers to purchase their stock and few market makers to support its price. As a result of these and other factors, investors may be unable to resell shares of our Common Stock at or above the price for which they purchased them, at or near quoted bid prices, or at all. Further, an inactive market may also impair our ability to raise capital by selling additional equity in the future, and may impair our ability to enter into strategic partnerships or acquire companies or products by using shares of our Common Stock as consideration.

Moreover, there can be no assurance that any stockholders will sell any or all of their shares of Common Stock and there may initially be a lack of supply of, or demand for, our Common Stock. In the case of a lack of supply for our Common Stock, the trading price of our Common Stock may rise to an unsustainable level, particularly in instances where institutional investors may be discouraged from purchasing our Common Stock because they are unable to purchase a block of shares in the open market due to a potential unwillingness of our stockholders to sell the amount of shares at the price offered by such investors and the greater influence individual investors have in setting the trading price. In the case of a lack of demand for our Common Stock, the trading price of our Common Stock could decline significantly and rapidly at any time.

We intend to list shares of our Common Stock on a national securities exchange in the future, but we do not now, and may not in the future, meet the initial listing standards of any national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our Common Stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our Common Stock may not be sufficiently widely held; we may not be able to secure market makers for our Common Stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our Common Stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our Common Stock is otherwise rejected for listing, and remains listed on the OTC Pink Sheets or is suspended from the OTC Pink Sheets, the trading price of our Common Stock could suffer and the trading market for our Common Stock may be less liquid and our Common Stock price may be subject to increased volatility.

Therefore, an active, liquid, and orderly trading market for our Common Stock may not initially develop or be sustained, which could significantly depress the public price of our Common Stock and/or result in significant volatility, which could affect your ability to sell your Common Stock. Even if an active trading market develops for our Common Stock, the market price of our Common Stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our Common Stock.

There is no public trading market for the Units or Warrants.

While the Common Stock is quoted on the OTC Pink Sheets, prior to this Offering, there has been no public market for shares of our Units or Warrants. There is no guarantee we will ever be able to have our Units or Warrants approved for trading on the OTC Market or ultimately listed on a national securities exchange, such as Nasdaq or the NYSE. If our Units or Warrants are not approved for quotation on the OTC Market, such securities may only trade on the over-the-counter “pink sheets.” In any such event, an active trading market may not develop following completion of this Offering, or if developed, may not be maintained.

Our CEO has significant voting power and may take actions that may not be in the best interests of our other stockholders.

Stockholders have limited ability to exercise control over the Company’s daily business affairs and implement changes in its policies because management beneficially owns a majority of the current shares of Common Stock. As of January 31, 2021, the Company’s Chief Executive Officer, Mr. Zalmi Duchman beneficially owns 46.4% of the Common Stock. (See “Security Ownership of Management & Certain Security Holders”). As directors and officers of the Company, the Company’s management team has a fiduciary duty to the Company and must act in good faith in the manner it reasonably believes to be in the best interest of its stockholders. As stockholders, the management team is entitled to vote its shares in its own interest, which may not always be in the best interest of the stockholders.

We are not subject to the rules of a national securities exchange requiring the adoption of certain corporate governance measures and, as a result, our stockholders do not have the same protections.

Our Common Stock is quoted on the OTC Pink Sheets and we are not subject to the rules of a national securities exchange, such as the New York Stock Exchange or the Nasdaq Stock Market. National securities exchanges generally require more rigorous measures relating to corporate governance designed to enhance the integrity of corporate management. The requirements of the OTC Pink Sheets afford our stockholders fewer corporate governance protections than those of a national securities exchange. Until we comply with such greater corporate governance measures, regardless of whether such compliance is required, our stockholders will have fewer protections such as those related to director independence, stockholder approval rights and governance measures designed to provide board oversight of management.

Our Common Stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our Common Stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

As an issuer of a “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

Our Common Stock prices may be volatile which could cause the value of an investment in our Common Stock to decline.

The market price of our Common Stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our Common Stock. The public price of our Common Stock may be subject to wide fluctuations in response to the risk factors described in this Offering Statement and others beyond our control, including:

●	the number of shares of our Common Stock publicly owned and available for trading;

●	actual or anticipated quarterly variations in our results of operations or those of our competitors;

●	our actual or anticipated operating performance and the operating performance of similar companies in our industry;

●	our announcements or our competitors’ announcements regarding, significant contracts, acquisitions, or strategic investments;

●	general economic conditions and their impact on the food and beverage markets;

●	the overall performance of the equity markets;

●	threatened or actual litigation;

●	changes in laws or regulations relating to our industry;

●	any major change in our board of directors or management;

●	publication of research reports about us or our industry or changes in recommendations or withdrawal of research coverage by securities analysts; and

●	sales or expected sales of shares of our Common Stock by us, and our officers, directors, and significant stockholders.

In addition, the stock market in general has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results, and financial condition.

Because we are a “smaller reporting company,” we will not be required to comply with certain disclosure requirements that are applicable to other public companies and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. As a smaller reporting company we are eligible for exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies, including, but not limited to:

●	Reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements;

●	Not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; and

●	Reduced disclosure obligations for our annual and quarterly reports, proxy statements and registration statements.

We will remain a smaller reporting company until the end of the fiscal year in which (1) we have a public common equity float of more than $250 million, or (2) we have annual revenues for the most recently completed fiscal year of more than $100 million plus we have any public common equity float or public float of more than $700 million. We also would not be eligible for status as smaller reporting company if we become an investment company, an asset-backed issuer or a majority-owned subsidiary of a parent company that is not a smaller reporting company.

We do not expect to pay any cash dividends to the holders of the Common Stock in the foreseeable future and the availability and timing of future cash dividends, if any, is uncertain.

We expect to use cash flow from future operations to support the growth of our business and do not expect to declare or pay any cash dividends on our Common Stock in the foreseeable future. Our board of directors will determine the amount and timing of stockholder dividends, if any, that we may pay in future periods. In making this determination, our directors will consider all relevant factors, including the amount of cash available for dividends, capital expenditures, covenants, prohibitions or limitations with respect to dividends, applicable law, general operational requirements and other variables. We cannot predict the amount or timing of any future dividends you may receive, and if we do commence the payment of dividends, we may be unable to pay, maintain or increase dividends over time. Therefore, you may not be able to realize any return on your investment in our Common Stock for an extended period of time, if at all.

Future sales of our Common Stock, or the perception that such sales may occur, may depress our share price, and any additional capital through the sale of equity or convertible securities may dilute your ownership in us.

We may in the future issue our previously authorized and unissued securities. We are authorized to issue 1,000,000,000 shares of Common Stock and 20,000,000 shares of preferred stock (none of which are issued and outstanding) with such designations, preferences and rights as determined by our board of directors. The potential issuance of such additional shares of Common Stock will result in the dilution of the ownership interests of the holders of our Common Stock and may create downward pressure on the trading price, if any, of our Common Stock.

The exercise, conversion or exchange of convertible securities, including for other securities, will dilute the percentage ownership of our stockholders. The dilutive effect of the exercise or conversion of these securities may adversely affect our ability to obtain additional capital. The holders of these securities may be expected to exercise or convert such securities at a time when we would be able to obtain additional equity capital on terms more favorable than such securities or when our Common Stock is trading at a price higher than the exercise or conversion price of the securities. The exercise or conversion of outstanding securities will have a dilutive effect on the securities held by our stockholders. We have in the past, and may in the future, exchange outstanding securities for other securities on terms that are dilutive to the securities held by other stockholders not participating in such exchange.

We may issue preferred stock whose terms could adversely affect the voting power or value of our Common Stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our Common Stock with respect to dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Common Stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might grant to holders of preferred stock could affect the value of the Common Stock.

We will continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC, impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly, particularly after we are no longer a smaller reporting company. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We will continue to incur significant costs in staying current with reporting requirements. Our management will be required to devote substantial time to compliance initiatives. Additionally, the lack of an internal audit group may result in material misstatements to our financial statements and ability to provide accurate financial information to our stockholders.

Our management and other personnel will need to devote a substantial amount of time to compliance initiatives to maintain reporting status. Moreover, these rules and regulations, which are necessary to remain as a public reporting company, will be costly because external third party consultant(s), attorneys, or other firms may have to assist us in following the applicable rules and regulations for each filing on behalf of the company

We currently do not have an internal audit group, and we may eventually need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge to have effective internal controls for financial reporting. Additionally, due to the fact that our officers and directors have limited experience as an officer or director of a reporting company, such lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders.

Moreover, if we are not able to comply with the requirements or regulations as a public reporting company in any regard, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Many of our officers and directors lack significant experience in, and with, the reporting and disclosure obligations of publicly-traded companies in the United States.

Many of our officers and directors lack significant experience in, and with the reporting and disclosure obligations of publicly-traded companies, and with serving as an officer and or director of a publicly-traded company. This lack of experience may impair our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures, which may result in material misstatements to our financial statements and an inability to provide accurate financial information to our stockholders. Consequently, our operations, future earnings and ultimate financial success could suffer irreparable harm due to our officers’ and director’s ultimate lack of experience in our industry and with publicly-traded companies and their reporting requirements in general.

Shares purchased pursuant to this Offering are subject to lock-up restrictions.

Pursuant to the subscription agreement, investors purchasing Units shall have certain restrictions related to the resale of their shares. Specifically, each common share of the Unit shall be subject to a six month lock-up period, meaning that the shareholder will not be able to resell the share of common stock for six months. This could adversely affect the underlying investment as our common shares are traded on over the counter markets which can be subject to high volatility. As a result, the market price of our common stock could drop drastically, leaving an investor with a negative return on the investment, despite the market price at that date of purchase.

The subscription agreement for the purchase of common stock from the Company contains an exclusive forum provision, which will limit investors ability to litigate any issue that arises in connection with the offering anywhere other than the Federal courts in Nevada.

The subscription agreement states that it shall be governed by the local law of the State of Nevada and the United States, and the parties consent to the exclusive forum of the Federal courts in Nevada for any action deriving from the subscription agreement itself or under the Securities Act of 133 or the Securities Exchange Act of 1934. They will not have the benefit of bringing a lawsuit in a more favorable jurisdiction or under more favorable law than the local law of the State of Nevada for matters not addressed by the Securities Act or the Securities Exchange Act. Moreover, we cannot provide any certainty as to whether a court would enforce such a provision. In addition, you cannot waive compliance with the federal securities laws and the rules and regulations thereunder as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The combination of both potentially unfavorable forum and the lack of certainty regarding enforceability poses a risk regarding litigation related to the subscription to this Offering and should be considered by each investor before signing the subscription agreement.

Risks Relating to the Internet

We are dependent on our telephone, Internet and management information systems for the sales and distribution of our potential products.

Our success depends, in part, on our ability to provide prompt, accurate and complete service to our customers on a competitive basis and our ability to purchase and promote products, manage inventory, ship products, manage sales and marketing activities and maintain efficient operations through our telephone and proprietary management information system. A significant disruption in our telephone, Internet or management information systems could harm our relations with our customers and the ability to manage our operations. We can offer no assurance that our back-up systems will be sufficient to prevent an interruption in our operations in the event of disruption in our management information systems, and an extended disruption in the management information systems could adversely affect our business, financial condition and results of operations.

Online security breaches could harm our business.

The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in our website. Substantial or ongoing security breaches of our system or other Internet-based systems could significantly harm our business. Any penetration of our network security or other misappropriation of our users’ personal information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, fraud, or misuse of personal information, such as for unauthorized marketing purposes. These claims could result in litigation and financial liability. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology we use to protect customer transaction data. We may incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. We cannot guarantee that our security measures will prevent security breaches. Any breach resulting in misappropriation of confidential information would have a material adverse effect on our business, financial condition and results of operations.

Government regulation and legal uncertainties relating to the Internet and online commerce could negatively impact our business operations.

Online commerce is rapidly changing, and federal and state regulation relating to the Internet and online commerce is evolving. The U.S. Congress has enacted Internet laws regarding online privacy, copyrights and taxation. Due to the increasing popularity of the Internet, it is possible that additional laws and regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, taxation, content, copyrights, distribution, antitrust and quality of products and services. The adoption or modification of laws or regulations applicable to the Internet could harm our business operations.

Changing technology could adversely affect the operation of our website.

The Internet, online commerce and online advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions and changing customer preferences. Our future success will depend on our ability to adapt to rapidly changing technologies and address its customers’ changing preferences. However, we may experience difficulties that delay or prevent us from being able to do so.

Risks Related to our Indebtedness

We have debt which could adversely affect our ability to raise additional capital to fund operations and prevent us from meeting our obligations under outstanding indebtedness.

CONVERTIBLE NOTES:

December 2020 Financings

On December 18, 2020, the Company entered a Securities Purchase Agreement (the “December 2020 SPA I”) with an investor for the sale of the Company’s convertible note. Pursuant to the December 2020 SPA I, among other things, (i) the Company issued a self-amortization promissory note (the “December 2020 Note I”, and together with the December 2020 SPA I, the “December 2020 Agreements I”) in the aggregate principal amount of $275,000, and (ii) issued a total of 75,546 shares of common stock, as a commitment fee and 183,866 shares (the “Second Commitment Shares”) issued as a returnable commitment fee. Accordingly, the Company deems the Second Commitment Shares as unissued shares for accounting purposes. The 75,546 shares of common stock were recorded as a debt discount of $23,546 based on the relative fair value method. Pursuant to the December 2020 Note I, the Company received net proceeds of $234,100, net of $27,500 OID and $13,400 of issuance costs. The December 2020 Note I bears an interest rate of 12% per annum (which interest rate shall be increased to 16% per annum upon the occurrence of an Event of Default (as defined in the December 2020 Note I)) and shall mature on December 18, 2021. The investor has the right, only upon the occurrence of an Event of Default, to convert all or any portion of the then outstanding and unpaid principal amount and interest thereon (including any default interest) into shares of common stock equal to the lesser of (i) 105% multiplied by the closing bid price of the common stock on the trading day immediately preceding the issue date ($1.04) or (ii) the closing bid price of the common stock on the trading day immediately preceding the date of the respective conversion (the “Conversion Price”), subject to certain percentage of ownership limitations. The Second Commitment Shares must be returned to the Company’s treasury if the December 2020 Note I is fully repaid and satisfied on or prior to the maturity date, the. Upon the occurrence and during the continuation of any Event of Default (as defined in December 2020 Note I), the investor is no longer required to return the Second Commitment Shares to the Company and the December 2020 Note I becomes immediately due and payable thereunder in the amount equal to the principal amount then outstanding plus accrued interest (including any default interest) through the date of full repayment multiplied by 125%. The obligations of the Company under the December 2020 Note I rank senior with respect to any and all unsecured indebtedness incurred following the issue date except with respect to the Company’s current and future indebtedness with Shopify and any further loans that may be received pursuant to the CARES Act and the SBA’s Economic Injury Disaster loan program. Further, the December 2020 Note I contain standard anti-dilution provisions and price protections provisions in the event that the Company issues securities for a price per share less than the Conversion Price. The December 2020 Agreements I contain other provisions, covenants, and restrictions common with this type of debt transaction. Furthermore, the Company is subject to certain negative covenants under the December 2020 Agreements I, which the Company also believes are customary for transactions of this type. The December 2020 SPA I also provides the investor with certain “piggyback” registration rights, permitting them to request that the Company include the issued shares for sale in certain registration statements filed by the Company under the Securities Act of 1934, as amended. As of December 31, 2020, the December 2020 Note I had outstanding principal and accrued interest of $275,000 and $1,175, respectively.

On December 28, 2020, the Company entered into a Securities Purchase Agreement (the “December 2020 SPA II”) with an investor for the sale of the Company’s convertible note. Pursuant to the SPA II, among other things, (i) the Company issued a self-amortization promissory note (the “December 2020 Note II”, and together with the December 2020 SPA II, the “December 2020 Agreements II”) in the aggregate principal amount of $172,000, and (ii) issued 45,989 shares of common stock as a commitment fee and 114,667 shares (the “Second Commitment Shares”) issued as a returnable commitment fee. Accordingly, the Company deems the Second Commitment Shares as unissued shares for accounting purposes. The 45,989 shares of common stock issued were recorded as a debt discount of $14,720 based on the relative fair value method. Pursuant to the December 2020 Note II, the Company received net proceeds of $150,000, net of $15,500 OID and $6,500 of issuance costs. The December 2020 Note II bears an interest rate of 12% per annum (which interest rate shall be increased to 16% per annum upon the occurrence of an Event of Default (as defined in the December 2020 Note II)) and shall mature on December 28, 2021. The investor has the right, only upon the occurrence of an Event of Default, to convert all or any portion of the then outstanding and unpaid principal amount and interest thereon (including any default interest) into shares of common stock equal to the lesser of (i) 105% multiplied by the closing bid price of the common stock on the trading day immediately preceding the issue date ($1.00) or (ii) the closing bid price of the common stock on the trading day immediately preceding the date of the respective conversion (the “Conversion Price”), subject to certain percentage of ownership limitations. The Second Commitment Shares must be returned to the Company’s treasury if the December 2020 Note II is fully repaid and satisfied on or prior to the maturity date, the. Upon the occurrence and during the continuation of any Event of Default (as defined in the December 2020 Note II), the investor is no longer required to return the Second Commitment Shares to the Company and the December 2020 Note II becomes immediately due and payable thereunder in the amount equal to the principal amount then outstanding plus accrued interest (including any default interest) through the date of full repayment multiplied by 125%. The obligations of the Company under the December 2020 Note II rank senior with respect to any and all unsecured indebtedness incurred following the issue date except with respect to the Company’s current and future indebtedness with Shopify and any further loans that may be received pursuant to the CARES Act and the SBA’s Economic Injury Disaster loan program. Further, the December 2020 Note II contain standard anti-dilution provisions and price protections provisions in the event that the Company issues securities for a price per share less than the Conversion Price. The December 2020 Agreements II contain other provisions, covenants, and restrictions common with this type of debt transaction. Furthermore, the Company is subject to certain negative covenants under the December 2020 Agreements II, which the Company also believes are also customary for transactions of this type. The December 2020 SPA II also provides the investor with certain “piggyback” registration rights, permitting them to request that the Company include the issued shares for sale in certain registration statements filed by the Company under the Securities Act of 1934, as amended. As of December 31, 2020, the December 2020 Note II had outstanding principal and accrued interest of $172,000 and $0, respectively.

The Company shall use its best efforts to have the Registration Statement filed with the SEC within 60 or 120 days following the closing date of the December 2020 Agreements II (collectively as “Filing Deadline”). The Company shall pay the holder the sum of 1% of the purchase amount of the December 2020 Note II as liquidated damages, and not as a penalty for each time it fails to meet the Filing Deadline. The liquidated damages set forth in the Registration Agreement shall be paid, at the holder’s option, in cash or securities priced at the share price, or portion thereof. Failure of the Company to make payment within five business days of the Filing Date shall be considered a breach of the Registration Agreement.

Derivative Liabilities Pursuant to Convertible Notes

In connection with the issuance of the December 2020 Note I and II (collectively referred to as “Notes”), the Company determined that the terms of the Notes contain an embedded conversion option to be accounted for as derivative liabilities due to the holder having the potential to gain value upon an event of default, which includes events not within the control of the Company. Accordingly, under the provisions of ASC 815-40 –Derivatives and Hedging – Contracts in an Entity’s Own Stock, the embedded conversion option contained in the convertible instruments were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date. The fair value of the embedded conversion options was determined using the Binomial valuation model. At the end of each period and on note conversion date, the Company revalues the derivative liabilities resulting from the embedded option.

The Company also entered into a Registration Rights Agreement (“Registration Agreement”) in connection with the December 2020 Agreements II (see Note 13). Pursuant to which the Company is required to prepare and file with the SEC a Registration Statement or Registration Statements (as is necessary) covering the resale of all of the Registrable Securities, which Registration Statement(s) shall state that, in accordance with Rule 415 promulgated under the Securities Act, such Registration Statement also covers such indeterminate number of additional shares of Securities as may become issuable upon stock splits, stock dividends or similar transactions. The Company shall initially register for resale all of the Registerable Securities, or an amount equal to the maximum amount allowed under Rule 415 (a)(1)(i) as interpreted by the SEC. In the event the Company cannot register sufficient shares of Securities, due to the remaining number of authorized shares of Securities being insufficient, the Company will use its best efforts to register the maximum number of shares it can base on the remaining balance of authorized shares and will use its best efforts to increase the number of its authorized shares as soon as reasonably practicable.

NOTES PAYABLE:

Paycheck Protection Program Loan

On April 8, 2020, the Company received federal funding in the amount of $14,612 through the Paycheck Protection Program (the “PPP”) of the CARES Act, administered by the U.S. Small Business Administration (“SBA”). The PPP note bears an interest rate 0.98% per annum and accrues on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days. Commencing six months after the effective date of the PPP note, the Company is required to pay the lender equal monthly payments of principal and interest as required to fully amortize any unforgiven principal balance of the loan by the two-year anniversary of the effective date of the PPP note (the “Maturity Date”). The Maturity Date can be extended to five years if mutually agreed upon by both the lender and the Company. The PPP note contains customary events of default relating to, among other things, payment defaults, making materially false or misleading representations to the SBA or the lender, or breaching the terms of the PPP note. The occurrence of an event of default may result in the repayment of all amounts outstanding under the PPP note, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Recent modifications to the PPP by the U.S. Treasury and Congress have extended the time period for loan forgiveness beyond the original eight-week period, making it possible for the Company to apply for forgiveness of its PPP note. No assurance can be given that the Company will be successful in obtaining forgiveness of the loan in whole or in part. As of December 31, 2020, the PPP note had an outstanding principal balance of $14,612 and accrued interest of $106, reflected in the accompanying balance sheets under accrued expense and other liabilities.

Economic Injury Disaster Loan

On June 17, 2020, the Company entered into a Loan Authorization and Agreement (“SBA Loan Agreement”) with the SBA, under the SBA’s Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic. Pursuant to the SBA Loan Agreement, the Company received an advanced of $150,000, to be used for working capital purposes only. Pursuant to the SBA Loan Agreement, the Company executed; (i) a note for the benefit of the SBA (“SBA Note”), which contains customary events of default; and (ii) a Security Agreement, granting the SBA a security interest in all tangible and intangible personal property of the Company, which also contains customary events of default. The SBA Note bears an interest rate of 3.75% per annum which accrue from the date of the advance. Installment payments, including principal and interest, are due monthly beginning June 17, 2021 (twelve months from the date of the SBA Note) in the amount of $731. The balance of principal and interest is payable thirty years from the date of the SBA Note. As of December 31, 2020, the SBA Note had an outstanding principal balance of $150,000 and accrued interest of $3,036, reflected in the accompanying balance sheets under accrued expense and other liabilities.

On June 26, 2020, in connection SBA Loan Agreement, the Company received a grant that does not have to be repaid, in the amount of $5,000. It was recorded as other income in the accompanying consolidated statement of operations.

November Note Payable

On November 12, 2020, the Company entered into a Note Agreement with an investor for the sale of the Company’s note (the “Note”). Pursuant to the terms provided for in the Note Agreement, the Company issued to the investor a Note and the Company received proceeds in the amount of $7,000. The Note bears an interest of 5% per annum and matures on November 12, 2021. The Company may prepay all or any portion of the interest and the unpaid principal balance of this Note at any time, or from time to time, without penalty or premium. As of December 31, 2020, the Note had an outstanding principal balance of $7,000 and accrued interest of $47, reflected in the accompanying balance sheets under accrued expense and other liabilities.

ADVANCE PAYABLE:

On October 15, 2019, the Company entered into a capital advance agreement (the “First Advance Agreement”) with their e-commerce platform provider (“Shopify”). Under the terms of the First Advance Agreement, the Company received $23,000 of principal and will repay $25,999 by remitting 17% of the total customer payments processed daily by the e-commerce platform provider until the advance is repaid in full. As of December 31, 2019, the advance had an outstanding principal balance of $18,192. During the year ended December 31, 2020, the Company paid the principal balance of the advance in full and there was no balance outstanding as of December 31, 2020.

On March 17, 2020, the Company entered into a capital advance agreement (the “Second Advance Agreement”) with Shopify. Under the terms of the Second Advance Agreement, the Company received $10,000 of principal and will repay $11,300 by remitting 17% of the total customer payments processed daily by the e-commerce platform provider until the advance is repaid in full. During the year ended December 31, 2020, the Company paid the advance in full and there was no balance outstanding as of December 31, 2020.

On August 5, 2020, the Company entered into a capital advance agreement (the “Third Advance Agreement”) with Shopify. Under the terms of the Third Advance Agreement, the Company has received $49,000 of principal and will repay $55,370 by remitting 17% of the total customer payments processed daily by the e-commerce platform provider until the advance is repaid in full. During the year ended December 31, 2020, the Company paid $47,328 of the principal balance and the advance had an outstanding balance $1,672 as of December 31, 2020 presented as advance payable on the accompanying consolidated balance sheets.

On November 17, 2020, the Company entered into a capital advance agreement (the “Fourth Advance Agreement”) with Shopify. Under the terms of the Fourth Advance Agreement, the Company has received $63,000 of principal and will repay $71,190 by remitting 17% of the total customer payments processed daily by the e-commerce platform provider until the advance is repaid in full. As of December 31, 2020, the entire principal balance of $63,000 remained outstanding and is presented as advances payable on the accompanying consolidated balance sheets.

On December 10, 2020, the Company entered into a working capital agreement (the “First PayPal Advance Agreement”) with PayPal. Under the terms of the Fifth Advance Agreement, the Company received net proceeds of $17,000, net of $1,840 loan fee for a total principal amount of $18,840. and will repay the principal and by remitting The Company shall pay a minimum payment every 90-days beginning at the end of the Cancellation Period and ending when the Total Payment Amount has been delivered to Lender. The minimum payment is due in each 90-day period, irrespective of the amount paid in any previous 90-day period. The minimum payment is 5% of the principal amount for loans expected to be repaid in 12 months or more and 10% of the principal amount for loans expected to be repaid in less than 12 months (based on the Company’s account history). During the year ended December 31, 2020, the Company paid $5,015 of the principal balance and the advance had an outstanding balance $13,825 as of December 31, 2020 presented as advance payable on the accompanying consolidated balance sheets.

As of December 31, 2020, our total indebtedness was $391,585, including total net convertible debt of $141,476, net of $305,524 discount, total advances payable of $78,497, total notes payable of $171,612 including bank loans of $150,000 and $14,612 of Paycheck Protection Program (“PPP”) loans that the Company expects to be forgiven. As of December 31, 2020 $240,041 and $151,544 of such debt is classified as current and long-term debt, respectively. This debt could have important consequences, including the following: (i) a substantial portion of our cash flow from operations may be dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations, future business opportunities and capital expenditures; (ii) our ability to obtain additional financing for working capital, debt service requirements and general corporate purposes in the future may be limited; (iii) we may face a competitive disadvantage to lesser leveraged competitors; (iv) our debt service requirements could make it more difficult to satisfy other financial obligations; and (v) we may be vulnerable in a downturn in general economic conditions or in our business and we may be unable to carry out activities that are important to our growth.

Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond management’s control. If we are unable to generate sufficient cash flow to service our debt or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, which could impair our liquidity. Any refinancing of indebtedness, if available at all, could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. Despite our significant amount of indebtedness, we may need to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial debt

If we do not meet the standards for forgiveness of our PPP Loan, we may be required to repay the loan over a period of two years.

On April 8, 2020, we entered into a promissory note evidencing an unsecured $14,612 under the Paycheck Protection Program. The Paycheck Protection Program (“PPP”) was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). The PPP note bears an interest rate of 0.98% per annum and accrues on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days. Commencing seven months after the effective date of the PPP note, the Company is required to pay the lender equal monthly payments of principal and interest as required to fully amortize any unforgiven principal balance of the loan by the two-year anniversary of the effective date of the PPP note (the “Maturity Date”). The Maturity Date can be extended to five years if mutually agreed upon by both the lender and the Company. As of December 31, 2020, the PPP note had an outstanding principal balance of $14,612 and accrued interest of $106.

Although the Company intends to apply for forgiveness of all or a portion of its PPP note, we make no representations that we will qualify for forgiveness of all or part of the PPP note. While we expect to meet the standards for full forgiveness of the PPP note, there can be no assurance that we will meet such standards. Further, as a consequence of post-PPP note rule making by the SBA, shifting regulatory guidance and/or other factors, we may be required to repay the PPP note before its expected maturity date.

Statements Regarding Forward-looking Statements

This Offering Statement contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to Shares. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

Indemnification of Directors and Officers

Our articles of incorporation provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision does not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada General Corporation Law.

Our bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with which action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

We do not currently maintain standard policies of insurance under which coverage is provided (a) to our directors, officers, employees and other agents against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law, although we may do so in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

*          *          *

Use of Proceeds

If we raise the maximum of $13,000,000 in the Offering, our net proceeds (after our estimated offering expenses of $547,350) will be $9,835,000.

We will use these net proceeds for the following:

	100%	75%	50%	25%
Gross Offering Proceeds	$13,000,000	$9,750,000	$6,500,000	$3,250,000
Offering Expenses	$547,350	$488,850	$430,350	$371,850
Net Proceeds	$12,452,650	$9,261,150	$6,069,650	$2,878,150

Principal Uses of Proceeds
Marketing and Advertising	$2,000,000	$1,500,000	$850,000	$550,000
Capital Expenditures – Facilities Expansion	$500,000	$500,000	$250,000	$50,000
Repayment of Notes	$990,000	$990,000	$990,000	$990,000
General and Administrative Costs	$1,266,400	$1,631,170	$874,780	$259,210
Working Capital	$7,696,250	$4,639,980	$3,104,870	$1,028,940
Total Principal Uses of Net Proceeds	$12,452,650	$9,261,150	$6,069,650	$2,878,150

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we raise only 75%, or 50%, or 25% of the maximum amount of this Offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the maximum amount of this Offering, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

In the event we do raise the maximum amount of this Offering, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

*          *          *

Dilution

If you purchase Units in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this offering and the net tangible book value per share of our Common Stock after this offering.

Our historical net tangible book value as of December 31, 2020 was $(1,914,994) or $(0.0986) per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 25%, 50%, 75% and 100% of the shares offered for sale in this offering (after deducting estimated offering expenses of $ 547,350) at a price of $0.65 per Unit:

	25%	50.0%	75%	100%
Net Value	$(931,349)	$693,651	$2,318,651	$3,943,651
# Total Shares	21,922,300	24,422,300	26,922,300	29,422,300
Net Book Value Per Share	$-0.0425	$0.0284	$0.0861	$0.1340
Increase in NBV/Share	$0.0561	$0.1270	$0.1847	$0.2326
Dilution to new shareholders	$0.6925	$0.6216	$0.5639	$0.5160
Percentage Dilution to New	106.54%	95.63%	86.75%	79.38%

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 25%, 50%, 75% and 100% of the shares offered for sale in this offering (after deducting estimated offering expenses of $547,350) at a price of $1.30 per Unit:

	25%	50.0%	75%	100%
Net Value	$568,651	$3,693,651	$6,818,651	$9,943,651
# Total Shares	21,922,300	24,422,300	26,922,300	29,422,300
Net Book Value Per Share	$0.0259	$0.1512	$0.2533	$0.3380
Increase in NBV/Share	$0.1245	$0.2498	$0.3519	$0.4366
Dilution to new shareholders	$1.2241	$0.4988	$0.9967	$0.9120
Percentage Dilution to New	97.92%	39.90%	79.74%	72.96%

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 25%, 50%, 75% and 100% of the shares offered for sale in this offering (after deducting estimated offering expenses of $ 547,350) at a price of $0.65 per Unit and full exercise of warrants at $1.00 per share:

	25%	50.0%	75%	100%
Net Value	$5,802,296	$8,302,296.00	$10,802,296	$13,302,296
# Total Shares	31,922,300	34,422,300	26,922,300	39,422,300
Net Book Value Per Share	$0.1818	$0.2412	$0.4012	$0.3374
Increase in NBV/Share	$0.0477	$0.1072	$0.2672	$0.2034
Dilution to new shareholders	$0.8182	$0.4088	$0.5988	$0.6626
Percentage Dilution to New	81.82%	40.88%	59.88%	66.26%

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 25%, 50%, 75% and 100% of the shares offered for sale in this offering (after deducting estimated offering expenses of $ 547,350) at a price of $1.30 per Unit and full exercise of warrants at $1.75 per share:

	25%	50.0%	75%	100%
Net Value	$13,052,296	$16,802,296	$20,552,296	$24,302,296
# Total Shares	31,922,300	34,422,300	26,922,300	39,422,300
Net Book Value Per Share	$0.4089	$0.4881	$0.7634	$0.6165
Increase in NBV/Share	$0.0709	$0.1502	$0.4254	$0.2785
Dilution to new shareholders	$1.0911	$0.1619	$0.7366	$0.8835
Percentage Dilution to New	72.74%	10.79%	49.11%	58.90%

*          *          *

Plan of Distribution

The Company’s Units are being offered on a “best-efforts” basis through broker-dealer(s) who are registered with the Financial Industry Regulatory Authority (“FINRA”). Each Unit consists of 1 share of Common Stock and 1 warrant to purchase Common Stock. The Unit price shall be determined upon qualification and shall be between $0.65 and $1.30 per Unit. Warrant exercise price shall also be determined at qualification and shall be between $1.00 and $1.75. As of the date of this Offering Circular, a selling agreement Dalmore Group, LLC (“Dalmore”) for offering in those states selected by the Company and approved by the respective state. We are selling our shares through a Tier 2offering pursuant to Regulation A (Regulation A+) under the Securities Act of 1933, as amended (the “Securities Act”). The Company has engaged Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer (“Dalmore”), to provide broker-dealer services in connection with this Offering. This offering is being conducted on a best-efforts, self-underwritten basis, for up to 10,000,000 Units at a fixed price of between $0.65 and $1.30 per Unit; The price of the offering (including warrants) shall be fixed for the duration of the offering. There is no minimum investment required from any individual investor. The units are intended to be sold directly through the efforts of our officers and directors. The units are being offered for a period not to exceed 360 days. The offering will terminate on the earlier of: (i) the date when the sale of all shares is completed, or (ii) 360 days from the effective date of this document (unless extended by the Board of Directors for an additional 90 days). For more information, see the section titled “Use of Proceeds” herein.

Dalmore will be paid 1% of the aggregate Offering Price of Company Shares sold in this Offering. In addition, the Company shall pay a one-time fee of $20,000.00 for consulting services once FINRA issues a No Objection Letter. The Company has already paid a one-time setup fee of $5,000.00 for out of pocket expenses.

Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Contact us via phone or email.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by check, wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Expenses

The Company will pay all expenses incidental to the registration of the Shares, which we expect to be $ 547,350, assuming we raise the maximum amount of this Offering.

Other Selling Restrictions

Other than in the United States, no action has been taken by us that would permit a public offering of our Units in any jurisdiction where action for that purpose is required. Our Units may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of shares of our Units be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy our Units in any jurisdiction in which such an offer or solicitation would be unlawful.

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see above on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see above on how to calculate your net worth);

(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(v)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii)	You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

(viii)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Transfer Agent and Registrar

The Company’s transfer agent, West Coast Stock Transfer, Inc. will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

*          *          *

Business

Business Overview

Home Bistro, Inc. (formerly known as Gratitude Health, Inc.) (the “Company”) was incorporated in the State of Nevada on December 17, 2009. Effective March 23, 2018, the Company changed its name to Gratitude Health, Inc. from Vapir Enterprises Inc. On September 14, 2020, the Company changed its name from Gratitude Health, Inc. to Home Bistro, Inc. The Company is in the business of providing prepackaged and prepared meals to consumers focused on offering a broad array of the highest quality meal planning, delivery, and preparation services. The Company’s primary former operations were in the business of manufacturing, selling, and marketing functional RTD (Ready to Drink) beverages sold under the Company’s trademark (the “RTD Business”). The RTD Business was disposed on September 25, 2020 as discussed below. The Company continues to seek acquisitions, joint ventures, licenses, and other business combinations to expand the operations and offerings of the Company.

On April 7, 2020, the Board of Directors of the Company approved the increase of authorized shares of common stock from 600,000,000 to 1,000,000,000.

Acquisition of Home Bistro Holdings and Disposal of the Discontinued Operations of the RTD Business

Home Bistro, Inc. was formed on April 9, 2013 as a Delaware corporation, under the name DineWise, LLC. On December 1, 2014, it underwent a statutory conversion filed under Section 8-265 of the Delaware Code to converted from a limited liability company to a corporation and changed its name to Home Bistro, Inc.

On September 22, 2020, Home Bistro, Inc. (presently known as Home Bistro Holdings, Inc., a Nevada Corporation and the now wholly-owned subsidiary of the Company) (“Home Bistro Holdings”) filed a Certificate of Conversion to a Non-Delaware Entity Delaware Secretary State to file a statutory conversion under Section 266 of the Delaware General Corporation Law to convert its state of domicile from Delaware to Nevada and simultaneously filed an Articles of Conversion Nevada Secretary of State for the same and changed its name from Home Bistro, Inc. to Home Bistro Holdings, Inc., each effective as of September 30, 2020.

Home Bistro Holdings provides prepackaged and prepared meals as a solution for time-constrained but discerning consumers focused on satisfying every member of the family by offering a broad array of the highest quality meal delivery and preparation services. Products are gourmet meals delivered directly to the home.

Agreement and Plan of Merger

On April 20, 2020, the Company, Fresh Market Merger Sub, Inc., a Delaware corporation and a newly created wholly-owned subsidiary of the Company, also referred to herein as Merger Sub, and Home Bistro, Inc., a privately-held Delaware corporation engaged in the food preparation and home-delivery business (presently known as Home Bistro Holdings, Inc., a Nevada corporation and the now wholly-owned subsidiary of the Company), also referred to herein also Home Bistro Holdings, entered into an Agreement and Plan of Merger, also referred to herein as the Merger Agreement, pursuant to which, among other things, Merger Sub agreed to merge with and into Home Bistro Holdings, with Home Bistro Holdings becoming a wholly-owned subsidiary of the Company and the surviving corporation in the merger, also referred to herein as the Merger. Pursuant to the terms of the Merger Agreement, Home Bistro Holdings filed a Certificate of Merger with the Nevada Secretary of State on April 20, 2020.

Prior to the effective time of the Merger, the Company and certain of its existing securityholders entered into an Exchange Agreement providing for, among other things, the exchange (the “Exchange”) of securities held by such securityholders for shares of common stock, as more fully detailed therein. As a result of the Exchange, all of the Company’s issued and outstanding shares of Series A Preferred Stock, Series C Preferred Stock and convertible notes were converted into an aggregate of 5,405,479 shares of common stock on a fully diluted basis, consisting of 1,364,222 shares of common stock and warrants to purchase up to 4,041,258 shares of common stock. The 250,000 shares of Series B Preferred Stock owned by a former officer were cancelled on April 9, 2020 pursuant to a General Release Agreement and 250,000 shares of Series B Preferred Stock held by a related party remained issued and outstanding as of the date of the Merger.

After the Exchange, a total of 1,899,094 shares of common stock, warrants to purchase 4,041,258 shares of common stock and 60,638 stock options were deemed issued and outstanding.

At the effective time of the Merger, and subject to the terms and conditions of the Merger Agreement, each outstanding share of common stock of Home Bistro Holdings was converted into the right to receive approximately four hundred seventy-three (473) shares of common stock. Accordingly, the aggregate shares of the Company’s common stock issued in the Merger to the former securityholders of Home Bistro Holdings is 24,031,453 shares of common stock on a fully diluted basis consisting of 17,105,139 shares of common stock and warrants to purchase up to 6,926,314 shares of common stock.

Subsequent to the Merger, the Company had an aggregate of 30,031,501 shares of common stock issued and outstanding on a fully diluted basis consisting of 19,004,233 shares of common stock, 60,638 stock options and warrants to purchase up to 10,967,572 shares of common stock.

On April 20, 2020, pursuant to the terms of the Merger Agreement, Roy G. Warren, Jr., Mike Edwards, and Bruce Zanca resigned as directors of the Company and Roy G. Warren, Jr. resigned as Chief Operating Officer of the Company. The resignations were not the result of any disagreement related to the Company’s operations, policies, or practices. Furthermore, on April 20, 2020, Mr. Zalmi Duchman, the Chief Executive Officer of Home Bistro Holdings, Michael Finkelstein and Michael Novielli were appointed as directors of the Company. In addition, Mr. Duchman was appointed Chief Executive Officer.

In connection with the Merger, certain Company stockholders entered into a Lock-Up and Leak-Out Agreement with the Company pursuant to which, among other thing, such stockholders agreed to certain restrictions regarding the resale of common stock for a period of two years from the date of the Merger Agreement, as more fully detailed therein.

Additionally, on April 20, 2020, the Company and a stockholder entered into a Put Option Agreement, pursuant to which, among other things, the Company agreed, at the election of the stockholder, to purchase certain shares of common stock from such stockholder no sooner than two years from the date of the Put Option Agreement (the “Market Period”). Pursuant to the Put Option Agreement, in the event that the stockholder does not generate $1.3 million dollars (the “Total Investment”) in gross proceeds from the sale of its shares of common stock by the second anniversary of the Put Option Agreement, then the stockholder has the right to cause the Company to purchase shares held by the stockholder at a price equal to the difference between the Total Investment and the net proceeds actually realized by the stockholder from shares of common stock sold during the Market Period and the number of shares of common stock held by the stockholder on the date the put right is exercised. The put right expires fourteen (14) days from end of the Market Period. In connection with the Put Option Agreement, the Company recorded a common stock repurchase obligation in the amount of $1.3 million.

Effective April 20, 2020, the Company acquired all the issued and outstanding shares of Home Bistro Holdings pursuant to the Merger Agreement and Home Bistro Holdings became a wholly owned subsidiary of the Company. As a result of the Merger, for financial statement reporting purposes, the Merger between the Company and Home Bistro Holdings has been treated as a reverse acquisition and recapitalization with Home Bistro Holdings deemed the accounting acquirer and the Company deemed the accounting acquiree in accordance with FASB Accounting Standards Codification (“ASC”) Section 805-10-55. At the time of the Merger, both the Company and Home Bistro Holdings had their own separate operating segments. Accordingly, the assets and liabilities and the historical operations that are reflected in the consolidated financial statements after the Merger are those of Home Bistro Holdings and are recorded at the historical cost basis of Home Bistro Holdings. The acquisition process utilizes the capital structure of the Company and the assets and liabilities of Home Bistro Holdings which are recorded at historical cost. The results of operations of the Company are consolidated with results of operations of Home Bistro Holdings starting on the date of the Merger Agreement. The equity of the consolidated entity is the historical equity of Home Bistro Holdings retroactively restated to reflect the number of shares issued by the Company in the reverse acquisition.

The Merger constituted a change of control and the majority of the Board of Directors changed with the consummation of the Merger. The Company issued to the stockholders of Home Bistro Holdings shares of common stock and stock warrants which represented approximately 80% of the combined company on a fully converted basis after the closing of the Merger and approximately 51% voting control. As a result of the above transactions and the Company’s intent to dispose of or divest the assets and liabilities associated with the RTD Business as discussed below, this transaction was accounted for as a reverse recapitalization of Home Bistro Holdings where Home Bistro Holdings is considered the historical registrant and the historical operations presented will be those of Home Bistro Holdings.

The following assets and liabilities were assumed in the Merger:

Cash	$4,917
Prepaid expense	9,776
Operating right-of-use asset	32,444
Total assets acquired	47,137

Accounts payable and accrued expenses	(209,417)
Operating right-of-use liability	(32,444)
Total liabilities assumed	$(241,861)

Net liability assumed	$(194,724)

Disposal of Discontinued Operations of the RTD Business

On September 25, 2020, pursuant to the Asset Purchase Agreement, among other things, the Company agreed to sell all of the Company’s business, assets and properties used, or held or developed for use, in its functional RTD (Ready to Drink) beverage segment (the “RTD Business”), and the Buyer agreed to assume certain debts, obligations and liabilities related to the RTD Business. The Company assumed an accounts payable liability in the amount of $14,000 related to accounting expense of the RTD Business for a period prior to the Merger. Pursuant to the Asset Purchase Agreement, the Buyer reimbursed the Company for t accounting expenses in amount of $14,000 incurred prior to the Merger, of which $7,000 was payable in cash and the balance in form of a promissory note dated September 25, 2020 in the amount of $7,000. The promissory note bears interest at a rate of 5% per annum, matures on April 25, 2021 and is payable in monthly installments of $1,000 commencing on October 25, 2020 through April 25, 2021. The Company received the $7,000 cash portion of the consideration as of December 31, 2020. The $14,000 reimbursement was recorded to additional paid in capital as reflected in the accompanying consolidated statements of changes in stockholders’ deficit.

ASC 205-20 “Discontinued Operations” establishes that the disposal or abandonment of a component of an entity or a group of components of an entity should be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. As a result, the component’s results of operations have been classified as discontinued operations on a retrospective basis for all periods presented. The results of operations of this component, for all periods, are separately reported as “discontinued operations” on the consolidated statements of operations.

The Asset Purchase Agreement, discussed above under Agreement and Plan of Merger, was intended to be part of the Merger and in effect transferred the RTD Business and the related assets and liabilities to Gratitude Keto, whose CEO, Roy Warren Jr., formerly served as the Company’s director and Chief Operating Officer and was considered a related party, in substance, in the accounting of this transaction. Therefore, the disposal of net liabilities and the reimbursement discussed above in connection with the disposal of the RTD Business was recorded to additional paid in capital as reflected in the accompanying consolidated statements of changes in stockholders’ deficit.

The following table set forth the selected financial data of the net liabilities recorded to additional paid in capital as of September 24, 2020.

September 24, 2020
Assets:
Other assets:
Operating lease right-of-use assets, net	$2,417
Total assets	$2,417

Liabilities:
Current liabilities:
Accounts payable	$112,212
Accrued expenses and other liabilities	5,009
Operating lease liabilities, current portion	2,417
Total current liabilities	119,638
Total liabilities	$119,638

Net liabilities	$117,221
Expense reimbursement by Buyer	14,000
Disposal of net liabilities to a related party	$131,221

The Products and Packaging:

The Company manufactures, packages, and sells, direct-to-consumer, gourmet meals under the Home Bistro brand and markets restaurant quality meats and seafood under the Prime Chop and Colorado Prime brands. The Company’s meals are freshly prepared and packaged in its facility located in Miami, Florida. Home Bistro meals are ordered on-line and delivered to consumers in containers designed to keep the products fresh during transport. Once delivered, the meals can be heated using a microware cooker or hot water for consumption within minutes and with little to no preparation and minimal cleanup.

In addition to its diverse menu of gourmet meals, the Company has also partnered with world-renowned chefs to offer a selection of each chef’s specialty cuisine (the “Celebrity Chef Program”). The Company launched its Celebrity Chef Program with Iron Chef, Cat Cora to offer Chef Cora’s Mediterranean/Southern inspired cooking. Home Bistro also partnered with “Hungry Fan” celebrity chef, Daina Falk to offer Ms. Falk’s sports stadium tailgate inspired recipes. The Company plans to expand it celebrity chef program to include gourmet cuisine from notable chefs around the world. In doing so, the Company intends to create a digital food court through which it will offer consumers an internationally diversified selection of fully cooked gourmet meals.

Market Information and the Value Chain and Routes to Market

The online food delivery market is projected to reach $28.5 billion in the United States in 2021 and achieve a cumulative average growth rate of 4.3% through 2024, according to a recent report by market and consumer data company Statista.

Consumers are continually becoming time-starved and convenience-seeking, while others have tired from the impact the pandemic has had on their access to restaurant quality food over the last year. As a result, consumers have aggressively sought out alternatives to cooking at home or ordering take-out.

Meal-Kits vs. Third-Party Delivery vs. Prepared Meals

Business models for meal-kit providers, third-party delivery services and prepared “heat-to-eat” meal companies, differ vastly from one another. Meal-kit companies provide customers pre-portioned, raw ingredients and recipes that require preparation, cooking, and the ensuing clean-up, not to mention that the resulting meal is still subject to the preparer’s ability, or lack thereof, to cook. On average, meals take anywhere from 30-60 minutes for preparation and cooking and another 15 minutes to clean up. In addition, due to the short shelf life of raw materials provided in meal-kits, meal-kit providers experience higher operating and supply chain costs compared to prepared meal providers.

Third-party online delivery platforms such as Grubhub, Uber Eats and DoorDash offer access to restaurants’ menus via a single online portal. Customers then order directly from the app and cooked meals are delivered typically within 60 minutes by the restaurant, third party delivery service or the app platform itself. During the delivery, cooked meals lose heat, which can decrease the enjoyment of the meal or require reheating.

The prepared, heat-to-eat providers in the meal delivery segment (in which Home Bistro operates) ship fresh and fresh-frozen, fully cooked meals direct-to-consumer. On average, these meals require heating for only three to five minutes using a microwave of sous vide machine. The experience is extremely convenient, requires very little cleanup and delivers a gourmet meal prepared by a professional chef. Consumers can order one meal or several meals, which can be stored and heated when desired.

Production

Until mid-2020, the Company used third-party co-packers to cooks, packages, fulfill and ship its meals to its customers. In June, Home Bistro entered into a lease for commercial kitchen facilities, hired and trained professional chefs and implemented its own fulfillment operations. By managing its own food production and fulfillment, Home Bistro expects to be able to improve its competitive position, while expanding its gross profit and operating margins. It will provide the Company with significantly greater flexibility to create and introduce new menu items, including the expansion of its Celebrity Chef Program, and react to dynamics of a developing marketplace.

Orders for restaurant quality meats and seafood through the Company’s Prime Chop and Colorado Prime brands continue to be processed through a third-party co-packer based in North Carolina who fulfills and ships customer orders.

Competition

In the direct-to-consumer prepared meal home delivery market segment, our competition is extensive and includes larger more established companies such as Jenny Craig, WW International and Nutrisystem which have significantly greater financial, technical, sales and marketing resources than the Company, as well as numerous smaller independent providers. We believe, however, there is considerable room for additional competitors offering modestly priced, high quality offerings, as the direct-to-consumer segment of the home delivery market for food continues to expand. In addition, we believe the competition for consumers seeking ready-made gourmet meals (such as Home Bistro) is less intensive than other niches such as weight loss, high protein, keto, or paleo.

In the direct-to-consumer, high quality meats and seafood market segment, our competition is extensive and includes larger more established companies such as Omaha Steaks, Kansas City Steak Company and Snake River Farms which have significantly greater financial, technical, sales and marketing resources than the Company, as well as Butcher Block, D’Artagnan and Crowd Cow. We believe, however, there is considerable room for additional competitors offering modestly priced, high quality offerings, as the direct-to-consumer segment of the home delivery market for food continues to expand.

Home Bistro’s online competition consists primarily of national and local service providers, point-of-sale module vendors that serve some independent restaurants who have their own standalone websites and the online interfaces of restaurants that also offer takeout. The Company also competes for diners with online competitors on the basis of convenience, control, and customer care. For restaurants, Home Bistro competes with other online platforms based on its ability to generate additional orders, manage challenges such as customization, change orders, menu updates and specials and the ability to help them improve their operational efficiency.

Government Regulation

We are subject to labor and employment laws, import and trade restrictions laws, laws governing advertising, privacy and data security laws, safety regulations and other laws, including consumer protection regulations that apply to retailers and/or the promotion and sale of merchandise and the operation of stores and warehouse facilities. In the United States, we are subject to the regulatory authority of, among other agencies, the Federal Trade Commission (“FTC”) and U.S. Food and Drug Administration (“FDA”). We will employ a number of external resources to assist us in complying with our regulatory obligations. These external resources will include outside technology providers and consultants. As we expand our business, we will be required to raise additional capital to cover the expected increase in costs to hire and train additional internal and external resources to ensure we remain in substantial compliance with our governmental obligations. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

Trademarks

We own trademarks on certain of our products, including Trademark serial numbers 86636971 and 86636968.

Employees

As of December 31, 2020, Home Bistro had 4 full-time employees. None of these employees are represented by collective bargaining agreements and the Company considers it relations with its employees to be good.

Properties

Subsequent to the Merger, the Company moved its corporate headquarters from 11231 US Highway One, Suite 200, North Palm Beach, FL 33408 to 4014 Chase Avenue, #212, Miami Beach, FL 33140. Our telephone number, including area code, is (631) 964-1111.

Legal Proceedings

From time to time, the Company is involved in litigation matters relating to claims arising from the ordinary course of business. While the results of such claims and legal actions cannot be predicted with certainty, the Company’s management does not believe that there are claims or actions, pending or threatened against the Company, the ultimate disposition of which would have a material adverse effect on our business, results of operations, financial condition or cash flows.

Market Information

Our common stock is currently approved for quotation on the OTC Bulletin Board (OTCQB) maintained by the Financial Industry Regulatory Authority, Inc. under the symbol “HBIS”. The table below sets forth the high and low closing price per share of our common stock for each quarter during 2020 and 2019. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High	Low
Fiscal Year 2020
First Quarter ended March 31, 2020	$0.88	$0.19
Second Quarter ended June 30, 2020	$6.01	$0.20
Third Quarter ended September 30, 2020	$3.00	$0.77
Fourth Quarter Ended December 31, 2020	$1.52	$0.76

Fiscal Year 2019
First Quarter ended March 31, 2019	$3.52	$0.81
Second Quarter ended June 30, 2019	$2.81	$0.96
Third Quarter ended September 30, 2019	$1.53	$0.61
Fourth Quarter Ended December 31, 2019	$1.05	$0.36

Holders

As of March 18, 2021, there were approximately 111 record holders of our common stock. The number of record holders does not include beneficial owners of common stock whose shares are held in the names of banks, brokers, nominees, or other fiduciaries.

*          *          *

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Except for the historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this Report. Our actual results or actions may differ materially from these forward-looking statements for many reasons. Our discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes and with the understanding that our actual future results may be materially different from what we currently expect. See “CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION” above. As used herein, the terms “we,” “us,” “our” and the “Company” refers to Home Bistro, Inc., a Nevada corporation, and its subsidiaries unless otherwise stated.

Overview

The Company was incorporated in the State of Nevada on December 17, 2009. Effective March 23, 2018, the Company changed its name from Vapir Enterprises, Inc. to Gratitude Health, Inc. On September 14, 2020, the Company changed its name from Gratitude Health, Inc. to Home Bistro, Inc. The Company is in the business of providing prepackaged and prepared meals to consumers focused on offering a broad array of the highest quality meal planning, delivery, and preparation services. The Company’s primary former operations were in the business of manufacturing, selling, and marketing functional RTD (Ready to Drink) beverages sold under the Company’s trademark (the “RTD Business”). The RTD Business was disposed on September 25, 2020 as discussed below.

On April 7, 2020, the Board of Directors of the Company approved the increase of authorized shares of common stock from 600,000,000 to 1,000,000,000.

On April 20, 2020, the Company, Fresh Market Merger Sub, Inc., a Delaware corporation and a newly created wholly-owned subsidiary of the Company (“Merger Sub”), and Home Bistro, Inc., a privately-held Delaware corporation engaged in the food preparation and home-delivery business (presently known as Home Bistro Holdings, Inc., a Nevada corporation) (“Home Bistro Holdings”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub agreed to merge with and into Home Bistro Holdings, with Home Bistro Holdings becoming a wholly-owned subsidiary of the Company and the surviving corporation in the merger (the “Merger”). Pursuant to the terms of the Merger Agreement, Home Bistro Holdings filed a Certificate of Merger with the Nevada Secretary of State on April 20, 2020.

On April 20, 2020, pursuant to the terms of the Merger Agreement, Roy G. Warren, Jr., Mike Edwards, and Bruce Zanca resigned as directors of the Company and Roy G. Warren, Jr. resigned as Chief Operating Officer of the Company. The resignations were not the result of any disagreement related to the Company’s operations, policies, or practices. Furthermore, on April 20, 2020, Mr. Zalmi Duchman, the Chief Executive Officer of Home Bistro Holdings, Michael Finkelstein and Michael Novielli were appointed as directors of the Company. In addition, Mr. Duchman was appointed Chief Executive Officer.

The Merger constituted a change of control and the majority of the Board of Directors changed with the consummation of the Merger. The Company issued to the stockholders of Home Bistro Holdings shares of common stock and stock warrants which represented approximately 80% of the combined company on a fully converted basis after the closing of the Merger and approximately 51% of voting control. As a result of the above transactions and the Company’s intent to dispose or divest the assets and liabilities associated with the RTD Business, this transaction was accounted for as a reverse recapitalization effected by a share exchange of Home Bistro Holdings. The consolidated financial statements are those of Home Bistro Holdings (the accounting acquirer) prior to the Merger and include the activity of the Company (the accounting acquiree) from the date of the Merger.

On September 14, 2020, the Company filed with the Secretary of State of the State of Nevada a Certificate of Amendment to its Articles of Incorporation to effect (i) a 1 for 31.993 reverse stock split of its common stock, par value $0.001 per share, with fractional shares rounding up to the nearest whole share (the “Reverse Stock Split”), and (ii) the change of the Company’s name from “Gratitude Health, Inc.” to “Home Bistro, Inc.”. All share and per-share data and amounts have been retroactively adjusted as of the earliest period presented in the consolidated financial statements to reflect the Reverse Stock Split.

On September 14, 2020, the Financial Industry Regulatory Authority approved the Company’s symbol change from “GRTD” to “HBIS”, effective twenty (20) business days from the approval date.

On September 25, 2020, the Company entered into, and closed the transactions contemplated by, that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), by and among the Company, Gratitude Keto Holdings, Inc., a Florida corporation (the “Buyer” or “Gratitude Keto”), and the holder of 250,000 of the Company’s issued and outstanding shares of Series B Preferred Stock, $0.001 par value per share (such stock, the “Series B Preferred Stock”, and such stockholder, the “Stockholder”). Pursuant to the Asset Purchase Agreement, among other things, the Company agreed to sell to the Buyer all of the Company’s business, assets and properties used, or held or developed for use, in its functional RTD Business, and the Buyer agreed to assume certain debts, obligations and liabilities related to the RTD Business. Furthermore, in connection with the Asset Purchase Agreement, the Buyer returned the 250,000 shares of Series B Preferred Stock held by the Stockholder which was then cancelled by the Company upon return. As a result, the Company has no outstanding shares of preferred stock. Additionally, the RTD Business activities were reclassified and reported as part of “discontinued operations” for all periods presented on the consolidated statements of operations. In addition, the Company assumed an accounts payable liability in the amount of $14,000 related to accounting expenses of the RTD Business for a period prior to the Merger. Pursuant to the Asset Purchase Agreement, the Buyer reimbursed the Company for the accounting expenses in amount of $14,000, of which $7,000 was payable in cash and the balance in form of a promissory note dated September 25, 2020 in the amount of $7,000. The promissory note bears an interest rate of 5% per annum, matures on April 25, 2021 and is payable in monthly installments of $1,000 commencing on October 25, 2020 through maturity.

The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions and overall economic and financial market instability. The COVID-19 pandemic has the potential to significantly impact the Company’s supply chain, food manufacturers, distribution centers, or logistics and other service providers. Additionally, the Company’s service providers and their operations may be disrupted, temporarily closed or experience worker or meat or other food shortages, which could result in additional disruptions or delays in shipments of Home Bistro’s products. To date, the Company has been able to avoid layoffs and furloughs of employees. The Company is not able to estimate the duration of the pandemic and potential impact on the business if disruptions or delays in shipments of product occur. To date, the Company is not aware of any such disruptions. In addition, a severe prolonged economic downturn could result in a variety of risks to the business, including weakened demand for product and a decreased ability to raise additional capital when needed on acceptable terms, if at all. As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly. The Company has applied for and received certain financial assistance under the Coronavirus, Aid, Relief, and Economic Security Act (“CARES Act”) enacted in March 2020 by the U.S. Government in response to COVID-19.

Results of Operations

For the Years Ended December 31, 2020 and 2019

The Company is in the business of providing prepackaged and prepared meals to consumers focused on offering a broad array of the highest quality meal delivery, and preparation services.

Product Sales

During the years ended December 31, 2020 and 2019, sales from the food preparation and home-delivery business amounted to $1,335,859 and $836,599, respectively, an increase of $499,260 or 60%.

Cost of Sales

The primary components of cost of sales are royalty fee and food and processing costs directly attributable to fulfilment and the delivery of the product to customers including both inbound and outbound shipping costs.

During the years ended December 31, 2020 and 2019, cost of sales amounted to $873,289 and $499,396, respectively, an increase of $373,893 or 75% due to increase in sales and royalty fee.

Operating Expenses

For the years ended December 31, 2020 and 2019, operating expenses consisted of the following:

	Year Ended December 31,
	2020	2019
Compensation and related expenses	$547,940	$362,526
Professional and consulting expenses	434,450	27,231
Product development expense	360,000	—
Selling and marketing expenses	226,428	57,067
General and administrative expenses	198,082	104,569
Total	$1,766,900	$551,393

●	Compensation and related expenses:

During the year ended December 31, 2020, compensation and related expenses amounted to $547,940 as compared to $362,526 for the year ended December 31, 2019, an increase of $185,414 or 51%. The increase was primarily attributable to an increase in employee stock-based compensation in 2020.

●	Professional and consulting expenses:

During the year ended December 31, 2020, professional and consulting expenses amounted to $434,450 as compared to $27,231 for the year ended December 31, 2019, an increase of $407,219 or 1,495%. The increase was primarily due to increases in stock-based compensation to consultants and legal of $124,219, legal expense of $187,318 and accounting and auditing expense of $86,713 in 2020.

●	Product development expense:

During the year ended December 31, 2020, product development expenses amounted to $360,000 as compared to $0 for the year ended December 31, 2019, an increase of $360,000, or 100%. The increase was primarily due to the grant of warrant to purchase up to 300,000 shares of the Company’s common stock with grant date fair value of $360,000 in 2020 in connection with the execution of the Joint Production Development and Distribution Agreement.

●	Selling and marketing expenses:

During the year ended December 31, 2020, selling and marketing expenses to $226,428 as compared to $57,067 for the year ended December 31, 2019, an increase of $169,361, or 297%. The increase was primarily due to stock-based compensation to a vendor of $11,717 and increase in marketing activities in 2020 in connection with the execution of the Joint Development and Distribution Agreement.

●	General and administrative expenses:

During the year ended December 31, 2020, general and administrative expenses amounted to $198,082 as compared to $104,569 for the year ended December 31, 2019, an increase of $93,513 or 89%. The increase was primarily due to increase in operational expenses such as rent for a kitchen facility for the Company.

Loss from Operations

During the year ended December 31, 2020, loss from operations amounted to $1,304,330 as compared to $214,190 for the year ended December 31, 2019, an increase of $1,215,507 or 509%. The increase was due to the changes discussed above.

Other Income

●	During year ended December 31, 2020, other income, net amounted to $24,466 as compared to other income, net of $15,129 for the year ended December 31, 2019, an increase in other income, net of $9,337 or 62%. The change was primarily due to increase in interest expense of $16,583, a decrease in gain on extinguishment of accounts payable of $11,395 offset by an increase in gain from change in fair value of derivative liabilities of $32,315 and an increase in other income of $5,000 grant received from the SBA under the SBA’s Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic in 2020.

Loss from continuing operations

●	During the year ended December 31, 2020, we had a loss from continuing operations of $1,279,864 or $(0.07) per common share (basic and diluted), compared to a loss from continuing operations of $199,061 or $(0.02) per common share (basic and diluted) for the year ended December 31, 2019, an increase of $1,080,833 or 543%. The increase was due to the changes discussed above.

Income from discontinued operations

●	During the year ended December 31, 2020, we had income from discontinued operations of $38,203 compared to income from discontinued operations of $0 for of the year ended December 31, 2019, an increase of $38,203 or 100%. The increase was due to the Merger and disposal of the RTD Business segment.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. We had a working capital deficit of $466,178 and cash of $447,354 as of December 31, 2020 and a working capital deficit of $271,679 and $7,137 of cash as of December 31, 2019.

	December 31, 2020	December 31, 2019	Change	Percentage Change
Working capital deficit:
Total current assets	$480,942	$8,053	$472,889	5,872%
Total current liabilities	(947,120)	(279,732)	(667,388)	239%
Working capital deficit:	$(466,178)	$(271,679)	$(194,499)	72%

The increase in working capital deficit was primarily attributable to an increase in current assets of $472,889 and an increase in current liabilities of $667,388.

Cash Flows

The following table provides detailed information about our net cash flows:

	Year Ended December 31,
	2020	2019
Net cash used in operating activities	$(273,816)	$(30,244)
Net cash provided by investing activities	1,749	—
Net cash provided by (used in) financing activities	712,284	(11,900)
Net change in cash	$440,217	$(42,144)

We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue during fiscal year 2020. This raises substantial doubt about our ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital, implement its business plan and generate sufficient revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Net Cash Used in Operating Activities

Net cash used in operating activities was $273,817 for the year ended December 31, 2020 as compared to $30,244 for the year ended December 31, 2019, an increase of $243,573 or 805%.

●	Net cash used in operating activities for the year ended December 31, 2020 primarily reflected our net loss of $1,241,661 adjusted for the add-back on non-cash items such as depreciation expense of $440, stock-based compensation of $213,841 and commons stock and warrants issued for services of $609,739, amortization of debt discount of $7,983, offset by gain on extinguishment of accounts payable of $7,075, and gain from change in fair value of derivative liabilities $32,315 and changes in operating asset and liabilities consisting primarily of an increase of prepaid expenses and other current assets of $8,896, an increase in unredeemed gift cards of $37,946, an increase in accrued expense and other liabilities of $102,201 and an increase in accounts payable of $43,980.

●	Net cash used in operating activities from continuing operations for the year ended December 31, 2019 primarily reflected our net loss of $199,061 adjusted for the add-back on non-cash items such as stock-based compensation of $183,294, gain on extinguishment of accounts payable of $18,470 and changes in operating asset and liabilities consisting primarily of a decrease in inventory of $7,306, a decrease in prepaid expenses and other current assets of $7,428, an increase in unredeemed gift cards of $399 offset by a decrease in accounts payable of $11,140.

Net Cash Provided Investing Activities

Net cash provided by investing activities was $1,749 for the year ended December 31, 2020 as compared to nil for the year ended December 31, 2019, an increase of $1,749 or 100%.

●	Net cash provided by investing activities for the year ended December 31, 2020 consisted of cash acquired from an acquisition of $4,917 offset by acquisition of property and equipment of $3,168.

Net Cash Provided by (Used in) Financing Activities

Net cash provided by financing activities was $712,285 for the year ended December 31, 2020 as compared to net cash used amounting to $11,900 for the year ended December 31, 2019, a change of $724,185 or 6,086%.

●	Net cash provided by financing activities for the year ended December 31, 2020 consisted of proceeds from sale of common stock of $100,005, notes payable of $171,612, advance payable of $140,840 and convertible note payable of $384,100 offset by repayments of note payable – in default and advance payable in total amount of $84,273.

●	Net cash used in financing activities for the year ended December 31, 2019, consisted of proceeds from sale of common stock of $3,000 and advance payable of $23,000 off set by repayments of note payable – in default and advance payable in total amount of $37,900.

Cash Requirements

We currently have no external sources of liquidity, such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital. As noted above and below, the Company received a loan in the aggregate amount of $14,612 under the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security Act, and a loan in the aggregate amount of $150,000 from the SBA under its Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic.

We are dependent on our product sales to fund our operations and may require the sale of additional common stock and preferred stock to maintain operations. Our officers and directors have made no written commitments with respect to providing a source of liquidity in the form of cash advances, loans, and/or financial guarantees.

Going Concern

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying consolidated financial statements, for the year ended December 31, 2020, the Company had net loss and cash used in operations of $1,241,661 and $273,817, respectively. As of December 31, 2020, the Company had an accumulated deficit, stockholders’ deficit, and working capital deficit of $6,333,389, $1,914,994 and $466,178, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The Company’s primary source of operating funds in 2020 was primarily from the third-party advances and proceeds from note payables. The Company has experienced net losses from operations since inception but expects these conditions to improve in the near term and beyond as it develops its business model.

Management cannot provide assurance that the Company will ultimately achieve profitable operations or become cash flow positive or raise additional debt and/or equity capital. Management believes that the Company’s capital resources are not currently adequate to continue operating and maintaining its business strategy for a period of twelve months from the issuance date of this report. If the Company is unable to raise additional capital or secure additional lending in the near future, management expects that the Company will need to curtail or cease operations. These consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires our management to make assumptions, estimates, and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments.

We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our consolidated financial statements. We believe the critical accounting policies in Note 2 to the consolidated financial statements appearing in our audited financial statements for the years ended December 31, 2020 and 2019 included in this Form 10-K, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates as of December 31, 2020 and 2019 include the assumptions used in the redemption recognition method for unredeemed gift cards, collectability of note receivable, estimates of current and deferred income taxes and deferred tax valuation allowances, valuation of derivative liabilities, and the fair value of non-cash equity transactions.

Fair Value of Financial Instruments and Fair Value Measurements

FASB ASC 820 - Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to the Company on December 31, 2020. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments. FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2—Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3—Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the consolidated balance sheets for cash, due from and to related parties, prepaid expenses, accounts payable and accrued liabilities approximate their fair market value based on the short-term maturity of these instruments.

Derivative Liabilities

The Company has certain financial instruments that are embedded derivatives associated with capital raises. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10 – Derivative and Hedging – Contract in Entity’s Own Equity. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment, or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on debt extinguishment.

In July 2017, FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. These amendments simplify the accounting for certain financial instruments with down-round features. The amendments require companies to disregard the down-round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. For public business entities, the amendments in Part I of the ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018.

Revenue Recognition

The Company’s revenues consist of high quality, direct-to-consumer, ready-made meals that can be ordered by customers through www.homebistro.com, and restaurant quality meats and seafood through its Colorado Prime Brand. Revenues from the Company’s ready-made meals are recognized when the product is delivered to the customer and title has transferred, it is at this point in time that the Company’s performance obligations have been completed. Product sales are recorded net of any discounts or allowances and include shipping charges.

Customers can purchase gift cards via phone or online through the Company’s e-commerce website. Gift card purchases are initially recorded as unredeemed gift card liabilities and are recognized as product sales upon redemption. Historically, the majority of gift cards are redeemed within two years of issuance. The Company does not charge administrative fees on unused gift cards, and its gift cards do not have an expiration date.

Based on historical redemption patterns, a portion of issued gift cards are not expected to be redeemed. The Company uses the redemption recognition method for recognizing breakage related to unredeemed gift cards for which it has sufficient historical redemption information. Under the redemption recognition method, breakage revenue is recorded in proportion to, and over the time period gift cards are actually redeemed. The estimated breakage rate is based on historical issuance and redemption patterns and is re-assessed by the Company on a regular basis. At least three years of historical data, which is updated annually, is used to estimate redemption patterns.

Inflation and Changing Prices

Neither inflation nor changing prices for the year ended December 31, 2020 had a material impact on our operations.

Off-Balance Sheet Arrangements

None.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Market Risk

Not applicable to smaller reporting companies.

*          *          *

Directors, Executive Officers & Corporate Governance

The following table sets forth the names, positions and ages of our directors and executive officers as of the date of this report.

Name	Age	Position	Commencement of Service As Officer/Director
Zalmi Duchman	40	Chief Executive Officer and Secretary and Director	April 20, 2020
Michael Finkelstein	65	Director	April 20, 2020
Michael Novielli	55	Director	April 20, 2020

Zalmi Duchman, Chief Executive Officer and Secretary; Director

Zalmi Duchman, 40, has been the Company’s Chief Executive Officer and Secretary, and a member of the Board of Directors of the Company, since April 20, 2020. Mr. Duchman also has been wholly-owned subsidiary Home Bistro Holdings’ Chief Executive Officer since March 2018 and a member of the Home Bistro Holdings’ Board of Directors since March 2018. Mr. Duchman founded The Fresh Diet, Inc. in 2005 and served as its Chief Executive Officer until July 2013 and its Chairman of the Board from July 2013 until its August 2014 acquisition. Mr. Duchman and The Fresh Diet, Inc. have earned numerous prestigious accolades over the years, including making the Inc. 500 list consecutively in 2010, 2011 and 2012, the Forbes Top 20 Most Promising U.S. Companies List in 2011 and 2012, as well as being an Ernst & Young Entrepreneur of the Year nominee in both 2009 and 2011. The Miami Herald named Duchman as one of Miami’s leading “20 under 40”. Mr. Duchman is well qualified to serve as the Chief Executive Officer due to his extensive experience in the management and operation of companies in the Company’s industry, and his previous leadership experience as an entrepreneur, chairman and chief executive officer.

Michael Finkelstein, Director

Michael Finkelstein, 65, has been a member of Board of Directors of the Company since April 20, 2020. From 2013 to present, Mr. Finkelstein has consulted with family offices in New York City and Europe as a reorganization and problem-solving specialist and has founded and run a high quality catering business. From 2003 to 2013, Michael co-founded a “pipe fund” with a U.S. partner which grew at its peak into a $100 million dollar entity and was liquidated in 2013. His public accounting, financial and taxation experience is primarily derived from his time at Arthur Andersen & Co. where he rose to the high level of income tax manager. Mr. Finkelstein became one of Canada’s top producing investment advisors after departing public accounting and was a multiple award winner at his firm in the investment services business. Michael is a graduate of McGill University with a Major in Economics. Michael received his diploma in public accounting after his B.A. at McGill and successfully completed the chartered accountancy exams in Canada. Mr. Finkelstein is well qualified to serve as a member of the Board of Directors of the Company due to his extensive experience in the financial and accounting industries.

Michael Novielli, Director

Michael Novielli, 56, co-founded investment firm Dutchess Capital in 1996, which has executed on over 200 investments in early-stage companies with a total transactional value exceeding $1 billion. He is a Managing Partner and GP Principal, member of the firm’s Investment Committee and also serves on the board of directors of the firm’s select portfolio companies. Mr. Novielli helped engineer the firm’s previous expansion into Europe, Asia, Australia and Latin America. He also co-manages the firm’s private to public strategy, and in 2009, previously managed the restructuring of its distressed portfolio, which included corporate divestitures, asset sales, ABCs and bankruptcy. Mr. Novielli has over 30 years’ experience in asset management, corporate finance and investment banking. He began his investment career with PaineWebber (now UBS) and held previous positions in corporate accounting and finance with PHH Corp., a Fortune 100 service company.

Mr. Novielli graduated with a BS in Business from the University of South Florida and completed post-graduate Business studies at Colorado State University. Mr. Novielli is well qualified to serve as a member of the Board of Directors of the Company due to his extensive financial and investment experience.

The Company founder and former Chief Executive Officer, Roy Warren, died unexpectedly on July 1, 2019. Mr. Mike Edwards, who was a member of the Company’s board of directors at that time, assumed the position as interim CEO. On April 20, 2020, pursuant to the terms of the Merger Agreement, Roy G. Warren, Jr., Mike Edwards and Bruce Zanca resigned as directors of the Company and Roy G. Warren, Jr. resigned as Chief Operating Officer of the Company. The resignations were not the result of any disagreement related to the Company’s operations, policies or practices.

Involvement in Certain Legal Proceedings

Zalmi Duchman is the founder of Fresh Diet Inc. (“Fresh Diet”). On or around July 29, 2016, Fresh Diet undertook an assignment of all of its assets to Seth Heller, as assignee for the benefit of Fresh Diet’s creditors (“Fresh Diet Assignee”). On August 1, 2016, Fresh Diet Assignee initiated state-level insolvency proceedings on behalf of Fresh Diet (an assignment for the benefit of creditors), captioned In re The Fresh Diet, Inc., Case No. 2016-019789-CA-01 (Fla. 11th Cir. Ct.) before the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida.

Except as set forth above, to the best of our knowledge, none of our directors, executive officer or promoter and control person (as identified under “Certain Relationships and Related Transactions”) has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Committees; Audit Committee Financial Expert

Our board does not have an Audit Committee or other committees.

Changes in Nominating Procedures

None.

Family Relationships

None of the directors and officers is related to any other director or officer of the Company.

Board Oversight in Risk Management

Our Chief Executive Officer, who is our principal executive officer, also serves on the Board of Directors, and we do not have a lead director. In the context of risk oversight, we believe that our selection of one person to serve in both positions provides the Board with additional perspective which combines the operational experience of a member of management with the oversight focus of a member of the Board. The business and operations of our Company are managed by our Board as a whole, including oversight of various risks, such as operational and liquidity risks that our Company faces. Because our Board includes a member of our management, this individual is responsible for both the day-to-day management of the risks we face as well as the responsibility for the oversight of risk management.

Section 16(a) Beneficial Ownership Reporting Compliance

None.

*          *          *

Executive Compensation

The following table sets forth information concerning the total compensation paid during the years ended December 31, 2020 and 2019.

(i)	our principal executive officer or other individual serving in a similar capacity during the years ended December 31, 2020 and 2019;

(ii)	our named executive officers during the years ended December 31, 2020 and 2019;

(iii)	individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer during the years ended December 31, 2020 and 2019:

SUMMARY COMPENSATION TABLE

FOR OUR NAMED EXECUTIVE OFFICERS

Name and Principal Position	Year	Salary	Bonus	Stock Awards		Option Awards	All Other Compensation	Total
Zalmi Duchman	2020	$43,750	$—	$97,720	(2)	$—	$—	$141,470
Chief Executive Officer;	2019	$1	$—	$—		$—	$—	$1
Chief Executive Officer (1)

Roy G. Warren	2020	$—	$—	$—		$—	$—	$—
Former Chief Executive Officer (3)	2019	$50,769	$—	$—		$—	$—	$50,769

Roy G. Warren, Jr.	2020	$—	$—	$—		$—	$—	$—
Former Chief Operating Officer (4)	2019	$—	$—	$—		$—	$—	$—

Andrew Schamisso	2020	$—	$—	$—		$—	$—	$—
Former President (5)	2019	$—	$—	$—		$—	$—	$—

(1)	Mr. Duchman was appointed to serve as the Chief Executive Officer of the Company on April 20, 2020 and continue to serve as the Chief Executive Officer of Home Bistro Holdings.
(2)	Mr. Duchman was granted 4,746 shares of Home Bistro Holdings common stock with grant date fair value of $97,720 as bonus in April 2020. These shares of Home Bistro Holdings common stock were converted into 2,242,924 shares of the Company’s common stock post-merger and post-reverse stock split.
(3)	Roy G. Warren was the Chief Executive Officer of the Company from March 29, 2018 until his death on July 1, 2019.
(4)	Roy G. Warren, Jr. was the Chief Operating Officer and a director of the Company from August 9, 2019 until his resignation on April 20, 2020.
(5)	Mr. Schamisso was the President of the Company from March 29, 2018 until his termination on April 9, 2020.

Employment Agreement with Executives

On February 20, 2018, the Home Bistro Holdings entered into an employment agreement (the “Employment Agreement”) with Zalmi Scher Duchman to serve as the Company’s Chief Executive Officer, the term of which runs for three years includes an annual salary of $1.00 for the first year which shall be increased in the second and third year of employment to an amount mutually approved by Mr. Duchman and the Company’s Board of Directors. Thereafter, the Employment Agreement shall be renewed upon the mutual agreement of Mr. Duchman and Company. In connection with this Employment Agreement, the Company issued 7,643,239 (retroactively restated to reflect shares issued in Merger and post reverse stock split) shares of restricted common stock with a grant date fair value of $549,882, as a sign-on bonus. The Company shall have the right and option to repurchase the stock at par value of $0.001 if Mr. Duchman is terminated for cause; (i) all of the shares shall be eligible for stock repurchase if terminated for cause within the first year; (ii) 2/3 of the shares shall be eligible for stock repurchase terminated for cause within the second year and; (iii) 1/3 of the shares shall be eligible for stock repurchase terminated for cause within the third year.

Outstanding Equity Awards at 2020 Fiscal Year-End for Named Executive Officers

The following table sets forth certain information concerning the outstanding equity awards as of December 31, 2020, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Zalmi Duchman (1)	—	—	—	—	—	—	—	—	—

Roy G. Warren (2)	—	—	—	—	—	—	—	—	—

Roy G. Warren, Jr. (3)	—	—	—	—	—	—	—	—	—

Andrew Schamisso (4)	—	—	—	—	—	—	—	—	—

(1)	Mr. Duchman was appointed the Chief Executive Officer of the Company on April 20, 2020 and has been the Chief Executive Officer of Home Bistro Holdings, Inc since March 2018.
(2)	Roy G. Warren was the Chief Executive Officer of the Company from March 29, 2018 until his death on July 1, 2019.
(3)	Roy G. Warren, Jr. was the Chief Operating Officer and a director of the Company from August 9, 2019 until his resignation on April 20, 2020.
(4)	Mr. Schamisso was the President of the Company from March 29, 2018 until his termination on April 9, 2020.

Compensation of Directors

The following table sets forth certain information regarding the compensation paid to our directors during the fiscal year ended December 31, 2020:

Name	Fees earned or cash paid	Stock Awards	Option Awards	All other compensation	Total
Zalmi Duchman	$—	$—	$—	$—	$—
Michael Finkelstein	$—	$—	$—	$—	$—
Michael Novielli	$—	$—	$—	$—	$—

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified, or until their earlier death, resignation, or removal. Officers are elected by and serve at the discretion of the board.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the board.

*          *          *

Certain Relationships and Related Party Transactions

Currently, we have one independent director. Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the Company;

●	the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the Company;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the company’s audit

Related Party Transactions

None.

*          *          *

Security Ownership of Management & Certain Security Holders

The following tables sets forth certain information regarding beneficial ownership of our common stock as of March 15, 2021 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock, (ii) each director, executive officer, and director nominee, and (iii) all of our directors and executive officers as a group.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Common Stock

Name and Address	Beneficial Ownership	Percentage of Class (1)
Officers and Directors
Zalmi Duchman, 4014 Chase Avenue, #212 Miami Beach, FL 33140 (2)	8,956,164	46.11%
Michael Finkelstein, 4014 Chase Avenue, #212 Miami Beach, FL 33140 (3)	115,066	*
Michael Novielli, 4014 Chase Avenue, #212 Miami Beach, FL 33140 (4)	934,516	4.81%
All officers/directors as a group (3 persons)	10,005,746	51.52%

*	Less than 1%.

(1)	Based on shares of common stock outstanding and common stock issuable of 19,422,300 shares as of March 18, 2021
(2)	All of shares of Common Stock are held by Fresh Brands LLC, a Delaware limited liability company (“Fresh Brands”). Mr. Duchman and his wife own 100% of the membership interests in Fresh Brands in tenancy-by-entirety, and accordingly, Mr. Duchman has shared voting power and shared dispositive power over such shares.
(3)	All shares of Common Stock owned by Whalehaven Capital Fund Ltd. Mr. Finkelstein is the Managing Partner of Whalehaven Capital Fund Ltd and thus has sole voting and sole dispositive power over such shares.
(4)	All shares of Common Stock owned by Dutchess Capital Partners LLC, an entity which Mr. Novielli is the sole managing partner and has sole voting and dispositive control over the Common Stock owned it (“DCP”) and excludes all warrants held by Mr. Novielli through DCP and Dutchess Strategic Fund, LLC Each of the foregoing warrants were issued on April 20, 2020 and may be exercised on or prior to April 20, 2030 at a price of $0.001 per share of Common Stock.

*          *          *

Description of Capital Stock

Authorized Capital Stock

The authorized capital of the Company consists of 1,000,000,000 shares of common stock, par value $0.001 per share and 20,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of Common Stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on Common Stock. In the event of our liquidation or dissolution, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities.

Preferred Stock

On March 19, 2018, the Company designated 520,000 shares of Series A Preferred Stock, par value $0.001 per share, and 500,000 shares of Series B Preferred Stock, par value $0.001 per share. On August 1, 2018, the Company designated 1,000 shares of Series C Preferred Stock, par value $0.001 per share.

Series A Preferred Stock

Each share of Series A Preferred Stock is convertible into shares of Common Stock with a stated value of $10 per share of Series A Preferred Stock and conversion price of $0.10 per share, subject to adjustment in the event of stock split, stock dividends, and recapitalization or otherwise, and was adjusted down to $0.04 on May 14, 2019 due to a trigger event that occurred. The holders of the Series A Preferred Stock do not possess any voting rights. The Series A Preferred Stock does not contain any redemption provision. The Series A Preferred Stock are entitled to receive in cash out of assets of the Company before any amounts shall be paid to the holders of any of shares of junior stock, an amount equal to the stated value plus any accrued and unpaid dividends thereon and any other fees due and owing.

As set forth above, prior to the effective time of the Merger, the Company and certain of its existing securityholders entered into an Exchange Agreement. As a result of the Exchange, all of the Company’s issued and outstanding shares of Series A Convertible Preferred Stock, Series C Convertible Preferred Stock, and convertible notes payable were converted into Common Stock and warrants to purchase shares of Common Stock. There are no shares of Series A Preferred Stock outstanding.

Series B Preferred Stock

Each share of Series B Preferred Stock is convertible into shares of Common Stock with a stated value of $10 per share of Series B Preferred Stock and conversion price of $0.10 per share, subject to adjustment in the event of stock split, stock dividends, and recapitalizations or otherwise, and was adjusted down to $0.04 on May 14, 2019 due to a trigger event that occurred. The Series B Preferred Stock are entitled to receive in cash out of assets of the Company before any amounts shall be paid to the holders of any of shares of junior stock, an amount equal to the Stated Value plus any accrued and unpaid dividends thereon and any other fees due and owing. Holders of Series B Preferred Stock voting as a single class, in the aggregate, are entitled to vote with all voting securities of the Company on all matters submitted to the holders of voting securities for vote with the holders of the Series B Preferred Stock entitling the holder thereof to cast that number of votes equal to the number of shares of Common Stock issued and outstanding eligible to vote, at the time of the respective vote plus the number of votes which all other series, or classes of securities are entitled to cast together with the holders of Common Stock at the time of the relevant vote plus one additional share of Common Stock. Solely with respect to matters of the Company’s capitalization and similar matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series B Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or bylaws.

250,000 shares of Series B Convertible Preferred Stock owned by a former officer were cancelled on April 9, 2020 pursuant to a General Release Agreement. In the Divestiture, 250,000 shares of Series B Preferred Stock held by the Stockholder were cancelled by the Company. There are no shares of Series B Preferred Stock outstanding.

Series C Preferred Stock

Each share of Series C Preferred Stock is convertible into shares of Common Stock with a stated value of $200 per share of Series C Preferred Stock and conversion price of $0.05 per share, subject to adjustment in the event of stock split, stock dividends, subsequent equity sales with lower effective price, and recapitalization or otherwise, and was adjusted down to $0.04 on May 14, 2019 due to a trigger event that occurred. The Series C Preferred Stock votes with the Common Stock on a fully as converted basis. The Series C Preferred Stock does not contain any redemption provision. The Series C Preferred Stock are entitled to receive in cash out of assets of the Company before any amounts shall be paid to the holders of any of shares of junior stock, an amount equal to the stated value plus any accrued and unpaid dividends thereon and any other fees due and owing. In October 2018, the Board of Directors of the Company approved and authorized an amendment to increase the number of designated authorized shares of the Series C Preferred Stock from 1,000 to 2,500 shares. The “Down Round” feature embedded in all series of preferred stock was triggered on May 14, 2019 when the conversion price of a convertible note payable was issued at $0.04.

As set forth above, as a result of the Exchange, there are no shares of Series C Preferred Stock outstanding

*          *          *

DESCRIPTION OF THE WARRANTS

The Warrants offered herein entitle the subscriber to Warrants to purchase one full share of Common Stock of the Company for each full Warrant purchased. Accordingly, if all 10,000,000 Warrants issued in the Offering are sold, an aggregate of up to 10,000,000 shares of Common Stock shall be subject to issuance if all of the Warrants are exercised.

Each of the Warrants will be issued to holders as of the date they subscribe and will expire at 5:00 pm on a date which shall be sixty (60) months following such date.

Each of the Warrants shall be exercisable at a price between $1.00 and $1.75 per Warrant Share to be determined upon qualification. The number of Warrant Shares and the exercise price shall be subject to equitable adjustment in the event of any forward or reverse stock splits or recapitalization of the Company.

*          *          *

Dividend Policy

We have not declared cash dividends on our Common Stock since our inception and we do not anticipate paying any cash dividends in the foreseeable future. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

*          *          *

Legal Matters

Certain legal matters with respect to the shares of Units offered hereby will be passed upon by Eilers Law Group, P.A.

*          *          *

Experts

D. Brooks and Associates CPAs, P.A., our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2020 and December 31, 2019 as set forth in their report, which is incorporated by reference in this Offering Circular. Our consolidated financial statements are incorporated by reference in reliance on D. Brooks and Associates CPAs, P.A.’s reports, given on its authority as experts in accounting and auditing.

*          *          *

Where You Can Find More Information

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the Units offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Units offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the consummation of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

*          *          *

Item 16.	Index to Exhibits

Exhibit Number	Description of Document
1.1	Placement Agent Agreement
2.1	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.A.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 28, 2017).
2.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2018).
2.3	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 22, 2020).
2.4	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K file with the SEC on September 16, 2020).
2.5	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K/A filed with the SEC on March 31, 2015).
2.6	Certificate of Designation of Series A Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2018).
2.7	Certificate of Designation of Series B Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2018).
2.8	Certificate of Designation of Series C Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2018).
2.9	Amendment to Certificate of Designation of Series C Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 24, 2018).
3.1	Form of Warrant (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 22, 2020).
3.2	Self-Amortization Promissory Note, dated December 18, 2020, issued to Labrys Fund, LP (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2021).
3.3	Self-Amortization Promissory Note, dated December 28, 2020, issued to FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2021).
3.4	Self-Amortization Promissory Note, dated January 12, 2021, issued to GS Capital Partners, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 19, 2021).
3.5	Convertible Note, dated January 27, 2021, issued to Vista Capital Investments, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2021).
3.6	Warrant to Purchase Shares of Common Stock dated January 27, 2021 issued to Vista Capital Investments, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2021).
4.1	Form of Subscription Agreement.**
4.2	Form of Warrant to be issued in the Offering.
6.1	Form of Exchange Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 22, 2020).
6.2	Form of Lock-Up and Leak-Out Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 22, 2020).
6.3	Put Option Agreement, dated April 20, 2020, by and between the Company and the stockholder named therein (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on April 22, 2020).
6.4	Asset Purchase Agreement, dated September 25, 2020, by and among the Company, Gratitude Keto Holdings, Inc. and the stockholder set forth therein (incorporated by reference to Exhibit 2.1 to the Company’s Current Report filed with the SEC on October 1, 2020).

6.5	Executive Employment Agreement, dated February 20, 2018, between Home Bistro, Inc. and Zalmi Scher Duchman (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on May 14, 2020).
6.6	Restricted Stock Agreement, dated February 20, 2018, by and between Home Bistro, Inc. and Zalmi Scher Duchman (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on May 14, 2020).
6.7	Securities Purchase Agreement, dated December 18, 2020, by and between the Company and Labrys Fund, LP (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2021).
6.8	Securities Purchase Agreement, dated December 28, 2020, by and between the Company and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2021).
6.9	Registration Rights Agreement, dated December 28, 2020, by and between the Company and FirstFire Global Opportunities Fund, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2021).
6.10	Securities Purchase Agreement, dated January 12, 2021, by and between Home Bistro, Inc. and GS Capital Partners, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 19, 2021).
6.11	Securities Purchase Agreement, dated January 27, 2021, by and between Home Bistro, Inc. and Vista Capital Investments, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2021).
6.12	Convertible Note, dated January 27, 2021, issued to Vista Capital Investments, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2021).
6.13	Warrant to Purchase Shares of Common Stock dated January 27, 20221 issued to Vista Capital Investments, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 8, 2021).
6.14	Loan Authorization and Agreement, dated June 17, 2020, by and between the Company and the U.S. Small Business Administration (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on June 29, 2020).
6.15	Note, dated June 17, 2020, by the Company for the benefit of the U.S. Small Business Administration (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on June 29, 2020).
6.16	Security Agreement, dated June 17, 2020, by and between the Company and the U.S. Small Business Administration (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on June 29, 2020).
7.1	Agreement and Plan of Merger, dated April 20, 2020, by and among the Company, Fresh Market Merger Sub, Inc. and Home Bistro, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 22, 2020).
11.1	Consent of D. Brooks and Associates CPAs, P.A., Independent Registered Public Accounting Firm.
12.1	Opinion of Faegre Drinker Biddle & Reath LLP to the Issuer.

*	Certain instruments defining the rights of holders of long-term debt securities of the Registrant and its subsidiaries are omitted pursuant to Item 601(b)(4) of Regulation S-K. The Registrant undertakes to furnish to the SEC, upon request, copies of any such instruments.
**	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Beach, State of Florida, on March 31, 2021.

(Exact name of issuer as specified in its charter)	Home Bistro, Inc.

This offering statement has been signed by the following persons in the capacities and on the dates indicated. (Signature)

By:	/s/ Zalmi Duchman
	Name:	Zalmi Duchman
	Title:	Chief Executive Officer (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)

	Date:	March 31, 2021

SIGNATURES OF DIRECTORS:

/s/ Zalmi Duchman	March 31, 2021
Zalmi Duchman, Director	Date

/s/ Michael Finkelstein	March 31, 2021
Michael Finkelstein, Director	Date

/s/ Michael Novielli	March 31, 2021
Michael Novielli, Director	Date

HOME BISTRO, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Home Bistro, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Home Bistro, Inc. (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2020 and 2019, and the related consolidated financial statement footnotes (collectively referred to as the consolidated financial statements).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019 and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019 in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 of the consolidated financial statements, the Company suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2 of the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee or those charged with governance and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Description of the Matter

During the year ended December 31, 2020, the Company issued convertible debt notes (the “Notes”) that allow the holders to convert the debt into common stock upon certain default events not within the control of the Company. The Company determined that the terms of the Notes included an embedded conversion option to be accounted for as derivative liabilities, which are required to be accounted for at fair value upon issuance and each reporting period, under the provisions of ASC 815-40 – Derivatives and Hedging – Contracts in an Entity’s Own Stock (ACS 815).

As disclosed in Notes 2 and 4 to the consolidated financial statements, the Company recorded initial derivative liabilities and debt discount of $212,344 from the embedded conversion options. Further, as of December 31, 2020, the Company recorded a gain on the change in fair value of the derivative liabilities of $32,315. There is no current observable market for these types of derivatives and, as such, the Company measured the initial and December 31, 2020 fair value of the embedded derivative liabilities using the Bionomial lattice valuation model. Such a model includes techniques that require management to make several assumptions with a high degree of subjectivity related to stock price, discount yield, risk free rates, volatility, probability of principal repayment in cash or common stock and probability of the Company defaulting on the convertible debt notes.

We identified the evaluation of the terms of financial instruments to determine whether the embedded conversion option met the definition of a derivative, the analysis of the accounting treatment, presentation and disclosures, and the valuation of the derivative liabilities as critical audit matters due to the complex nature of these financial instruments.

How the Critical Audit Matter Was Addressed in the Audit

The primary procedures we performed to address these critical audit matters included (a) reviewing and testing the Company’s conclusions as to whether the financial instruments included an embedded conversion option that met the definition of a derivative as defined by ASC 815 by evaluating and comparing the Company’s analysis and conclusions to authoritative and interpretive literature, (b) comparing the accounting treatment and presentation to that described by authoritative and interpretive literature, (c) testing the Company’s process and methodology for valuing the derivatives by comparing it to generally accepted methodologies for valuing derivatives, (d) testing the Company’s valuation of the derivatives by testing assumptions and data used in the valuation model including the term, volatility and risk free rate, (e) recomputing the fair value of the derivative at issuance and December 31, 2020 and (f) utilizing a valuation specialist to assist in evaluating the Company’s model, methodology, and significant assumptions.

We agreed with management’s final conclusions with regards to the accounting treatment of the embedded conversion options, valuations, accounting treatment, presentation, and disclosures.

D. Brooks and Associates CPAs, P.A

Palm Beach Gardens, Florida

March 22, 2021

We have served as the Company’s independent auditor since 2020

HOME BISTRO, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash	$447,354	$7,137
Prepaid expenses and other current assets	28,588	916
Note receivable	5,000	-
Total Current Assets	480,942	8,053

OTHER ASSETS:
Property and equipment, net	2,728	-

Total Assets	$483,670	$8,053

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$352,466	$223,046
Accrued expenses and other liabilities	126,273	24,391
Convertible notes payable, net of debt discount	141,476	-
Note payable - in default	-	3,738
Notes payable - current portion	20,068	-
Advances payable	78,497	18,192
Derivative liabilities	180,029	-
Unredeemed gift cards	48,311	10,365
Total Current Liabilities	947,120	279,732

LONG-TERM LIABILITIES:
Notes payable - long-term portion	151,544	-
Common stock repurchase obligation	1,300,000	-

Total Liabilities	2,398,664	279,732

Commitments and contingency (Note 13):

STOCKHOLDERS’ DEFICIT:
Preferred Stock: $0.001 par value; 20,000,000 shares authorized;
Convertible Series B Preferred stock: $0.001 Par Value; 500,000 Shares Authorized; nil shares issued and outstanding as of December 31, 2020 and 2019	-	-
Common stock: $0.001 par value; 1,000,000,000 shares authorized; 19,123,767 and 13,104,561 shares issued and outstanding as of December 31, 2020 and 2019	19,123	13,105
Additional paid-in capital	4,399,272	4,806,944
Accumulated deficit	(6,333,389)	(5,091,728)
Total Stockholders’ Deficit	(1,914,994)	(271,679)

Total Liabilities and Stockholders’ Deficit	$483,670	$8,053

The accompanying notes are an integral part of these consolidated financial statements.

HOME BISTRO, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2020	2019
Product sales, net	$1,335,859	$836,599
Cost of sales	873,289	499,396
Gross profit	462,570	337,203

Operating Expenses:
Compensation and related expenses	547,940	362,526
Professional and consulting expenses	434,450	27,231
Product development expense	360,000	-
Selling and marketing expenses	226,428	57,067
General and administrative expenses	198,082	104,569
Total Operating Expenses	1,766,900	551,393

Operating Loss from Continuing Operations	(1,304,330)	(214,190)

Other Income (Expense):
Interest expense, net	(19,924)	(3,341)
Change in fair value of derivative liabilities	32,315	-
Gain from extinguishment of accounts payable	7,075	18,470
Other income	5,000	-
Total Other Income, net	24,466	15,129

Loss from Continuing Operations Before Provision for Income Taxes	(1,279,864)	(199,061)
Provision for Income Taxes	-	-
Loss from Continuing Operations	(1,279,864)	(199,061)

Discontinued Operations:
Income from Discontinued Operations Before Provision for Income Taxes	38,203	-
Provision for Income Taxes	-	-
Income from Discontinued Operations	38,203	-

Net Loss	$(1,241,661)	$(199,061)

BASIC AND DILUTED LOSS PER COMMON SHARE:
Continuing operations - basic and diluted	$(0.07)	$(0.02)
Discontinued operations - basic	$0.00	$0.00
Discontinued operations - diluted	$0.00	$0.00

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	17,393,644	13,104,561
Diluted	17,393,644	13,104,561

The accompanying notes are an integral part of these consolidated financial statements.

HOME BISTRO, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2020 and 2019

	Preferred Stock		Common Stock		Additional		Total
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
Balance at December 31, 2018	-	$-	13,104,561	$13,105	$4,623,650	$(4,892,667)	$(255,912)

Accretion of stock-based compensation	-	-	-	-	183,294	-	183,294

Net loss	-	-	-	-	-	(199,061)	(199,061)

Balance at December 31, 2019	-	-	13,104,561	13,105	4,806,944	(5,091,728)	(271,679)

Warrants issued for cash	-	-	-	-	100,005	-	100,005

Common stock issued for services	-	-	4,000,577	4,000	234,269	-	238,269

Recapitalization of the Company	250,000	250	1,899,094	1,899	(196,873)	-	(194,724)

Common stock repurchase obligation (see Note 3)	-	-	-	-	(1,300,000)	-	(1,300,000)

Disposal of a component with related party (see Note 3)	(250,000)	(250)	-	-	131,471	-	131,221

Warrant issued pursuant to an agreement	-	-	-	-	360,000	-	360,000

Warrant issued for services	-	-	-	-	11,471	-	11,471

Accretion of stock-based compensation	-	-	-	-	213,841	-	213,841

Common stock issued as commitment fee with convertible notes payable	-	-	119,535	119	38,144	-	38,263

Net loss	-	-	-	-	-	(1,241,661)	(1,241,661)

Balance at December 31, 2020	-	$-	19,123,767	$19,123	$4,399,272	$(6,333,389)	$(1,914,994)

The accompanying notes are an integral part of these consolidated financial statements.

HOME BISTRO, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,241,661)	$(199,061)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	440	-
Stock-based compensation	213,841	183,294
Common stock and warrant issued for services	609,739	-
Gain on extinguishment of accounts payable	(7,075)	(18,470)
Amortization of debt discount	7,983	-
Change in fair value of derivative liabilities	(32,315)	-
Change in operating assets and liabilities:
Inventory	-	7,306
Prepaid expenses and other current assets	(8,896)	7,428
Accounts payable	43,980	(11,140)
Accrued expense and other liabilities	102,201	-
Unredeemed gift cards	37,946	399
Net Cash Used in Operating Activities	(273,816)	(30,244)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(3,168)	-
Cash acquired from acquisition	4,917	-
Net cash provided by investing activities	1,749	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of warrants	100,005	-
Proceeds from notes payable	171,612	-
Proceeds from note payable - related party	-	3,000
Advance payable	140,840	23,000
Proceeds from convertible note payable	384,100	-
Repayment of note payable - related party	-	(3,000)
Repayment of note payable - in default	(3,738)	(34,900)
Repayments of advance payable	(80,535)	-
Net Cash (Used in) Provided by Financing Activities	712,284	(11,900)

Net Change in Cash	440,217	(42,144)
Cash - beginning of year	7,137	49,281
Cash - end of year	$447,354	$7,137

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$7,670	$3,064
Income taxes	$-	$-

Non-cash investing and financing activities:
Initial amount of ROU asset and related liability	$32,444	$-
Termination of the ROU asset and related liability	$27,843	$-
Disposal of a component with related party	$131,221	$-
Repurchase obligation pursuant to the Put Option Agreement	$1,300,000	$-
Common stock issued with convertible notes payable recorded as debt discount	$38,263	$-
Initial derivative liability recorded in connection with convertible notes payable	$212,344	$-

Net Liabilities Assumed in Reverse Acquisition:
Cash	$4,917	$-
Prepaid expenses	9,776	-
Operating right-of-use asset	32,444	-
Accounts payable and accrued liabilities	(209,417)	-
Operating right-of-use liability	(32,444)	-
Net liability assumed	$(194,724)	$-

The accompanying notes are an integral part of these consolidated financial statements.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Home Bistro, Inc. (formerly known as Gratitude Health, Inc.) (the “Company”) was incorporated in the State of Nevada on December 17, 2009. Effective March 23, 2018, the Company changed its name from Vapir Enterprises Inc. to Gratitude Health, Inc. On September 14, 2020, the Company changed its name from Gratitude Health, Inc. to Home Bistro, Inc. The Company is in the business of providing prepackaged and prepared meals to consumers focused on offering a broad array of the highest quality meal delivery, and preparation services. The Company’s primary former operations were in the business of manufacturing, selling, and marketing functional RTD (Ready to Drink) beverages sold under the Company’s trademark (the “RTD Business”). The RTD Business was disposed on September 25, 2020 as discussed below.

On April 7, 2020, the Board of Directors of the Company approved the increase of authorized shares of common stock from 600,000,000 to 1,000,000,000 (see Note 11).

On April 20, 2020, the Company, Fresh Market Merger Sub, Inc., a Delaware corporation and a newly created wholly-owned subsidiary of the Company (“Merger Sub”), and Home Bistro, Inc., a privately-held Delaware corporation formed on April 9, 2013, engaged in the food preparation and home-delivery business (presently known as Home Bistro Holdings, Inc., a Nevada corporation) and now wholly-owned subsidiary of the Company (“Home Bistro Holdings”) (see Note 3), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub agreed to merge with and into Home Bistro Holdings, with Home Bistro Holdings becoming a wholly-owned subsidiary of the Company and the surviving corporation in the merger (the “Merger”). Pursuant to the terms of the Merger Agreement, Home Bistro Holdings filed a Certificate of Merger with the Nevada Secretary of State on April 20, 2020 (see Note 3).

On April 20, 2020, pursuant to the terms of the Merger Agreement, Roy G. Warren, Jr., Mike Edwards, and Bruce Zanca resigned as directors of the Company and Roy G. Warren, Jr. resigned as Chief Operating Officer of the Company. The resignations were not the result of any disagreement related to the Company’s operations, policies, or practices. Furthermore, on April 20, 2020, Mr. Zalmi Duchman, the Chief Executive Officer of Home Bistro Holdings, Michael Finkelstein and Michael Novielli were appointed as directors of the Company. In addition, Mr. Duchman was appointed Chief Executive Officer.

The Merger constituted a change of control and the majority of the Board of Directors changed with the consummation of the Merger. The Company issued to the stockholders of Home Bistro Holdings shares of common stock and stock warrants which represented approximately 80% of the combined company on a fully converted basis after the closing of the Merger and approximately 51% of voting control. As a result of the above transactions and the Company’s intent to dispose or divest the assets and liabilities associated with the RTD Business, this transaction was accounted for as a reverse recapitalization effected by a share exchange of Home Bistro Holdings. The consolidated financial statements are those of Home Bistro Holdings (the accounting acquirer) prior to the Merger and include the activity of the Company (the accounting acquiree) from the date of the Merger (see Note 3).

On September 14, 2020, the Company filed with the Secretary of State of the State of Nevada a Certificate of Amendment to its Articles of Incorporation to effect (i) a 1 for 31.993 reverse stock split of its common stock, par value $0.001 per share, with fractional shares rounding up to the nearest whole share (the “Reverse Stock Split”), and (ii) the change of the Company’s name from “Gratitude Health, Inc.” to “Home Bistro, Inc.”. All share and per-share data and amounts have been retroactively adjusted as of the earliest period presented in the consolidated financial statements to reflect the Reverse Stock Split (see Note 3).

On Sept. 14, 2020, the Financial Industry Regulatory Authority approved the Company’s symbol change from “GRTD” to “HBIS”, effective twenty (20) business days from the approval date (see Note 3).

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

On September 25, 2020, the Company entered into, and closed the transactions contemplated by, that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), by and among the Company, Gratitude Keto Holdings, Inc., a Florida corporation (the “Buyer” or “Gratitude Keto”), and the holder of 250,000 of the Company’s issued and outstanding shares of Series B Preferred Stock, $0.001 par value per share (such stock, the “Series B Preferred Stock”, and such stockholder, the “Stockholder”). Pursuant to the Asset Purchase Agreement, among other things, the Company agreed to sell to the Buyer all of the Company’s business, assets and properties used, or held or developed for use, in its functional RTD Business, and the Buyer agreed to assume certain debts, obligations and liabilities related to the RTD Business. Furthermore, in connection with the Asset Purchase Agreement, the Buyer returned the 250,000 shares of Series B Preferred Stock held by the Stockholder which was then cancelled by the Company upon return. As a result, the Company has no outstanding shares of preferred stock. Additionally, the RTD Business activities were reclassified and reported as part of “discontinued operations” for all periods presented on the consolidated statements of operations. In addition, the Company assumed an accounts payable liability in the amount of $14,000 related to accounting expenses of the RTD Business for a period prior to the Merger. Pursuant to the Asset Purchase Agreement, the Buyer reimbursed the Company for the accounting expenses in amount of $14,000, of which $7,000 was payable in cash and the balance in form of a promissory note dated September 25, 2020 in the amount of $7,000. The promissory note bears an interest rate of 5% per annum, matures on April 25, 2021 and is payable in monthly installments of $1,000 commencing on October 25, 2020 through maturity (see Note 3).

The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions and overall economic and financial market instability. The COVID-19 pandemic has the potential to significantly impact the Company’s supply chain, food manufacturers, distribution centers, or logistics and other service providers. Additionally, the Company’s service providers and their operations may be disrupted, temporarily closed or experience worker or meat or other food shortages, which could result in additional disruptions or delays in shipments of Home Bistro’s products. To date, the Company has been able to avoid layoffs and furloughs of employees. The Company is not able to estimate the duration of the pandemic and potential impact on the business if disruptions or delays in shipments of product occur. To date, the Company is not aware of any such disruptions. In addition, a severe prolonged economic downturn could result in a variety of risks to the business, including weakened demand for product and a decreased ability to raise additional capital when needed on acceptable terms, if at all. As the situation continues to evolve, the Company will continue to closely monitor market conditions and respond accordingly. The Company has applied for and received certain financial assistance under the Coronavirus, Aid, Relief, and Economic Security Act (“CARES Act”) enacted in March 2020 by the U.S. Government in response to COVID-19 (see Note 6).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with Regulation S-X of the Securities and Exchange Commission (the “SEC”). The consolidated financial statements present the consolidated financial statements of the Company and Home Bistro Holdings, Inc., its wholly owned subsidiary for the years ended December 31, 2020 and 2019. All intercompany transactions and balances have been eliminated.

Going Concern

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying consolidated financial statements, for the year ended December 31, 2020, the Company had net loss and cash used in operations of $1,241,661 and $273,817, respectively. As of December 31, 2020, the Company had an accumulated deficit, stockholders’ deficit, and working capital deficit of $6,333,389, $1,914,994 and $466,178, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The Company’s primary source of operating funds in 2020 was primarily from third-party advances and proceeds from convertible notes payable and note payables. The Company has experienced net losses from operations since inception but expects these conditions to improve in the near term and beyond as it develops its business model.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

Management cannot provide assurance that the Company will ultimately achieve profitable operations or become cash flow positive or raise additional debt and/or equity capital. Management believes that the Company’s capital resources are not currently adequate to continue operating and maintaining its business strategy for a period of twelve months from the issuance date of this report. If the Company is unable to raise additional capital or secure additional lending in the near future, management expects that the Company will need to curtail or cease operations. These consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates as of December 31, 2020 and 2019 include the assumptions used in the redemption recognition method for unredeemed gift cards, collectability of note receivable, estimates of current and deferred income taxes and deferred tax valuation allowances, valuation of derivative liabilities, and the fair value of non-cash equity transactions.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents. As of December 31, 2020 and 2019, the Company did not have any cash equivalents.

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. As of December 31, 2020, the balance outstanding was in excess of FDIC insured levels by approximately $197,000. As of December 31, 2019, the balance outstanding was not in excess of FDIC insured levels. The Company has not experienced any losses in such accounts through December 31, 2020.

Fair Value of Financial Instruments and Fair Value Measurements

FASB ASC 820 - Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to the Company on December 31, 2020. Accordingly, the estimates presented in these financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments. FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2—Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3—Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

The carrying amounts reported in the consolidated balance sheets for cash, due from and to related parties, prepaid expenses, accounts payable and accrued liabilities approximate their fair market value based on the short-term maturity of these instruments.

Assets or liabilities measured at fair value or a recurring basis included embedded conversion options in convertible debt (see Note 4) and were as follows at December 31, 2020:

	At December 31, 2020
Description	Level 1	Level 2	Level 3
Derivative liabilities	$—	$—	$180,029

A roll forward of the level 3 valuation financial instruments is as follows:

For the Year Ended December 31, 2020
Balance at beginning of year	$—
Initial valuation of derivative liabilities included in debt discount	212,344
Change in fair value of derivative liabilities	(32,315)
Balance at end of year	$180,029

There were no assets or liabilities measured at fair value as of December 31, 2019.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding equity instruments.

Derivative Liabilities

The Company has certain financial instruments that are embedded derivatives associated with capital raises. The Company evaluates all its financial instruments to determine if those contracts or any potential embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815-10 – Derivative and Hedging – Contract in Entity’s Own Equity. This accounting treatment requires that the carrying amount of any derivatives be recorded at fair value at issuance and marked-to-market at each balance sheet date. In the event that the fair value is recorded as a liability, as is the case with the Company, the change in the fair value during the period is recorded as either other income or expense. Upon conversion, exercise or repayment, the respective derivative liability is marked to fair value at the conversion, repayment, or exercise date and then the related fair value amount is reclassified to other income or expense as part of gain or loss on debt extinguishment.

In July 2017, FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. These amendments simplify the accounting for certain financial instruments with down-round features. The amendments require companies to disregard the down-round feature when assessing whether the instrument is indexed to its own stock, for purposes of determining liability or equity classification. For public business entities, the amendments in Part I of the ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

Revenue Recognition

The Company’s revenues consist of high quality, direct-to-consumer, ready-made meals that can be ordered by customers through www.homebistro.com, and restaurant quality meats and seafood through its Colorado Prime Brand. Revenues from the Company’s ready-made meals are recognized when the product is delivered to the customer and title has transferred, it is at this point in time that the Company’s performance obligations have been completed. Product sales are recorded net of any discounts or allowances and include shipping charges.

Customers can purchase gift cards via phone or online through the Company’s e-commerce website. Gift card purchases are initially recorded as unredeemed gift card liabilities and are recognized as product sales upon redemption. Historically, the majority of gift cards are redeemed within two years of issuance. The Company does not charge administrative fees on unused gift cards, and its gift cards do not have an expiration date.

Based on historical redemption patterns, a portion of issued gift cards are not expected to be redeemed (breakage). The Company uses the redemption recognition method for recognizing breakage related to unredeemed gift cards for which it has sufficient historical redemption information. Under the redemption recognition method, breakage revenue is recorded in proportion to, and over the time period gift cards are actually redeemed. The estimated breakage rate is based on historical issuance and redemption patterns and is re-assessed by the Company on a regular basis. At least three years of historical data, which is updated annually, is used to estimate redemption patterns. Breakage revenue is included in product sales and the Company recorded $17,114 and nil for the years ended December 31, 2020 and 2019, respectively (see Note 9).

Cost of Sales

The Company’s policy is to recognize product related cost of sales in conjunction with revenue recognition, when the product costs are incurred which is upon delivery of product. Cost of sales includes the food and processing costs directly attributable to fulfillment and the delivery of the product to customers including both inbound and outbound shipping costs. In additional, the royalty fee related to the Joint Product Development and Distribution Agreement (see Note 13) was also included in cost of sales.

Shipping and handling costs incurred for product shipped to customers are included in cost of sales and amounted to $873,289 and $499,396 for the years ended December 31, 2020 and 2019, respectively. Shipping and handling costs charged to customers are included in product sales, net.

Stock-Based Compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 – “Compensation–Stock Compensation”, which requires recognition in the financial statements of the cost of employee, non-employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Advertising costs

The Company participates in various advertising programs. All costs related to advertising of the Company’s products are expensed in the period incurred. Advertising costs charged to operations were $226,428 and $57,067, for the years ended December 31, 2020 and 2019, respectively, and are presented on the accompanying consolidated statement of operations as selling and marketing expenses.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

Income Taxes

The Company accounts for income taxes using the liability method prescribed by ASC 740 - Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes.” This guidance, among other provisions, eliminates certain exceptions to existing guidance related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. This guidance also requires an entity to reflect the effect of an enacted change in tax laws or rates in its effective income tax rate in the first interim period that includes the enactment date of the new legislation, aligning the timing of recognition of the effects from enacted tax law changes on the effective income tax rate with the effects on deferred income tax assets and liabilities. Under existing guidance, an entity recognizes the effects of the enacted tax law change on the effective income tax rate in the period that includes the effective date of the tax law. ASU 2019-12 is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. On December 31, 2020, the Company early adopted ASU 2019-12 and its adoption did not have any material impact on the Company’s financial statements.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. For the year ended December 31, 2020, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

Basic and Diluted Loss Per Share

Pursuant to ASC 260-10-45, basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the periods presented. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. Potentially dilutive common shares consist of common stock issuable for stock options and stock warrants (using the treasury stock method), convertible notes and common stock issuable. These common stock equivalents may be dilutive in the future.

The potentially dilutive common stock equivalents as of December 31, 2020 and 2019 were excluded from the dilutive loss per share calculation as they would be antidilutive due to the net loss. The following were the computation of diluted shares outstanding and in periods where the Company has a net loss, all dilutive securities are excluded.

	December 31, 2020	December 31, 2019
Common Stock Equivalents:
Stock Options	60,638	—
Stock Warrants	11,278,211	—
Convertible Debt	589,704	—
Total	11,928,553	—

Concentration Risk

The Company purchased approximately 100% of its food products from two vendors during the year ended December 31, 2020 (approximately 74% and 26%) and 2019 (approximately 79% and 31%). The Company is not obligated to purchase from these vendors and, if necessary, there are other vendors from which the Company can purchase food products. As of December 31, 2020 and 2019, the Company had accounts payable balance of $0 and $2,103, respectively, to these vendors.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on its consolidated financial statements.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 3 – REVERSE RECAPITALIZATION OF HOME BISTRO HOLDINGS AND DISPOSAL OF THE DISCONTINUED OPERATIONS OF THE RTD BUSINESS

Home Bistro, Inc. was formed on April 9, 2013 as a Delaware corporation, under the name DineWise, LLC. On December 1, 2014, it underwent a statutory conversion filed under Section 8-265 of the Delaware Code to convert from a limited liability company to a corporation and changed its name to Home Bistro, Inc.

On September 22, 2020, Home Bistro, Inc. filed a Certificate of Conversion under Section 266 of the Delaware General Corporation Law to convert its state of domicile from Delaware to Nevada and simultaneously filed an Articles of Conversion Nevada Secretary of State for the same and changed its name from Home Bistro, Inc. (the now wholly-owned subsidiary of the Company) to Home Bistro Holdings, Inc., each effective as of September 30, 2020.

Home Bistro manufactures, packages, and sells, direct-to-consumer, gourmet meals under the Home Bistro brand and markets restaurant quality meats and seafood under the Prime Chop and Colorado Prime brands. The Company’s meals are freshly prepared and packaged in its facility located in Miami, Florida. Home Bistro meals are ordered on-line and delivered to consumers in containers designed to keep the products fresh during transport. Orders for restaurant quality meats and seafood through the Company’s Prime Chop and Colorado Prime brands are processed through a third-party co-packer based in North Carolina who fulfills and ships customer orders.

Agreement and Plan of Merger

On April 20, 2020, the Company, Fresh Market Merger Sub, Inc., a Delaware corporation and a newly created wholly-owned subsidiary of the Company, also referred to herein as Merger Sub, and Home Bistro, Inc., a privately-held Delaware corporation engaged in the food preparation and home-delivery business (presently known as Home Bistro Holdings, Inc., a Nevada corporation), also referred to herein also Home Bistro Holdings, entered into an Agreement and Plan of Merger, also referred to herein as the Merger Agreement, pursuant to which, among other things, Merger Sub agreed to merge with and into Home Bistro Holdings, with Home Bistro Holdings becoming a wholly-owned subsidiary of the Company and the surviving corporation in the merger, also referred to herein as the Merger. Pursuant to the terms of the Merger Agreement, Home Bistro Holdings filed a Certificate of Merger with the Nevada Secretary of State on April 20, 2020 (see Note 1).

Prior to the effective time of the Merger, the Company and certain of its existing securityholders entered into an Exchange Agreement providing for, among other things, the exchange (the “Exchange”) of securities held by such securityholders for shares of common stock, as more fully detailed therein. As a result of the Exchange, all of the Company’s issued and outstanding shares of Series A Preferred Stock, Series C Preferred Stock and convertible notes were converted into an aggregate of 5,405,479 shares of common stock on a fully diluted basis, consisting of 1,364,222 shares of common stock and warrants to purchase up to 4,041,258 shares of common stock (see Note 11). The 250,000 shares of Series B Preferred Stock owned by a former officer were cancelled on April 9, 2020 pursuant to a General Release Agreement (see Note 11) and 250,000 shares of Series B Preferred Stock held by a related party remained issued and outstanding as of the date of the Merger.

After the Exchange, a total of 1,899,094 shares of common stock, warrants to purchase 4,041,258 shares of common stock and 60,638 stock options were deemed issued and outstanding.

At the effective time of the Merger, and subject to the terms and conditions of the Merger Agreement, each outstanding share of common stock of Home Bistro Holdings was converted into the right to receive approximately four hundred seventy-three (473) shares of common stock. Accordingly, the aggregate shares of the Company’s common stock issued in the Merger to the former securityholders of Home Bistro Holdings is 24,031,453 shares of common stock on a fully diluted basis consisting of 17,105,139 shares of common stock and warrants to purchase up to 6,926,314 shares of common stock (see Note 11).

Subsequent to the Merger, the Company had an aggregate of 30,031,501 shares of common stock issued and outstanding on a fully diluted basis consisting of 19,004,233 shares of common stock, 60,638 stock options and warrants to purchase up to 10,967,572 shares of common stock.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

On April 20, 2020, pursuant to the terms of the Merger Agreement, Roy G. Warren, Jr., Mike Edwards, and Bruce Zanca resigned as directors of the Company and Roy G. Warren, Jr. resigned as Chief Operating Officer of the Company. The resignations were not the result of any disagreement related to the Company’s operations, policies, or practices. Furthermore, on April 20, 2020, Mr. Zalmi Duchman, the Chief Executive Officer of Home Bistro Holdings, Michael Finkelstein and Michael Novielli were appointed as directors of the Company. In addition, Mr. Duchman was appointed Chief Executive Officer (see Note 1).

In connection with the Merger, certain Company stockholders entered into a Lock-Up and Leak-Out Agreement with the Company pursuant to which, among other thing, such stockholders agreed to certain restrictions regarding the resale of common stock for a period of two years from the date of the Merger Agreement, as more fully detailed therein.

Additionally, on April 20, 2020, the Company and a stockholder entered into a Put Option Agreement (see Note 11), pursuant to which, among other things, the Company agreed, at the election of the stockholder, to purchase certain shares of common stock from such stockholder no sooner than two years from the date of the Put Option Agreement (the “Market Period”). Pursuant to the Put Option Agreement, in the event that the stockholder does not generate $1.3 million dollars (the “Total Investment”) in gross proceeds from the sale of its shares of common stock by the second anniversary of the Put Option Agreement, then the stockholder has the right to cause the Company to purchase shares held by the stockholder at a price equal to the difference between the Total Investment and the net proceeds actually realized by the stockholder from shares of common stock sold during the Market Period and the number of shares of common stock held by the stockholder on the date the put right is exercised. The put right expires fourteen (14) days from end of the Market Period. In connection with the Put Option Agreement, the Company recorded a common stock repurchase obligation in the amount of $1.3 million, reflected in the accompanying consolidated balance sheets as a long-term liability, Common stock repurchase obligation (see Note 11).

Effective April 20, 2020, the Company acquired all the issued and outstanding shares of Home Bistro Holdings pursuant to the Merger Agreement and Home Bistro Holdings became a wholly owned subsidiary of the Company. As a result of the Merger, for financial statement reporting purposes, the Merger between the Company and Home Bistro Holdings has been treated as a reverse acquisition and recapitalization with Home Bistro Holdings deemed the accounting acquirer and the Company deemed the accounting acquiree in accordance with FASB Accounting Standards Codification (“ASC”) Section 805-10-55. At the time of the Merger, both the Company and Home Bistro Holdings had their own separate operating segments. Accordingly, the assets and liabilities and the historical operations that are reflected in the consolidated financial statements after the Merger are those of Home Bistro Holdings and are recorded at the historical cost basis of Home Bistro Holdings. The acquisition process utilizes the capital structure of the Company and the assets and liabilities of Home Bistro Holdings which are recorded at historical cost. The results of operations of the Company are consolidated with results of operations of Home Bistro Holdings starting on the date of the Merger Agreement. The equity of the consolidated entity is the historical equity of Home Bistro Holdings retroactively restated to reflect the number of shares deemed issued by the Company in the reverse acquisition.

The Merger constituted a change of control and the majority of the Board of Directors changed with the consummation of the Merger. The Company issued to the stockholders of Home Bistro Holdings shares of common stock and stock warrants which represented approximately 80% of the combined company on a fully converted basis after the closing of the Merger. As a result of the above transactions and the Company’s intent to dispose or divest the assets and liabilities associated with the RTD Business as discussed below, this transaction was accounted for as a reverse recapitalization of Home Bistro Holdings where Home Bistro Holdings is considered the historical registrant and the historical operations presented will be those of Home Bistro Holdings.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

The following assets and liabilities were assumed in the Merger:

Cash	$4,917
Prepaid expense	9,776
Operating right-of-use asset	32,444
Total assets acquired	47,137

Accounts payable and accrued expenses	(209,417)
Operating right-of-use liability	(32,444)
Total liabilities assumed	$(241,861)

Net liability assumed	$(194,724)

Disposal of Discontinued Operations of the RTD Business

On September 25, 2020, pursuant to the Asset Purchase Agreement, among other things, the Company agreed to sell all of the Company’s business, assets and properties used, or held or developed for use, in its functional RTD (Ready to Drink) beverage segment (the “RTD Business”), and the Buyer agreed to assume certain debts, obligations and liabilities related to the RTD Business. The Company assumed an accounts payable liability in the amount of $14,000 related to accounting expense of the RTD Business for a period prior to the Merger. Pursuant to the Asset Purchase Agreement, the Buyer reimbursed the Company for accounting expenses in amount of $14,000 incurred prior to the Merger, of which $7,000 was payable in cash and the balance in form of a promissory note dated September 25, 2020 in the amount of $7,000. The promissory note bears interest at a rate of 5% per annum, matures on April 25, 2021 and is payable in monthly installments of $1,000 commencing on October 25, 2020 through April 25, 2021. As of December 31, 2020, $5,000 remained due on the promissory note. The Company received the $7,000 cash portion of the consideration as of December 31, 2020. The $14,000 reimbursement was recorded to additional paid in capital as reflected in the accompanying consolidated statements of changes in stockholders’ deficit.

ASC 205-20 “Discontinued Operations” establishes that the disposal or abandonment of a component of an entity or a group of components of an entity should be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. As a result, the component’s results of operations have been classified as discontinued operations on a retrospective basis for all periods presented. The results of operations of this component, for all periods, are separately reported as “discontinued operations” on the consolidated statements of operations.

The Asset Purchase Agreement, discussed above under Agreement and Plan of Merger, was intended to be part of the Merger and in effect transferred the RTD Business and the related assets and liabilities to Gratitude Keto, whose CEO, Roy Warren Jr., formerly served as the Company’s director and Chief Operating Officer and was considered a related party, in substance, in the accounting of this transaction. Therefore, the disposal of net liabilities and the reimbursement discussed above in connection with the disposal of the RTD Business was recorded to additional paid in capital as reflected in the accompanying consolidated statements of changes in stockholders’ deficit.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

The following table set forth the selected financial data of the net liabilities recorded to additional paid in capital as of September 24, 2020.

September 24, 2020
Assets:
Other assets:
Operating lease right-of-use assets, net	$2,417
Total assets	$2,417

Liabilities:
Current liabilities:
Accounts payable	$112,212
Accrued expenses and other liabilities	5,009
Operating lease liabilities, current portion	2,417
Total current liabilities	119,638
Total liabilities	$119,638

Net liabilities	$117,221
Expense reimbursement by Buyer	14,000
Disposal of net liabilities to a related party	$131,221

The summarized operating result of discontinued operations of the RTD Business included in the Company’s consolidated statements of operations for the year ended December 31, 2020 is as follows:

Year Ended December 31, 2020
Revenues
Cost of revenues	$—
Gross (loss) profit	—
—
Operating expenses:
Compensation expense	5,511
Professional and consulting expenses	26,606
Selling and marketing expenses	(7,850)
General and administrative expenses	37,255
Total operating expenses	61,522
Loss from operations	$61,522

Gain on debt extinguishment	99,897
Interest income (expense)	(172)
Other income, net	99,725

Income from discontinued operations	$38,203

The gain on debt extinguishment in the amount of $99,897 reflected above was due to the settlement of outstanding liabilities owed to a vendor in connection with the RTD Business.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 4 – CONVERTIBLE NOTES

At December 31, 2020, the convertible debt consisted of the following:

December 31, 2020
Principal amount	$447,000
Less: debt discount	(305,524)
Convertible notes payable balance	$141,476

December 2020 Financings:

On December 18, 2020, the Company entered a Securities Purchase Agreement (the “December 2020 SPA I”) with an investor for the sale of the Company’s convertible note. Pursuant to the December 2020 SPA I, among other things, (i) the Company issued a self-amortization promissory note (the “December 2020 Note I”, and together with the December 2020 SPA I, the “December 2020 Agreements I”) in the aggregate principal amount of $275,000, and (ii) issued a total of 75,546 shares of common stock, as a commitment fee and 183,866 shares (the “Second Commitment Shares”) issued as a returnable commitment fee. Accordingly, the Company deems the Second Commitment Shares as unissued shares for accounting purposes. The 75,546 shares of common stock were recorded as a debt discount of $23,546 based on the relative fair value method. Pursuant to the December 2020 Note I, the Company received net proceeds of $234,100, net of $27,500 OID and $13,400 of issuance costs. The December 2020 Note I bears an interest rate of 12% per annum (which interest rate shall be increased to 16% per annum upon the occurrence of an Event of Default (as defined in the December 2020 Note I)) and shall mature on December 18, 2021. The investor has the right, only upon the occurrence of an Event of Default, to convert all or any portion of the then outstanding and unpaid principal amount and interest thereon (including any default interest) into shares of common stock equal to the lesser of (i) 105% multiplied by the closing bid price of the common stock on the trading day immediately preceding the issue date ($1.04) or (ii) the closing bid price of the common stock on the trading day immediately preceding the date of the respective conversion (the “Conversion Price”), subject to certain percentage of ownership limitations. The Second Commitment Shares must be returned to the Company’s treasury if the December 2020 Note I is fully repaid and satisfied on or prior to the maturity date, the. Upon the occurrence and during the continuation of any Event of Default (as defined in December 2020 Note I), the investor is no longer required to return the Second Commitment Shares to the Company and the December 2020 Note I becomes immediately due and payable thereunder in the amount equal to the principal amount then outstanding plus accrued interest (including any default interest) through the date of full repayment multiplied by 125%. The obligations of the Company under the December 2020 Note I rank senior with respect to any and all unsecured indebtedness incurred following the issue date except with respect to the Company’s current and future indebtedness with Shopify and any further loans that may be received pursuant to the CARES Act and the SBA’s Economic Injury Disaster loan program. Further, the December 2020 Note I contain standard anti-dilution provisions and price protections provisions in the event that the Company issues securities for a price per share less than the Conversion Price. The December 2020 Agreements I contain other provisions, covenants, and restrictions common with this type of debt transaction. Furthermore, the Company is subject to certain negative covenants under the December 2020 Agreements I, which the Company also believes are customary for transactions of this type. The December 2020 SPA I also provides the investor with certain “piggyback” registration rights, permitting them to request that the Company include the issued shares for sale in certain registration statements filed by the Company under the Securities Act of 1934, as amended. As of December 31, 2020, the December 2020 Note I had outstanding principal and accrued interest of $275,000 and $1,175, respectively.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

On December 28, 2020, the Company entered into a Securities Purchase Agreement (the “December 2020 SPA II”) with an investor for the sale of the Company’s convertible note. Pursuant to the SPA II, among other things, (i) the Company issued a self-amortization promissory note (the “December 2020 Note II”, and together with the December 2020 SPA II, the “December 2020 Agreements II”) in the aggregate principal amount of $172,000, and (ii) issued 45,989 shares of common stock as a commitment fee and 114,667 shares (the “Second Commitment Shares”) issued as a returnable commitment fee. Accordingly, the Company deems the Second Commitment Shares as unissued shares for accounting purposes. The 45,989 shares of common stock issued were recorded as a debt discount of $14,720 based on the relative fair value method. Pursuant to the December 2020 Note II, the Company received net proceeds of $150,000, net of $15,500 OID and $6,500 of issuance costs. The December 2020 Note II bears an interest rate of 12% per annum (which interest rate shall be increased to 16% per annum upon the occurrence of an Event of Default (as defined in the December 2020 Note II)) and shall mature on December 28, 2021. The investor has the right, only upon the occurrence of an Event of Default, to convert all or any portion of the then outstanding and unpaid principal amount and interest thereon (including any default interest) into shares of common stock equal to the lesser of (i) 105% multiplied by the closing bid price of the common stock on the trading day immediately preceding the issue date ($1.00) or (ii) the closing bid price of the common stock on the trading day immediately preceding the date of the respective conversion (the “Conversion Price”), subject to certain percentage of ownership limitations. The Second Commitment Shares must be returned to the Company’s treasury if the December 2020 Note II is fully repaid and satisfied on or prior to the maturity date, the. Upon the occurrence and during the continuation of any Event of Default (as defined in the December 2020 Note II), the investor is no longer required to return the Second Commitment Shares to the Company and the December 2020 Note II becomes immediately due and payable thereunder in the amount equal to the principal amount then outstanding plus accrued interest (including any default interest) through the date of full repayment multiplied by 125%. The obligations of the Company under the December 2020 Note II rank senior with respect to any and all unsecured indebtedness incurred following the issue date except with respect to the Company’s current and future indebtedness with Shopify and any further loans that may be received pursuant to the CARES Act and the SBA’s Economic Injury Disaster loan program. Further, the December 2020 Note II contain standard anti-dilution provisions and price protections provisions in the event that the Company issues securities for a price per share less than the Conversion Price. The December 2020 Agreements II contain other provisions, covenants, and restrictions common with this type of debt transaction. Furthermore, the Company is subject to certain negative covenants under the December 2020 Agreements II, which the Company also believes are also customary for transactions of this type. The December 2020 SPA II also provides the investor with certain “piggyback” registration rights, permitting them to request that the Company include the issued shares for sale in certain registration statements filed by the Company under the Securities Act of 1934, as amended. As of December 31, 2020, the December 2020 Note II had outstanding principal and accrued interest of $172,000 and $0, respectively.

The Company also entered into a Registration Rights Agreement (“Registration Agreement”) in connection with the December 2020 Agreements II (see Note 13). Pursuant to which the Company is required to prepare and file with the SEC a Registration Statement or Registration Statements (as is necessary) covering the resale of all of the Registrable Securities, which Registration Statement(s) shall state that, in accordance with Rule 415 promulgated under the Securities Act, such Registration Statement also covers such indeterminate number of additional shares of Securities as may become issuable upon stock splits, stock dividends or similar transactions. The Company shall initially register for resale all of the Registerable Securities, or an amount equal to the maximum amount allowed under Rule 415 (a)(1)(i) as interpreted by the SEC. In the event the Company cannot register sufficient shares of Securities, due to the remaining number of authorized shares of Securities being insufficient, the Company will use its best efforts to register the maximum number of shares it can base on the remaining balance of authorized shares and will use its best efforts to increase the number of its authorized shares as soon as reasonably practicable.

The Company shall use its best efforts to have the Registration Statement filed with the SEC within 60 or 120 days following the closing date of the December 2020 Agreements II (collectively as “Filing Deadline”). The Company shall pay the holder the sum of 1% of the purchase amount of the December 2020 Note II as liquidated damages, and not as a penalty for each time it fails to meet the Filing Deadline. The liquidated damages set forth in the Registration Agreement shall be paid, at the holder’s option, in cash or securities priced at the share price, or portion thereof. Failure of the Company to make payment within five business days of the Filing Date shall be considered a breach of the Registration Agreement.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

Derivative Liabilities Pursuant to Convertible Notes

In connection with the issuance of the December 2020 Note I and II (collectively referred to as “Notes”), the Company determined that the terms of the Notes contain an embedded conversion option to be accounted for as derivative liabilities due to the holder having the potential to gain value upon an event of default, which includes events not within the control of the Company. Accordingly, under the provisions of ASC 815-40 –Derivatives and Hedging – Contracts in an Entity’s Own Stock, the embedded conversion option contained in the convertible instruments were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date. The fair value of the embedded conversion options was determined using the Binomial valuation model. At the end of each period and on note conversion date, the Company revalues the derivative liabilities resulting from the embedded option.

During year ended December 31, 2020, in connection with the issuance of the December 2020 Note I and Note II, on the initial measurement date, the fair values of the embedded conversion option of $212,344 was recorded as derivative liabilities and debt discount. Additionally, the Company accounted for the 119,535 commitment shares issued by using the relative fair value method and recorded $38,263 of a debt discount which will be amortized over the term of the Notes (see Note 11).

At the end of the period, the Company revalued the embedded conversion option derivative liabilities. In connection with these revaluations, the Company recorded a gain from the change in the derivative liabilities fair value of $32,315 for the year ended December 31, 2020.

During the year ended December 31, 2020, the fair value of the derivative liabilities was estimated at issuance and at December 31, 2020, using the Binomial valuation model with the following assumptions:

2020
Dividend rate	—%
Term (in years)	1 year
Volatility	138 - 139%
Risk—free interest rate	0.09 to 0.12%

For the year ended December 31, 2020, amortization of debt discounts related to this convertible note amounted to $7,983 included in interest expense on the accompanying consolidated statements of operations. At December 31, 2020, unamortized debt discount was $305,524.

NOTE 5 – NOTE PAYABLE – IN DEFAULT

On July 3, 2015, the Company entered into a promissory note payable with a principal amount of $33,000. The note bore interest at a rate of 5% per year and had a maturity date of September 1, 2016. During the year ended December 31, 2018, the Company repaid $18,000 of outstanding principal. In 2019, the Company paid $11,262 of the outstanding principal balance and $3,738 remained unpaid and was classified as Note Payable – In default on the accompanying December 31, 2019 balance sheet. During the year ended December 31, 2020, the Company paid the outstanding principal balance of the note payable in full and there was no balance outstanding as of December 31, 2020.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 6 - NOTES PAYABLE

Notes payable is summarized below:

December 31, 2020
Principal amount	$171,612
Less: current portion	(20,068)
Notes payable - long term portion	$151,544

Minimum principal payments under notes payable are as follows:

Year ended December 31, 2021	$20,068
Year ended December 31, 2022	6,350
Year ended December 31, 2023	3,185
Year ended December 31, 2024	3,307
Year ended December 31, 2025	3,433
Thereafter	135,269
Total principal payments	$171,612

Paycheck Protection Program Loan

On April 8, 2020, the Company received federal funding in the amount of $14,612 through the Paycheck Protection Program (the “PPP”) of the CARES Act, administered by the U.S. Small Business Administration (“SBA”). The PPP note bears an interest rate 0.98% per annum and accrues on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days. Commencing six months after the effective date of the PPP note, the Company is required to pay the lender equal monthly payments of principal and interest as required to fully amortize any unforgiven principal balance of the loan by the two-year anniversary of the effective date of the PPP note (the “Maturity Date”). The Maturity Date can be extended to five years if mutually agreed upon by both the lender and the Company. The PPP note contains customary events of default relating to, among other things, payment defaults, making materially false or misleading representations to the SBA or the lender, or breaching the terms of the PPP note. The occurrence of an event of default may result in the repayment of all amounts outstanding under the PPP note, collection of all amounts owing from the Company, or filing suit and obtaining judgment against the Company. Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. Recent modifications to the PPP by the U.S. Treasury and Congress have extended the time period for loan forgiveness beyond the original eight-week period, making it possible for the Company to apply for forgiveness of its PPP note. No assurance can be given that the Company will be successful in obtaining forgiveness of the loan in whole or in part. As of December 31, 2020, the PPP note had an outstanding principal balance of $14,612 and accrued interest of $106, reflected in the accompanying balance sheets under accrued expense and other liabilities.

Economic Injury Disaster Loan

On June 17, 2020, the Company entered into a Loan Authorization and Agreement (“SBA Loan Agreement”) with the SBA, under the SBA’s Economic Injury Disaster Loan assistance program in light of the impact of the COVID-19 pandemic. Pursuant to the SBA Loan Agreement, the Company received an advanced of $150,000, to be used for working capital purposes only. Pursuant to the SBA Loan Agreement, the Company executed; (i) a note for the benefit of the SBA (“SBA Note”), which contains customary events of default; and (ii) a Security Agreement, granting the SBA a security interest in all tangible and intangible personal property of the Company, which also contains customary events of default. The SBA Note bears an interest rate of 3.75% per annum which accrue from the date of the advance. Installment payments, including principal and interest, are due monthly beginning June 17, 2021 (twelve months from the date of the SBA Note) in the amount of $731. The balance of principal and interest is payable thirty years from the date of the SBA Note. As of December 31, 2020, the SBA Note had an outstanding principal balance of $150,000 and accrued interest of $3,036, reflected in the accompanying balance sheets under accrued expense and other liabilities.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

On June 26, 2020, in connection SBA Loan Agreement, the Company received a grant that does not have to be repaid, in the amount of $5,000. It was recorded as other income in the accompanying consolidated statement of operations.

November Note Payable

On November 12, 2020, the Company entered into a Note Agreement with an investor for the sale of the Company’s note (the “Note”). Pursuant to the terms provided for in the Note Agreement, the Company issued to the investor a Note and the Company received proceeds in the amount of $7,000. The Note bears an interest of 5% per annum and matures on November 12, 2021. The Company may prepay all or any portion of the interest and the unpaid principal balance of this Note at any time, or from time to time, without penalty or premium. As of December 31, 2020, the Note had an outstanding principal balance of $7,000 and accrued interest of $47, reflected in the accompanying balance sheets under accrued expense and other liabilities.

NOTE 7 – ADVANCE PAYABLE

On October 15, 2019, the Company entered into a capital advance agreement (the “First Advance Agreement”) with their e-commerce platform provider (“Shopify”). Under the terms of the First Advance Agreement, the Company received $23,000 of principal and will repay $25,999 by remitting 17% of the total customer payments processed daily by the e-commerce platform provider until the advance is repaid in full. As of December 31, 2019, the advance had an outstanding principal balance of $18,192. During the year ended December 31, 2020, the Company paid the principal balance of the advance in full and there was no balance outstanding as of December 31, 2020.

On March 17, 2020, the Company entered into a capital advance agreement (the “Second Advance Agreement”) with Shopify. Under the terms of the Second Advance Agreement, the Company received $10,000 of principal and will repay $11,300 by remitting 17% of the total customer payments processed daily by the e-commerce platform provider until the advance is repaid in full. During the year ended December 31, 2020, the Company paid the advance in full and there was no balance outstanding as of December 31, 2020.

On August 5, 2020, the Company entered into a capital advance agreement (the “Third Advance Agreement”) with Shopify. Under the terms of the Third Advance Agreement, the Company has received $49,000 of principal and will repay $55,370 by remitting 17% of the total customer payments processed daily by the e-commerce platform provider until the advance is repaid in full. During the year ended December 31, 2020, the Company paid $47,328 of the principal balance and the advance had an outstanding balance $1,672 as of December 31, 2020 presented as advance payable on the accompanying consolidated balance sheets.

On November 17, 2020, the Company entered into a capital advance agreement (the “Fourth Advance Agreement”) with Shopify. Under the terms of the Fourth Advance Agreement, the Company has received $63,000 of principal and will repay $71,190 by remitting 17% of the total customer payments processed daily by the e-commerce platform provider until the advance is repaid in full. As of December 31, 2020, the entire principal balance of $63,000 remained outstanding and is presented as advances payable on the accompanying consolidated balance sheets.

On December 10, 2020, the Company entered into a working capital agreement (the “First PayPal Advance Agreement”) with PayPal. Under the terms of the Fifth Advance Agreement, the Company received net proceeds of $17,000, net of $1,840 loan fee for a total principal amount of $18,840. and will repay the principal and by remitting The Company shall pay a minimum payment every 90-days beginning at the end of the Cancellation Period and ending when the Total Payment Amount has been delivered to Lender. The minimum payment is due in each 90-day period, irrespective of the amount paid in any previous 90-day period. The minimum payment is 5% of the principal amount for loans expected to be repaid in 12 months or more and 10% of the principal amount for loans expected to be repaid in less than 12 months (based on the Company’s account history). During the year ended December 31, 2020, the Company paid $5,015 of the principal balance and the advance had an outstanding balance $13,825 as of December 31, 2020 presented as advance payable on the accompanying consolidated balance sheets.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 8 – OPERATING LEASE RIGHT-OF-USE ASSETS AND LIABILITIES

Operating lease right-of-use (ROU) and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value is an incremental borrowing rate, estimated to be 10%, as the interest rate implicit in most of our leases is not readily determinable. Operating lease expense is recognized on a straight-line basis over the lease term. During the Year ended December 31, 2020 and 2019, the Company recorded $4,601 and $0, respectively, as operating lease expense which is included the income from disposal of discontinued operations on the statements of operations.

On the date of the Merger, the Company had an operating lease for its office and a copier. On June 30, 2020, the Company and the lessor (collectively as “Parties”) entered into an Office Lease Termination Agreement (the “Termination Agreement”) whereby the Parties agreed to terminate the lease and settle all claims and to extinguish all rights and claims arising out of the lease agreement entered into in April 2018. Pursuant to the Termination Agreement, the Parties agreed for the lessor to retain the deposit in the amount of $6,828 to settle all remaining claims. As of December 31, 2020, the Company had no remaining lease obligations towards the lease. At termination, the Company removed the remaining ROU asset and liability of $25,426.

The equipment lease agreement for a copier expires March 27, 2022 and requires monthly payments of $145 with an option to purchase the equipment at fair market value at the end of the lease term. Pursuant to the disposal of discontinued operations discussed in Note 3, the ROU asset and liability related to the equipment lease was assumed by Gratitude Keto., a related party, pursuant to the Asset Purchase Agreement between the Company and Gratitude Keto. As of December 31, 2020, the Company had no remaining lease obligations towards the lease. Upon the closing of the Asset Purchase Agreement, the Company removed the remaining ROU asset and liability of $2,417.

Right-of-use assets are summarized below:

December 31, 2020
Office lease	$29,417
Equipment lease (remaining lease term of 21 months)	3,027
Subtotal	32,444
Less accumulated amortization	(4,601)
Adjustment in connection with the termination of lease	(25,426)
Adjustment in connection with the disposal of discontinued operations	(2,417)
Right-of-use assets, net	$—

Operating Lease liabilities are summarized below:

December 31, 2020
Office lease	$29,417
Equipment lease	3,027
Subtotal	32,444
Reduction of lease liability	(4,601)
Adjustment in connection with the termination of lease	(25,426)
Adjustment in connection with the disposal of discontinued operations	(2,417)
Right-of-use liability, net	$—

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 9 – UNREDEEMED GIFT CARDS

Unredeemed gift cards activities as of December 31, 2020 and 2019 are summarized as follows:

	December 31,
	2020	2019
Beginning balance	$10,365	$9,966
Sale of gift cards	99,322	26,217
Revenue from breakage	(17,114)	—
Total gift card redemptions	(44,262)	(25,818)
Ending balance	$48,311	$10,365

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company utilizes the shipping carrier account of a related entity, owned 50% by the Company’s current chief executive officer and principal stockholder for its inbound and outbound shipping needs. The related entity bills the Company for the direct cost of the shipping charges plus a 10% fee. The total amount paid to the related entity during the years ended December 31, 2020 and 2019 were $117,310 and $72,077, respectively, which is included in cost of goods sold on the statement of operations.

See also disposal of the RTD Business with related party in Note 3 – Acquisition of Home Bistro Holdings and Disposal of the Discontinued Operations of the RTD Business.

NOTE 11 – STOCKHOLDERS’ DEFICIT

On September 14, 2020, the Company filed with the Secretary of State of the State of Nevada a Certificate of Amendment to its Articles of Incorporation to effect a 1 for 31.993 reverse stock split of its common stock. Proportional adjustments for the reverse stock split were made to the Company’s outstanding stock options, stock warrants and equity incentive plans. All share and per-share data and amounts have been retroactively adjusted as of the earliest period presented in the consolidated financial statements to reflect the reverse stock split (see Note 1 and Note 3).

Shares Authorized

On April 7, 2020, the Board of Directors of the Company approved the increase of the authorized shares of the common stock to 1,000,000,000 from 600,000,000 (see Note 1).

Stocks Issued Pursuant to Recapitalization

On April 20, 2020, as a result of the closing of the Share Exchange Agreement with Home Bistro Holdings (see Note 3), the equity of the consolidated entity is the historical equity of Home Bistro Holdings retroactively restated to reflect the number of shares issued by the Company in the reverse recapitalization and to reflect the reverse stock split.

As a result, in connection with the Exchange Agreement and Merger (see Note 3), the Company was deemed to have issued a total of 250,000 shares of Series B Convertible Preferred Stock, 1,899,094 shares of common stock.

Preferred Stock

On September 25, 2020, in connection with the Asset Purchase Agreement between the Company and Gratitude Keto, the Company repurchased the 250,000 shares of Series B Preferred Stock (see above Stocks Issued Pursuant to Recapitalization) held by a stockholder (see Note 1 and Note 3).

As of December 31, 2020, there were no outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (see above Stocks Issued Pursuant to Recapitalization).

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

Common Stock

Common stock for commitment fee with convertible notes payable

●	In December 2020, the Company issued an aggregate of 119,535 shares of common stock valued at $38,263 using the relative fair value method to two non-affiliate investors as commitment fee in connection with the December 2020 Financings (see Note 4) which was recorded as debt discount which will be amortized over the life of the Notes. The Company did not issue any common stock as commitment fee during the year ended December 31, 2019.

Stock-based compensation

●	During the year ended December 31, 2020 and 2019, the Company recorded stock-based compensation of $213,841 and $183,294, respectively, related to common stock issued to an executive pursuant to an employment agreement (see Note 11) and which was recorded as compensation and related expenses in the accompanying statements of operations. As of December 31, 2020, there was no unamortized compensation expense related to these common shares.

●	During the year ended December 31, 2020, the Company recorded stock-based compensation of $238,268 related to an aggregate of 4,000,577 shares of common stock issued to employees and various consultants, of which $102,332 was charged as compensation and related expenses, $124,219 as professional and consulting expenses and $11,717 as selling and marketing expenses in the accompanying consolidated statements of operations. The stock-based compensation was based on the fair value of common stock on the date of grant based on recent sales of common stock. In addition, the Company issued a warrant to purchase up to 300,000 shares of the Company’s common stock with grant date fair value of $360,000 for product development services pursuant to an agreement (see below under Warrants).

Stock Options

A summary of the Company’s outstanding stock options as of December 31, 2020 and changes during the period ended are presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance on December 31, 2019	—	$—	—	$—
Deemed issued in connection with the Company’s recapitalization (see Note 3)	60,638	$3.20	0.03	—
Balance on December 31, 2020	60,638	$3.20	0.03	$—

Stock Warrants

On April 20, 2020, pursuant to the Merger (see Note 3), the Company issued warrants to purchase up to 4,041,258 shares of common stock with exercise price of $0.032 per share (in whole or in part) and expiration date of April 20, 2030 (see above Stocks Issued Pursuant to Recapitalization), in exchange for certain outstanding shares of the Company’s common stock on the date of the Merger.

On April 20, 2020, pursuant to the Exchange Agreement (see Note 3), the Company issued warrants to purchase up to 6,926,314 shares of common stock with an exercise price of $0.032 per share (in whole or in part) and expiration date of April 20, 2030 in exchange for certain outstanding common stock shares of Home Bistro Holdings on the date of the Merger, of which the Company had received $100,005 in total proceeds prior to the Merger in exchange for shares of Home Bistro Holdings common stock.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

On September 22, 2020, the Company issued a warrant to purchase up to 300,000 shares of the Company’s common stock to a third-party entity in connection with the Joint Product Development and Distribution Agreement (see Note 13). This warrant is exercisable, in whole or in part, upon issuance at $0.001 per share, and expires on September 22, 2030. This warrant has a grant date fair value of $360,000 recorded as product development expense at issuance on the consolidated statements of operations.

On December 18, 2020, the Company issued warrants to purchase up to 10,640 shares of the Company’s common stock to a third-party entity in connection with a consulting agreement. This warrant is exercisable, in whole or in part, upon issuance at $1.27 per share, and expires on December 18, 2025. These warrants have a grant date fair value of $11,471, recorded as consulting fee on the consolidated statements of operations.

The Company used the Binomial pricing model to determine the fair value of its stock options which requires the Company to make several key judgments including:

●	the expected life of issued stock warrants;

●	the expected volatility of the Company’s stock price;

●	the expected dividend yields to be realized over the life of the stock warrants; and

●	the risk-free interest rate over the expected life of the stock warrants.

The Company’s computation of the expected life of issued stock warrants was based on the simplified method as the Company does not have adequate exercise experience to determine the expected term and was estimated to be 2 years. The interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. The computation of volatility was based on the historical volatility of the Company’s common stock and the Company’s expected divided yield was estimated to be zero.

Dividend rate	—%
Term (in years)	5 to 10 years
Volatility	139%
Risk-free interest rate	0.39% to 0.68%

A summary of the Company’s outstanding stock warrants as of December 31, 2020 and changes during the period ended are presented below:

	Number of Stock Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance on December 31, 2019	—	$—	—
Deemed issued in connection with the Company’s recapitalization (see Note 3)	4,041,258	0.032	9.31
Issued pursuant to Exchange Agreement (see Note 3)	6,926,314	0.032	9.31
Granted	310,640	0.044	9.57
Balance on December 31, 2020	11,278,212	$0.032	9.31

Stock warrants exercisable on December 31, 2020	11,278,212	$0.032	9.31

Weighted average fair value of stock warrants granted during the period		$0.044

The exercisable stock warrants had an intrinsic value of $9,564,277 on December 31, 2020.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 12– INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets on December 31, 2020 and 2019 consist of net operating loss carryforwards. The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of the attainment of future taxable income.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2020 and 2019 are as follow:

	Years Ended December 31,
	2020	2019
Income tax benefit at U.S. statutory rate of 21%	$(260,749)	$(41,803)
Income tax benefit – state	(108,025)	(17,318)
Non-deductible expenses	223,929	48,953
Change in valuation allowance	144,845	10,168
Total provision for income tax	$—	$—

The Company’s approximate net deferred tax asset as of December 31, 2020 and 2019 was as follow:

	Years Ended December 31,
	2020	2019
Net operating loss carryforward	$1,210,697	$1,065,852
Total deferred tax asset	1,210,697	1,065,852
Less: valuation allowance	(1,210,697)	(1,065,852)
Net deferred tax asset	$—	$—

The gross operating loss carryforward available to the Company was $4,076,418 at December 31, 2020. The Company provided a full valuation allowance equal to the net deferred income tax asset as of December 31, 2020 and 2019 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. Additionally, the future utilization of the net operating loss carryforward to offset future taxable income is subject to annual limitations as a result of ownership or business changes that occurred prior to 2020 and may occur in the future. The Company has not conducted a study to determine the limitations on the utilization of these net operating loss carryforwards.

The increase in the valuation allowance was $144,845 in 2020. The total net loss carryforward on December 31, 2020 is $1,210,697. The potential tax benefit arising from the net operating loss carryforward of $1,055,538 generated prior to January 1, 2018 will expire in 2033. The potential tax benefit arising from the net operating loss carryforward of $155,159 generated from January 1, 2018 thereon can be carried forward indefinitely within the annual usage limitations.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2020, 2019 and 2018 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Employment Agreements

On February 20, 2018, the Home Bistro Holdings entered into an employment agreement (the “Employment Agreement”) with Zalmi Scher Duchman to serve as the Company’s Chief Executive Officer, the term of which runs for three years includes an annual salary of $1.00 for the first year which shall be increased in the second and third year of employment to an amount mutually approved by Mr. Duchman and the Company’s Board of Directors. Thereafter, the Employment Agreement shall be renewed upon the mutual agreement of Mr. Duchman and Company. In connection with this Employment Agreement, the Company issued 7,643,239 (retroactively restated to reflect shares issued in Merger and post reverse stock split) shares of restricted common stock with a grant date fair value of $549,882, as a sign-on bonus (see Note 11). The Company shall have the right and option to repurchase the stock at par value of $0.001 if Mr. Duchman is terminated for cause; (i) all of the shares shall be eligible for stock repurchase if terminated for cause within the first year; (ii) 2/3 of the shares shall be eligible for stock repurchase terminated for cause within the second year and; (iii) 1/3 of the shares shall be eligible for stock repurchase terminated for cause within the third year. As a result of the Merger (see Note 3) all these shares of common stock fully vested on the date of Merger and any unamortized deferred compensation was expensed during the year ended December 31, 2020 (see Note 11).

Lease Obligation Settlement

On February 22, 2018, the Company entered into a Surrender Agreement with a former landlord for rental obligations dating back to the year ended December 31, 2017 until the space was vacated by the Company on March 31, 2017. Upon executing the Surrender Agreement, the former landlord and the Company agreed that the total rental obligation due was $109,235. The former landlord agreed to $50,000 as full satisfaction of all obligations owed at the time of the Surrender Agreement. The Company agreed to make regular payments on the outstanding rental obligation until paid in full through September 2019; however, there is no penalty if the obligation is not fully paid by such date. As of December 31, 2020 and 2019, the balance remaining due on this obligation were $26,400 and $30,700, respectively, included in accounts payable on the accompanying consolidated balance sheets.

Put Option Agreement

On April 20, 2020, the Company and a stockholder entered into a Put Option Agreement (see Note 3), pursuant to which, among other things, the Company agreed, at the election of the stockholder, to purchase certain shares of common stock from such stockholder no sooner than two years from the date of the Put Option Agreement also referred to herein as Market Period. Pursuant to the Put Option Agreement, in the event that the stockholder does not generate $1.3 million dollars also referred to herein as Total Investment in gross proceeds from the sale of its shares of common stock by the second anniversary of the Put Option Agreement, then the stockholder has the right to cause the Company to purchase shares held by the stockholder at a price equal to the difference between the Total Investment and the net proceeds actually realized by the stockholder from shares of common stock sold during the Market Period and the number of shares of common stock held by the stockholder on the date the put right is exercised. The put right expires fourteen (14) days from end of the Market Period. In connection with the Put Option Agreement, the Company recorded a common stock repurchase obligation in the amount of $1.3 million, reflected in the accompanying consolidated balance sheets as a long-term liability, Common stock repurchase obligation. The repurchase obligation is re-assessed by the Company each reporting period and adjusted for the proceeds received by the stockholder from sale of common stock. As of December 31, 2020, the Company had $1.3 million of common stock repurchase obligation outstanding.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

Joint Product Development and Distribution Agreement

On September 22, 2020, the Company and Corlich Enterprises, Inc., a New Jersey corporation (“Corlich”) entered into a Joint Product Development and Distribution Agreement (the “Development Agreement”), effective the same date, pursuant to which, among other things, Corlich agreed to provide certain commercial services (the “Services”) of Cat Cora, an American professional chef, in order for the Company and Corlich to collaboratively develop a brand of meals (the “Cat Cora Meals”). In consideration for the Services, the Company agreed to (i) pay Corlich a royalty on net revenues generated from (A) the Cat Cora Meals, and (B) Home Bistro and Prime Chop brand orders where a dedicated code is used at purchase, and (ii) issue a warrant to purchase up to 300,000 shares of common stock (see Note 11). The Development Agreement has a three-year term, unless sooner terminated pursuant to its terms.

During the first year of the Development Agreement’s term, Corlich is guaranteed a minimum royalty payment of $109,210. For the second and third year of the Development Agreement’s term, the Development Agreement estimates that Corlich will be guaranteed a minimum royalty payment of $218,380 and $436,770, respectively, subject to the achievement of the prior year’s guaranteed minimum royalty payment and the parties’ agreement to negotiate in good faith a lower guaranteed minimum royalty if such guaranteed minimum royalty payment is not achieved or to otherwise terminate the Development Agreement. Royalties above the guaranteed minimum royalty are based on an increasing percentage of net revenues generated from the sale of Cat Cora Meals as certain revenue milestones are met as defined in the Distribution Agreement. Royalties will be accrued over the term of the Development Agreement and $36,403 of royalty fee was accrued during the period ended December 31, 2020 and included in cost of sales in the accompanying consolidated statement of operations.

Extinguishment of Accounts Payable

The Company settled certain accounts payable and recognized gain on extinguishment of accounts payable of $7,075 and $18,470 during the years ended December 31, 2020 and 2019, respectively.

Registration Rights Agreement

The Company also entered into a Registration Rights Agreement (“Registration Agreement”) in connection with the December 2020 Agreements II (see Note 4). Pursuant to which the Company is required to prepare and file with the SEC a Registration Statement or Registration Statements (as is necessary) covering the resale of all of the Registrable Securities, which Registration Statement(s) shall state that, in accordance with Rule 415 promulgated under the Securities Act, such Registration Statement also covers such indeterminate number of additional shares of Securities as may become issuable upon stock splits, stock dividends or similar transactions. The Company shall initially register for resale all of the Registerable Securities, or an amount equal to the maximum amount allowed under Rule 415 (a)(1)(i) as interpreted by the SEC. In the event the Company cannot register sufficient shares of Securities, due to the remaining number of authorized shares of Securities being insufficient, the Company will use its best efforts to register the maximum number of shares it can base on the remaining balance of authorized shares and will use its best efforts to increase the number of its authorized shares as soon as reasonably practicable.

The Company shall use its best efforts to have the Registration Statement filed with the SEC within 60 or 120 days following the closing date of the December 2020 Agreements II (collectively as “Filing Deadline”). The Company shall pay the holder the sum of 1% of the purchase amount of the December 2020 Note II as liquidated damages, and not as a penalty for each time it fails to meet the Filing Deadline. The liquidated damages set forth in the Registration Agreement shall be paid, at the holder’s option, in cash or securities priced at the share price, or portion thereof. Failure of the Company to make payment within five business days of the Filing Date shall be considered a breach of the Registration Agreement.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 14 - SUBSEQUENT EVENTS

January 2021 Financing:

On January 12, 2021, the Company entered into a Securities Purchase Agreement (the “January 2021 SPA I”) with an investor for the sale of the Company’s convertible note. Pursuant to the January 2021 SPA I, among other things; (i) the Company issued a self-amortization promissory note (the “January 2021 Note I”, and together with the January 2021 SPA I, the “January 2021 Agreements I”) in the aggregate principal amount of $120,000 and (ii) shall issue a total of 29,385 shares of common stock as a commitment fee and 73,269 shares (the “Second Commitment Shares”) shall be issued as a returnable commitment fee. Pursuant to the January 2021 Note I, the Company received net proceeds of $105,000, net of $10,000 OID and $5,000 issuance cost. The January 2021 Note I bears an interest rate of 10% per annum (which interest rate shall be increased to 16% per annum upon the occurrence of an Event of Default (as defined in the January 2021 Note I)) and shall mature on January 12, 2022. The investor has the right, only upon the occurrence of an Event of Default, to convert all or any portion of the then outstanding and unpaid principal amount and interest thereon (including any default interest) into shares of common stock equal to the lesser of (i) 105% multiplied by the closing bid price of the common stock on the trading day immediately preceding the issue date or (ii) the closing bid price of the common stock on the trading day immediately preceding the date of the respective conversion (the “Conversion Price”), subject to certain percentage of ownership limitations. The Second Commitment Shares must be returned to the Company’s treasury if the January 2021 Note I is fully repaid and satisfied on or prior to the maturity date, the. Upon the occurrence and during the continuation of any Event of Default (as defined in the January 2021 Note I), the investor is no longer required to return the Second Commitment Shares to the Company and the January 2021 Note I becomes immediately due and payable thereunder in the amount equal to the principal amount then outstanding plus accrued interest (including any default interest) through the date of full repayment multiplied by 125%. The obligations of the Company under the January 2021 Note I rank senior with respect to any and all unsecured indebtedness incurred following the issue date except with respect to the Company’s current and future indebtedness with e-commerce platform provider (see Note 7) and any further loans that may be received pursuant to the CARES Act and the SBA’s Economic Injury Disaster loan program. Further, the January 2021 Note I contain standard anti-dilution provisions and price protections provisions in the event that the Company issues securities for a price per share less than the Conversion Price. The January 2021 Agreements I contain other provisions, covenants, and restrictions common with this type of debt transaction. Furthermore, the Company is subject to certain negative covenants under the January 2021 Agreements I, which the Company also believes are also customary for transactions of this type. The January 2021 SPA I also provides the investor with certain “piggyback” registration rights, permitting them to request that the Company include the issued shares for sale in certain registration statements filed by the Company under the Securities Act of 1934, as amended.

On January 27, 2021, the Company entered into a Securities Purchase Agreement (the “January 2021 SPA II”) with an investor for the sale of the Company’s convertible note. Pursuant to the January 2021 SPA II, among other things the Company; (i) agreed to issue a convertible note in the original principal amount of $330,000 (the “January 2021 Note II”); (ii) shall issue 150,000 shares of common stock, subject to a true-up based upon the trading price of the common stock and the investor’s ownership limitations (“commitment share true up”) and; (iii) a warrant to purchase up to 150,000 shares of common stock (the “January 2021 Warrant”, and together with the January 2021 SPA II and the January 2021 Note II, the “January 2021 Agreements II”). Upon closing, the Company received $300,000 in net proceeds, net of $33,000 of OID and issuance cost. The January 2021 Note II matures on February 1, 2022 or such later date as determined at the option of the investor in the event that, and for so long as, an Event of Default (as defined in the January 2021 Note II) has not occurred and is not continuing and no event has occurred and is continuing that with the passage of time and the failure to cure would result in an Event of Default, or upon earlier acceleration or prepayment as provided therein. Upon an Event of Default, the outstanding balance will immediately and automatically increase to 140% of the outstanding balance under the January 2021 Note II as of immediately prior to the occurrence of the Event of Default and the January 2021 Note II becomes immediately due and payable. A one-time interest charge of 8% was applied on the issue date and will be payable on the maturity date. Beginning May 1, 2021 and continuing on the first day of every consecutive month thereafter for nine-months, the Company will make cash payments of $39,600. The investor may only convert the January 2021 Note II at any time or times on or after the occurrence of an Event of Default. The January 2021 Note II is convertible at the rate equal to 105% of the lowest trading price occurring during the twenty-five consecutive trading days immediately preceding the applicable conversion date (“Conversion Price”). The January 2021 Note II contains an embedded option to be accounted for as a derivative liability that will need to be valued on note inception and an obligation pursuant to the commitment fee true up. The obligations under the Note are not secured by any assets of the Company.

HOME BISTRO, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020 and 2019

The January 2021 Warrant, issued to the investor as commitment fee, provides for the right to purchase up to 150,000 shares of common stock at an exercise price of $2.50, subject to the adjustments and 4.99%, ownership limitation, until the date which is the last calendar day of the month in which the fifth anniversary of the issue date occurs.

The January 2021 Note II and the January 2021 Warrant also provides the investor with certain “piggyback” registration rights, permitting them to request that the Company include the shares issued upon conversion of the January 2021 Note II or exercise of the January 2021 Warrant, respectively, for sale in certain registration statements filed by the Company under the Securities Act of 1934, as amended (the “Securities Act”). The Agreements contain other provisions, covenants, and restrictions common with this type of debt transaction, including a no shorting provision preventing the investor from taking a short position against the Company’s stock. Furthermore, the Company is subject to certain negative covenants under the January 2021 Agreements II, which the Company also believes are also customary for transactions of this type.

On March 18, 2021 (the “Redemption Date”), the Company elected, pursuant to terms of payment as described in the December 2020 Note I (see Note 4), date December 18, 2020 to pay the Investor an aggregate amount of 283,615.75 (the “Payoff Amount”) consisting of $275,000 of principal, $7,865.75 of accrued interest and $750.00 in administrative fees (the “Redemption Amount”). So long as the Investor receives the Payoff Amount on March 18, 2021 (i) the December 2020 Note I shall be deemed to have been paid in full, (ii) the Investor will not exercise any of its rights relating to any potential default that may have occurred after the issue date of the December 2020 Note I, and (iii) the Second Commitment Shares (as defined in the December 2020 Note I) shall be returned by the Investor to the Company’s transfer agent for cancellation as provided for in the December 2020 Agreements I (see Note 4).